UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2007.

UFOOD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-134549	83-0483725
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

255 Washington Street, Suite 100 Newton, Massachusetts	02458
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 787-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report contains forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. All such forward-looking statements involve risks and uncertainties, including, but not limited to: statements regarding store openings and market development; proposed marketing and sales; regulatory approvals; the effect of competition and demand for our products and services; the need for and availability of additional financing and our access to capital; the future trading of our common stock; franchise, licensing or marketing arrangements with third parties; and the period of time for which the proceeds of the offering described in this Current Report will enable us to fund our operations. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. You should also know that such statements are not guaranties of future performance and are subject to risks, uncertainties and assumptions. These factors include, but are not limited to, those risks described in detail in the section in this Current Report captioned “Risk Factors” and other information set forth herein. In addition to the items described in this Current Report under the heading “Risk Factors,” many important factors affect our ability to achieve our stated objectives, including, among other things, deterioration of general economic and market conditions, either nationally or in the markets where we conduct our business; inability to find suitable equity or debt financing when needed on terms commercially reasonable to us; inability to recruit and retain suitable personnel for promotion of our products; inability to identify suitable acquisition candidates or, if identified, an inability to consummate any such acquisitions; interruptions or cancellation of sources of supply or fulfillments or significant increases in the costs of such supplies or fulfillments; changes in the cost or pricing of, or consumer demand for, our industry’s products; an inability to collect our accounts or notes receivables when due or within a reasonable period of time after they become due and payable; and a significant increase in competitive pressures. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. We do not undertake any obligation to update or publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date they are made or to reflect the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA

The industry and market data presented in this Current Report are inherently estimates and are based upon third party data, including information derived from our own internal estimates. While we believe that these data are reasonable, in some cases these data are based on our or others’ estimates and cannot be verified by us.

EXPLANATORY NOTE

On August 17, 2007, Axxent Media Corporation, a Nevada corporation (“Axxent”), changed its name to UFood Franchise Company, and on September 25, 2007 Axxent further changed its name to UFood Restaurant Group, Inc. On December 18, 2007, KnowFat Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Axxent, merged (the “Merger”) with and into KnowFat Franchise Company, Inc., a Delaware corporation (“KnowFat”) and the parent company of KnowFat of Downtown Crossing, Inc., a Delaware corporation (“KnowFat of Downtown Crossing”), KnowFat of Landmark Center, Inc., a Delaware corporation (“KnowFat of Landmark Center”), and KFLG Watertown, Inc., a Massachusetts corporation (“KFLG” and together with KnowFat of Downtown Crossing and KnowFat of Landmark Center, the “KnowFat Subsidiaries”). KnowFat was the surviving corporation of the Merger. As a result of the Merger, Axxent acquired the business of KnowFat and the KnowFat Subsidiaries, and will continue the existing business operations of KnowFat and the KnowFat Subsidiaries, its wholly-owned subsidiaries, as a publicly-traded company under the name UFood Restaurant Group, Inc.

As used in this Current Report, the terms “Company,” “UFood,” “we,” “us,” and “our” refer to UFood Restaurant Group, Inc, the Nevada corporation, and its wholly-owned subsidiaries, KnowFat and the KnowFat Subsidiaries, after giving effect to the Merger, unless otherwise stated or the context clearly indicates otherwise. The term “Axxent” refers to UFood Restaurant Group, Inc. (f/k/a Axxent Media Corporation and UFood Franchise Company), the Nevada corporation, before giving effect to the Merger, and the term “KnowFat” refers to KnowFat Franchise Company Inc., the Delaware corporation, together with the KnowFat Subsidiaries, before giving effect to the Merger.

This Current Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

This Current Report is being filed in connection with a series of transactions (the “Transactions”) consummated by the Company and certain related events and actions taken by the Company.

This Current Report responds to the following Items on Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 3.02	Unregistered Sales of Equity Securities

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.06	Change in Shell Company Status

Item 9.01	Financial Statements and Exhibits

Item 1.01. Entry into a Material Definitive Agreement

On December 18, 2007, the Company entered into an Agreement and Plan of Merger and Reorganization, which we refer to in this Current Report as the “Merger Agreement”, and completed the Merger. For a description of the Merger and the material agreements entered into in connection with the Merger, please see the disclosures set forth in Item 2.01 to this Current Report, which disclosures are incorporated into this item by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets

THE MERGER AND RELATED TRANSACTIONS

The Merger

On December 18, 2007 (the “Closing Date”), Axxent, KnowFat Acquisition Corp. and KnowFat entered into the Merger Agreement and completed the Merger. Before their entry into the Merger Agreement, other than with in connection with the Bridge Financing (as defined below), no material relationship existed between Axxent (or its subsidiaries) and KnowFat (or its subsidiaries). A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report and is incorporated herein by reference.

Pursuant to the Merger Agreement, on the Closing Date, KnowFat Acquisition Corp., a wholly owned subsidiary of Axxent, merged with and into KnowFat, with KnowFat remaining as the surviving entity. Axxent acquired the business of KnowFat pursuant to the Merger and will continue the existing business operations of KnowFat as a publicly-traded company under the name UFood Restaurant Group, Inc.

Simultaneously with the Merger, on the Closing Date, all of the issued and outstanding shares of KnowFat, consisting of (i) 1,034,481 shares of Series A Preferred Stock converted, on a one-for-one basis, (ii) 923,800 shares of Series B Preferred Stock converted, on a 1.005504 for 1 basis and (iii) 472,226 shares of Series C Preferred Stock converted, on a one-for-one basis, into shares of KnowFat common stock. On the Closing Date and in connection with the Merger, each share of KnowFat’s issued and outstanding common stock before the Merger (including the converted shares of Series A, Series B and Series C Preferred Stock) was automatically converted into the right to receive 1.52350763 shares of common stock of the Company, par value $0.001 per share (“Common Stock”). Also on the Closing Date, all of the issued and outstanding options to purchase shares of KnowFat common stock, and the issued and outstanding warrants to purchase shares of KnowFat common stock, converted, respectively, into options (the “New Options”) and warrants (the “New Warrants”) to purchase shares of Common Stock. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options were calculated based on the terms of the original options of KnowFat, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. The New Options will be administered under KnowFat’s 2004 Stock Option Plan (the “2004 Plan”), which the Company assumed and adopted on the Closing Date in connection with the Merger, and the New Options became immediately exercisable upon consummation of the Merger. The number of shares of Common Stock issuable under the New Warrants was calculated based on the terms of the original warrants of KnowFat, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. Immediately prior to the consummation of the Merger, the exercise price of all outstanding KnowFat warrants was adjusted to $1.00, and such exercise price was not affected by the conversion ratio in the Merger.

On the Closing Date, an aggregate of 12,500,000 shares of Common Stock were issuable to former KnowFat stockholders and upon exercise of outstanding KnowFat options and warrants. Of these, 11,500,983 shares of Common Stock were issued, and an aggregate of 999,017 shares of Common Stock were reserved for issuance upon the exercise of the New Options and the New Warrants. The stockholders of Axxent before the Merger retained 7,500,000 shares of Common Stock.

The Merger Agreement contains customary representations, warranties and covenants of Axxent and KnowFat, and, as applicable, KnowFat Acquisition Corp., for like transactions. Breaches of representations and warranties are secured by customary indemnification provisions. The Merger Agreement contains a post-closing adjustment to the number of shares of Common Stock issued to the former KnowFat stockholders, in an amount up to 2,000,000 shares of Common Stock, to be issued on a pro rata basis for any breach of the Merger Agreement by Axxent discovered during the two-year period following the Closing Date. In order to secure the indemnification obligations of KnowFat under the Merger Agreement, 5% of the shares of Common Stock to which the former KnowFat stockholders are entitled in exchange for their shares of KnowFat in connection with the Merger will be held in escrow for a period of two years pursuant to an escrow agreement, a copy of which is attached as Exhibit 10.11 to this Current Report and is incorporated herein by reference.

The Merger will be treated as a recapitalization of the Company for financial accounting purposes. The historical financial statements of Axxent before the Merger will be replaced with the historical financial statements of KnowFat before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

Our board of directors consists of seven members. On the Closing Date, Brent Hahn, the sole director of Axxent before the Merger, appointed George Naddaff, Charles Cocotas, Robert C. Grayson, Jeffrey Ross and Mark Giresi, to fill vacancies on the board of directors, and Mr. Hahn resigned his position as a director. Also on the Closing Date, Mr. Hahn, the sole officer of Axxent, resigned and new executive officers designated by KnowFat were appointed. The officers and directors of the Company as of the Closing Date are identified on page 48 under the heading “Directors, Executive Officers, Promoters and Control Persons.”

Before the Merger, Axxent’s board of directors and stockholders adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which provides for the issuance of up to 3,000,000 shares of Common Stock as incentive awards granted to executive officers, key employees, consultants and directors. In addition, the Company assumed and adopted KnowFat’s 2004 Stock Option Plan, and as described above option holders under that plan will be granted New Options to purchase Common Stock. No further options will be granted under the 2004 Plan.

The parties have taken all actions necessary to ensure that the Merger is treated as a tax free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The issuance of shares of Common Stock to holders of KnowFat’s capital stock in connection with the Merger was not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated by the SEC under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement.

The Offering

Concurrently with the closing of the Merger and in contemplation of the Merger, the Company consummated a private offering (the “Offering”) of up to 8,000,000 units of its securities (“Units”), at a price of $1.00 per Unit. Each Unit consists of one share of Common Stock and a warrant to purchase one-half, or 50%, of a share of Common Stock. The Company subsequently consummated a second closing of the Offering. The warrants (the “Investor Warrants”) are exercisable for a period of five years at a purchase price of $1.25 per whole share of Common Stock. The Offering was made only to accredited investors, as defined under Regulation D, Rule 501(a), and non-U.S. persons, as defined under Regulation S, each as promulgated by the SEC under the Securities Act.

The investors in the Offering collectively purchased 6,160,000 Units for total cash consideration of $6,160,000.

The sale of Units (including the Common Stock, the Investor Warrants and the Common Stock underlying the Investor Warrants) in the Offering was exempt from registration under Section 4(2) of the Securities Act, Rule 506 of Regulation D and Regulation S as promulgated by the SEC. In the Offering, no general solicitation was made by us or any person acting on our behalf. The Units were sold pursuant to transfer restrictions, and the certificates for shares of Common Stock and Investor Warrants underlying the Units sold in the Offering contain appropriate legends stating that such securities are not registered under the Securities Act and may not be offered or sold absent registration or an exemption from registration.

The Company paid the placement agent retained in connection with the Offering (the “Placement Agent”) a commission of 10% of the funds raised from the investors in the Offering plus an expense allowance of $160,000. In addition, the Placement Agent received warrants to purchase a number of shares of Common Stock equal to 20% of the shares of Common Stock included in the Units sold to investors in the Offering. As a result of the foregoing, the Placement Agent was paid commissions of $616,000 and received warrants to purchase 1,232,000 shares of Common Stock in connection with the first and second closings of the Offering.

The form of Investor Warrant issued in the Offering is attached as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

The Convertible Notes

As previously disclosed in Current Reports on Form 8-K filed by Axxent on September 26, 2007 and October 4, 2007, Axxent sold $2,000,000 in principal amount of its 9% convertible promissory notes (the “Axxent Convertible Notes”) to accredited investors (the “Note Offering”). All of the gross proceeds that Axxent received from the Note Offering were utilized to provide a bridge loan to KnowFat to meet KnowFat’s working capital needs prior to the closing of the Merger and the Offering (the “Bridge Financing”). The Axxent Convertible Notes bore interest at the rate of 9% per annum and were for a term of 180 days. The Axxent Convertible Notes converted into Units at a rate of $0.50 per Unit upon the closing of the Merger and the Offering. The aggregate principal amount of the Axxent Convertible Notes, plus accrued and unpaid interest, converted into 4,040,088 shares of Common Stock and Investor Warrants to purchase 2,040,088 shares of Common Stock. Amounts raised in the Note Offering were in addition to the amount raised under the Offering. The Bridge Financing was evidenced by unsecured subordinated bridge loan promissory notes (the “Bridge Notes”). Upon the closing of the Merger, all amounts outstanding under the Bridge Notes were forgiven, and the Bridge Notes were deemed repaid in full.

Registration Rights

All of the securities issued in connection with the Transactions are “restricted securities,” and as such are subject to all applicable restrictions specified by federal and state securities laws.

On the Closing Date, the Company entered into a registration rights agreement with the investors in the Offering, including the former holders of Axxent Convertible Notes. Under the terms of the registration rights agreement, the Company committed to file a registration statement (the “Registration Statement”) covering the resale of the Common Stock underlying the Units, including Common Stock: (i) included in the Units; (ii) issuable upon exercise of the Investor Warrants; (iii) issued upon conversion of the Axxent Convertible Notes; and (iv) issuable upon exercise of warrants issued to Axxent Convertible Note holders in connection with the conversion of their Axxent Convertible Notes, within 90 days from the final closing of the Offering, and shall use commercially reasonable efforts to cause the Registration Statement to become effective no later than 90 days after it is filed. Also, the Company agreed to use commercially reasonable efforts to maintain the effectiveness of the Registration Statement through the second anniversary of the date the Registration Statement is declared effective by the SEC, or until Rule 144(k) of the Securities Act is available to investors in the Offering with respect to all of their shares, whichever is earlier. The Company will be liable for monetary penalties equal to one and one-quarter percent (1.25%) of the gross proceeds of the Offering for each month that (a) the Company is late in filing the Registration Statement or (b) the Registration Statement is late in being declared effective. However, the aggregate of those penalties may not exceed 15% of the gross proceeds of the Offering (or $924,000, based on the amount raised in the initial and second closings of the Offering). The holders of any shares of Common Stock removed from the registration statement as a result of a comment from the SEC shall have “piggyback” registration rights for the shares of Common Stock or Common Stock underlying such warrants with respect to any registration statement filed by the Company following the effectiveness of the registration statement which would permit the inclusion of these shares. The form of the registration rights agreement is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Split-Off Agreement

Simultaneously with the closing of the Merger, Axxent split off its wholly-owned subsidiary, Axxent Media, Inc., a corporation organized under the laws of Nevada. The split-off was accomplished through the sale of all outstanding capital stock of Axxent Media, Inc. to Brent Hahn pursuant to a Split-Off Agreement among Axxent, Mr. Hahn, Axxent Media, Inc. and KnowFat, a copy of which is attached as Exhibit 10.2 to this Current Report and is incorporated herein by reference. In consideration for the split-off, 16,200,000 shares of Common Stock held by Mr. Hahn were surrendered and cancelled.

Lock-up Agreements

In connection with the Merger, each of the officers, directors and key employees of the Company are subject to a lock-up period of 24 months with respect to the Common Stock issued in the Merger, whereby they are restricted from certain sales or dispositions of the Common Stock. Generally, the remaining former stockholders of KnowFat may sell their shares 12 months after the closing, in accordance with the provisions of Rule 144 under the Securities Act, or pursuant to another exemption from registration. However, the Common Stock issued to the former KnowFat stockholders in the Merger is not permitted to be included in a registration statement for a period of 24 months after the closing. In addition, for a period of 12 months after the closing, KnowFat stockholders agreed to be subject to restrictions on engaging in certain transactions, including effecting or agreeing to effect short sales, whether or not against the box, establishing any “put equivalent position” with respect to the Common Stock, borrowing or pre-borrowing any shares of Common Stock, or granting other rights with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock, or otherwise seeks to hedge its position in the Common Stock.

Pro Forma Ownership

Immediately after giving effect to the Transactions, there were issued and outstanding on a fully-diluted basis (including the shares of Common Stock underlying the Investor Warrants, the warrants issued to former Axxent Convertible Note holders, the New Options and the New Warrants, and shares reserved for issuance under the 2004 Plan and the 2007 Plan), 40,392,263 shares of Common Stock, as follows:

•
The KnowFat stockholders (including former holders of KnowFat stock options and former holders of KnowFat warrants) beneficially owned 12,500,000 shares of Common Stock, of which approximately 11,500,983 shares were issued and outstanding, and the remaining 999,017 were subject to outstanding options and warrants;

•	The Axxent stockholders held 7,500,000 shares of Common Stock;

•	The investors in the Offering held 6,160,000 shares of Common Stock and Investor Warrants to acquire an aggregate of 3,080,000 shares of Common Stock;

•	The Note Offering investors held 4,080,175 shares of Common Stock and warrants to purchase 2,040,088 shares of Common Stock;

•	The Placement Agent held warrants to purchase up to 2,032,000 shares of Common Stock; and

•	The 2007 Stock Equity Plan authorized 3,000,000 shares of Common Stock for issuance, of which options to purchase 1,750,000 shares of Common Stock have been granted.

Accounting Treatment; Change of Control

The Merger is being accounted for as a “reverse merger,” and KnowFat is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Merger will be those of KnowFat and will be recorded at the historical cost basis of KnowFat, and the consolidated financial statements after completion of the Merger will include the assets and liabilities of KnowFat and the KnowFat Subsidiaries, historical operations of KnowFat and the KnowFat Subsidiaries and operations of KnowFat and the KnowFat Subsidiaries from the Closing Date of the Merger. Except as described in the previous paragraphs, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of Common Stock pursuant to the Merger, a change in control of the Company occurred as of the date of consummation of the Merger. We continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, following the Merger.

DESCRIPTION OF BUSINESS

Immediately following the Merger, the business of KnowFat became the business of the Company.

Overview of UFood

UFood is a franchisor and operator of fast-casual food service restaurants and nutritional product retail stores that is capitalizing on the growing trend toward healthier living and eating. UFood is capitalizing on consumer demands for quick service restaurants that offer great-tasting food with healthy attributes, such as reduced saturated fat, cholesterol, and processed carbohydrates. UFood uses high quality ingredients and healthy cooking techniques to ensure that its menu items taste great and are “better for you.” With its innovative menu, UFood is targeting mainstream customers as UFood believes the taste and quality of its food offerings will have wide market appeal. Great taste and an overall pleasing dining experience for an individual customer remains the focus of UFood’s mission and concept.

Many customers not only want to eat well while they are in the restaurants; they also want to buy products that support an overall healthy lifestyle. Most UFood restaurant locations offer integrated convenience-style retail stores that carry a wide variety of health-oriented nutrition products, such as supplements, vitamins, nutrition bars, energy drinks, and healthy snacks. UFood is finalizing a partnership with General Nutrition Centers, Inc. to offer their supplements at its retail locations. In addition, UFood has signed an exclusive wholesale license with Fresh Energy Bakery, the creators of gourmet fresh “store-front baked” nutritional energy bars. UFood will be the only restaurant permitted to carry these fresh-baked products and will begin to incorporate the Fresh Energy Bakery baking equipment at the front of many of its new restaurant locations so customers can see and smell the energy bars being made fresh in front of them.

There are currently nine UFood restaurant locations, seven of which are located in the Boston area, with one location each in Naples, Florida and Sacramento, California. UFood has sold six Master Area Development Agreements and 64 franchise licenses throughout the United States.

UFood’s current Chairman and Chief Executive Officer, George Naddaff, has extensive restaurant and franchising experience, including founding Boston Market and leading the franchising expansion of several other companies including Sylvan Learning Center and Ranch*1. Supporting UFood’s executive management is a team with a variety of experiences to assist in developing and supporting UFood’s franchising strategy and infrastructure.

George Foreman has recently agreed to become the spokesperson for the UFood brand. He will initially work to create publicity aimed at selling franchisee licenses and will provide advertising and marketing support through public appearances and public relations campaigns.

Industry Background

The United States restaurant industry is benefiting from a long-term trend of consumers eating out more frequently, as the restaurant industry’s share of consumer food expenditures has increased from 25% in 1955 to 47.5% in 2005. According to the National Restaurant Association, restaurant sales are expected to reach $537 billion in 2007, an increase of 5% over 2006 sales. The leading factors contributing to the recent growth have been the growing population, increases in real disposable income per capita, the trend toward busier lifestyles, greater spending on dining and entertainment activities and the increased availability of high-quality dining options.

The recent emergence of the fast-casual dining segment has capitalized significantly on the industry’s expansion. This group, led by companies such as Chipotle Mexican Grill and Panera Bread Company, caters to customers who desire the convenience of fast food, and who are willing to pay a premium for higher quality, differentiated menu items. These consumer preferences have made fast-casual one of the fastest growing sub-segments within the restaurant industry, reaching $9 billion in sales in 2005, an annual growth rate of 14% over 2004 sales.

However, the increase in eating out has also contributed to a general deterioration in the health of Americans. Today, obesity has reached epidemic proportions in the United States. Approximately 31% of American adults, or 59 million people, meet the criterion for obesity. In addition, in the past 30 years, the occurrence of obesity in children has doubled, and it is now estimated that one in five children in the United States is overweight.1  Obese children are more likely to be obese as adults, which leads to the increased risk for a number of diseases including stroke, cardiovascular disease, hypertension, diabetes, and some cancers. Obesity also contributes to additional negative health consequences, including Type 2 Diabetes, high total and LDL (bad) cholesterol and triglyceride levels in the blood, low HDL (good) cholesterol levels in the blood, sleep apnea, and inflammation of the liver. Poor food choices, such as diets high in calories (including fats and simple sugars) and lower in fruits and vegetables are linked with being overweight.

Many consumers are actively looking to improve their quality of life and prevent health problems. They are changing their diet, increasing exercise and activity, and consciously seeking out healthier alternatives to existing main-stream restaurants to help improve their overall lifestyles and well-being. Moreover, today’s consumers are more knowledgeable than ever before about nutritional composition of foods and supplements, and they increasingly demand information on what they are consuming, not only from the grocery store, but also from restaurants.

According to the Nutrition Business Journal, the nutritional products category represents a $42 billion business opportunity in the United States. The growth of the nutritional supplements market is driven by several factors, including the aging of the population, increased use of supplements to treat or enhance specific physical conditions, and an increasing number of individuals who prioritize their health and well-being. Rising healthcare costs and soaring Medicare premiums are also causing consumers to seek alternative healthcare therapies, including the expanded use of nutritional supplements.

The UFood Grill Concept

UFood offers great-tasting healthy food in a high-quality, fast casual dining environment. Guests order at a counter and wait three to five minutes for their meals to be prepared. The food is served on ceramic plates with metal utensils and is either taken to the table by each guest or delivered to the table by a UFood server. The menu contains a wide variety of food types, including hot entrees, burgers, salads, sandwiches, wraps, smoothies, and desserts, each of which is united in the theme that the food is “better for you” than many other dining-out options. Each item is prepared with healthier alternatives in mind, whether an ingredient or a method of preparation, and has better nutritional qualities than the equivalent item a consumer might find at a typical quick serve establishment. The placard that greets guests as they enter the store reads as follows:

1 The Obesity Society (www.naaso.org).

With its innovative menu UFood is targeting mainstream customers as well as health conscious customers. Great taste and the overall pleasing dining experience for individual customers remain the focus of UFood’s mission and concept. UFood developed a sophisticated market segmentation model that yielded the following five customer personas:

•	Healthy life style enthusiast (eating healthier fits squarely into their way of life)

•	Feel Gooder (eating at UFood makes them feel good about themselves)

•	Convenience-only (convenience trumps all decision factors when selecting where to dine)

•	Persons with restricted diets

•	Magic Bullet (people who seek to have it all at little cost and no effort)

After three years of operations as KnowFat! Lifestyle Grille, while continuously modifying and improving the concept, management arrived at the conclusion that the name sent the wrong marketing message and alienated some people within the mainstream customer set. To date, UFood has opened two new original UFood Grills and has converted one KnowFat! store into a UFood Grill. The conversion of the remaining six KnowFat Lifestyle Grills will take place over the next several months. Management believes that the new brand will embrace the mainstream customer better and help proliferate the concept into a nation-wide chain.

UFood’s concept and logo is built from the idea of real food for people who care about what they eat. Among the numerous dining options out there today, UFood presents an option that enables people to make smart choices that fit into their lifestyle. By eating smart, people feel better, becoming healthier and happier. The UFood logo represents the happy, healthy relationship between the brand and the customer. The wink within the smiley face symbolizes the fact that UFood is “in the know,” letting the customer in on the awareness that great tasting food can also be great for you; which in turn establishes a personal relationship and dialogue with the customer. With the “Wink” face as the logo, UFood has attempted to personalize and humanize the brand.

UFood’s brand pillars are the foundation of the brand, and the guiding principle that shape UFood:

•	U Love Food. Great tasting food bursting with great flavor that is wholesome.

•	U Make the Choice. Great variety of items that can be customized to meet an individual taste.

•	U Are on the Go. Make great tasting food easy and quick for a busy lifestyle.

•	U Want to Look Good and Feel Good. Food choices that help you look and feel your best.

In October 2005, UFood hired a highly seasoned and distinguished chef, Efrem Cutler, with over 20 years of service in the culinary field, including restaurants at the Ritz-Carlton and Café Opera in the Occidental Grand Hotel in Atlanta, to oversee the development of the current menu and recipes.

The menu categories are:

Entrees

These include sirloin tips, turkey tips, bison patties and chicken breast. Each entrée is served with a choice of two sides. The sides include UnFries™ (baked French fries), steamed broccoli, mashed sweet potatoes, black beans, brown rice, and steamed vegetables. Entrees are priced between $5.99 and $11.99.

Fired-Up Burgers

There are several choices of topping-laden burgers including the Better Bacon Cheeseburger which has reduced fat American cheese and turkey bacon and is served on a whole grain bun. Each burger option can be prepared with a patty made with any of 85% lean beef, turkey, bison, or vegetarian. Fired-Up Burgers are priced between $3.99 and $5.99.

UnFries™

Nearly 60% of all orders include UFood’s version of the classic french fries. Unlike regular french fries that are typically cooked by deep frying in oil, UnFries™ are baked in a convection oven, resulting a crisp wholesome taste that enhances the flavor of the potato. UnFries™ are trans fat-free and have fewer calories and lower saturated fat content than regular french fries. UnFries cost $1.59 and can be bundled with a fountain drink or bottled water and added to any meal for $2.29.

Wraps

Some of UFood’s best sellers are its Chicken Meatball Marinara and the BBQ Steak Tip and Broccoli wraps. Each is served in a natural whole grain white or wheat tortilla. Wraps come in two sizes and are priced between $3.99 and $6.99.

UBowls

The newest addition to the menu, the UBowl, has three options, each of which contains either chicken or tofu marinated with light, flavorful sauces and served with steamed vegetables over whole grain brown rice. A small UBowl costs $4.99 and a large UBowl costs $6.49.

Signature Sandwiches

UFood’s chef has developed several unique, great tasting combinations served on either a ciabatta bread, a baguette, or on wheat berry bread. Signature sandwiches are priced between $3.99 and $5.99.

Specialty Salads

UFood’s Bistro Salad has organic field greens, grape tomatoes, feta, walnuts, cranberries, and onion, and it is tossed with blueberry-pomegranate vinaigrette. Other specialty salads can be topped with chicken breast. Salads are priced between $4.99 and $6.99.

Smuuthies™ and Prolattas™

Made with freshly frozen fruit, juice, and yogurt, these items account for a significant component of the menu mix. Prolattas combine a fruit base with a proprietary protein blend to create a meal in a cup. Smuuthies are priced at $4.29, and the protein drinks are $4.99.

The nutritional values of each item are prominently listed in a take-away nutrition guide displayed on the front counter, which contains information about calories, protein, fiber, carbohydrates, good fat, and saturated fat.

Approximately half of all sales are prepared for take-out, with the guest either calling ahead or ordering in the restaurant. In addition, nearly 60% of customers frequent UFood restaurants for lunch with the remaining 40% comprising the dinner market.

Most UFood restaurant locations also offer an integrated convenience-style retail store that carries a wide variety of health-oriented nutrition products, such as supplements, vitamins, nutrition bars, energy drinks, and healthy snacks. UFood is finalizing a partnership with General Nutrition Centers, Inc. to offer their supplements exclusively at its retail locations.

In addition, UFood has signed an exclusive wholesale license with Fresh Energy Bakery, the creators of gourmet fresh “store-front baked” nutritional energy bars. UFood will be the only restaurant permitted to carry these fresh-baked products and will begin to incorporate the Fresh Energy Bakery baking equipment at the front of many of its new restaurant locations so customers can see and smell the energy bars being made fresh in front of them.

UFood currently has nine restaurant locations, five of which are franchised and four of which are company-owned. Seven of these restaurants are located in the Boston area, with one location each in Naples, Florida and Sacramento, California. UFood has sold six Master Area Development Agreements and 64 franchise licenses throughout the United States.

Growth Strategy

UFood plans to further expand its franchising network as well as open other company-owned stores. UFood has a two-part franchising strategy. It will award franchises both on an individual basis in the Boston area and to area developers outside of Boston.

Franchise sales are led by George Naddaff. In addition to the well-documented expertise and public reputation generated by Mr. Naddaff and the compelling concept, UFood has attracted a well-known celebrity to help build the UFood brand. George Foreman has signed on to be a spokesperson for the brand as well as to assist in generating interest in franchising the UFood concept. George Foreman has a successful track record as a spokesperson for various brands, including Meineke, Casual Male and the George Foreman Grill, which has sold more than 80 million grills worldwide. Moreover, his name is strongly associated with healthy eating and lifestyle in a way that is attractive to both men and women. Mr. Foreman also is currently appearing in two major television series: American Inventor and his own reality TV show, Family Foreman. Through UFood’s exclusive restaurant category agreement, Mr. Foreman will lend his name and likeness and assist in marketing and branding efforts. Mr. Foreman will initially be involved in helping to sell franchises. Once UFood has more than 50 stores opened, he will shift his focus to generating publicity, through local personal appearances in UFood restaurants and traditional media.

Until the Boston territory is completely built out, UFood will allow franchisees to build single units in Boston that will co-exist alongside those of other franchisees as well as company-owned units. The proximity to UFood’s headquarters will enable management to closely monitor these single-unit franchises, and the fact that multiple franchisees will be building simultaneously will allow for the rapid growth of the Boston market. UFood has currently awarded five franchises in the Boston area.

Outside of Boston, UFood will award only multi-unit territories to sophisticated, experienced owner-operators. These operators will sign Master Area Development Agreements wherein they will obtain an exclusive territory in which to build UFood outlets. Upon signing these agreements, the operator will pay an upfront fee for the rights to the territory, and they will then be bound to a timeline over which they must open the units. UFood has currently awarded 64 franchises to seven franchisees in the following territories:

•	Boston area

•	Houston

•	Naples

•	Sacramento

•	San Jose

•	Southern Florida

•	Texas airports

UFood seeks sophisticated, experienced restaurant operators who already know their markets, having operated other restaurants in their territories. These sophisticated operators will enable the concept to grow rapidly and help establish the UFood brand across the country. UFood will not allow sub-franchising. All franchise agreements will be made directly with UFood.

UFood will also grow through the building of company-owned stores. The current plan calls for approximately 10% of stores to be company-owned. The primary purpose of this effort is to ensure that management understands how the stores evolve and operate and has its own “kitchen” to test new initiatives (menu items, loyalty programs etc.) in front of real customers. For example, UFood has already instituted a loyalty program that utilizes discount loyalty cards with its repeat customers. UFood currently has a database of over 20,000 card users that provides a direct communications channel, drives sales, and helps track consumer behavior. To leverage the current geographical concentration in the Boston area, the new company-owned stores will be located in the Northeast (Rhode Island and Connecticut), close to UFood’s headquarters.

UFood has developed three different store models that it believes will appeal to differing site and demographic conditions: 1) 2,000 - 2,500 sq. foot units that feature a combination of a restaurant and retail store; 2) 1,500 - 2,000 sq. feet units that feature only the restaurant (due to close proximity to other health-oriented food stores); and 3) 800 - 1,000 sq. feet units that are kiosks in airports, bus and train stations, hospitals and other high-traffic centers. In December 2007, UFood opened a location at Boston’s Logan Airport.

Restaurant Franchise Partners and Terms

Pursuant to state and federal regulations, UFood annually updates its Uniform Franchise Offering Circular, which includes a disclosure statement, a Franchise Agreement, and an Area Development Agreement. The basic terms of the Franchise Agreement are as follows:

•	Franchise fee: $35,000 (50% paid up front and 50% due upon store opening)

•	Term: 15 years plus two 5-year options

•	Royalty: 5.0% of gross sales

•	System-wide advertising fund: 1.5% of gross sales

•	Local marketing: 1.5% of gross sales

The Area Development Agreement is similar to the Franchise Agreement in its terms. In order for an area developer to acquire the rights to a territory, the developer must pay one-half of the franchise fee up front for each unit that developer agrees to build in the territory. In some agreements, UFood has deferred the payment of the upfront fee, so that the developer pays up-front fees for the first few stores upon the execution of the agreement and fees for the stores opening in phase 2 of the build-out at a later date. UFood estimates that it costs between $560,000 and $760,000 to open one of its outlets.

To make sure that the UFood concept is consistent across all geographic areas, UFood has fully built out the corporate support system for franchisees. New franchisees get assistance on all levels, including build-out specifications, operational guidance, and menu and recipes. UFood also provides a five week training program for each of its new franchisees and employees prior to new store openings.

Suppliers

UFood has two primary types of suppliers, those that supply the restaurant and those that supply the nutrition center. Currently over 70% of the restaurant supplies come from a single distributor, US Foodservice, Inc., which has distribution facilities nationwide. The balance of the food supply comes from local vegetable and bread suppliers.

On the retail side, two distributors provide over 70% of UFood’s supplies. The distributors are KCF Nutrition Distributors of Milford, Connecticut, and Dynamic Marketing of Cranston, Rhode Island. Both of these companies distribute sports nutrition and vitamin products.

Competition

The fast-casual segment of the restaurant industry is highly competitive and fragmented. In addition, fast-casual restaurants compete against other segments of the restaurant industry, including fast-food restaurants and casual dining restaurants. The number, size and strength of competitors vary by region. All of these restaurants compete based on a number of factors, including taste, speed of service, value, name recognition, restaurant location and customer service. Competition within the fast-casual restaurant segment, however, focuses primarily on taste, quality and the freshness of the menu items and the ambience and condition of each restaurant.

UFood competes with national and regional fast-casual, fast-food and casual dining restaurants within close proximity to its units. UFood’s competition also includes a variety of locally owned restaurants and the deli sections and in-restaurant cafés of several major grocery store chains.

If a customer were seeking to eat a “better for you” meal at a foodservice establishment, a few choices are available throughout the country. However, there are no truly national chains of health-oriented quick-service restaurants that geographically cover the whole United States or even a number of states.

The following is a list of “better for you” restaurants that compete in the quick-serve environment, mostly on a local level. The largest chain has six stores.

•	Better Burger (NYC)

•	Energy Kitchen (NYC)

•	The Pump (NYC)

•	Topz (California)

•	Evo’s (Florida)

•	B. Good (Boston)

•	Soma Grill (Arizona)

•	Healthy Bites (Florida)

On the retail side of the business, UFood competes with a variety of outlets that carry some of the products found at UFood. Within the specialty retail market, where consumers can find knowledgeable staff to recommend supplements, there are three major players (GNC, Vitamin Shoppe, and Vitamin World) and a wide variety of “mom-and-pop”, sports, and specialty nutrition stores.

UFood History

KnowFat was founded in 2004 to capitalize on the popularity of the local Boston chain of “Lo Fat Know Fat” fast-casual concept restaurants, as well as the growing trend in the United States towards healthier living and eating.

In 2004-2005, UFood acquired three existing restaurants from the original proprietors of Lo Fat Know Fat and remodeled them to create the unified look and feel of the UFood concept, a satisfying casual dining experience in a quick-service setting. The first UFood franchise store opened in August 2004 in downtown Boston. Three additional franchises have recently opened in suburban Boston, Naples and Sacramento, and UFood secured several franchise development agreements in Houston, Miami, San Jose, Sacramento, Naples and Texas airports (for a total of 64 franchises).

Prior to the Transactions, UFood raised $10.7 million of equity capital in three investment rounds from a group of private investors including partners from retail-focused private equity funds like Bain Capital, Weston Presidio, LNK Partners, Parthenon Capital, BEV Capital, and Soros Private Equity. In addition, UFood secured an additional $4.2 million in debt in the form of bank facilities and bridge notes.

Employees

UFood employs 14 people at its headquarters in Newton, Massachusetts. This group comprises the executive team and the marketing, operations, franchising, real estate training teams. In addition, UFood employs approximately 100 people at its four company-owned stores in the Boston area.

Trademarks

UFood is the owner of the following trademarks:

Mark	Owner of Record	Serial No./Registration No.	Status
UNFRIES	UFood	77-149716	Published for opposition. Registration is pending.
UFOOD GRILL	UFood	77-142764	Pending
	UFood	77-142775	Pending
PROCCINO	UFood	78-835432	Published for opposition. Registration is pending.
KNOWFAT! LIFESTYLE GRILLE	UFood	3223921	Registered
KNOWFAT! LIFESTYLE GRILLE	UFood	3223922	Registered
KNOWFAT	UFood	3049293	Registered
PROLATTA	UFood	2971449	Registered
LOFAT KNOWFAT	UFood	2952347	Registered

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, except as described in the next paragraph, no legal proceedings, government actions, administrative actions, investigations or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

In November 2007, KnowFat received a letter (the “Letter”) from counsel to a former franchisee (the “Former Franchisee”) regarding potential claims against KnowFat and certain of its officers and directors.  The Letter also states a desire for the parties to reach a mutually-satisfactory negotiated resolution to the dispute.  A draft demand for arbitration (the “Draft Demand”), which has not been filed, was included with the Letter and claims that KnowFat and certain of its officers and directors made false and misleading statements (and material omissions of facts) in connection with the sale of the franchise in violation of the Minnesota Franchise Act. The Draft Demand seeks damages in the approximate amount of $2,000,000.  KnowFat believes that it complied with all applicable franchise rules and regulations in its dealings with the Former Franchisee and intends to vigorously defend any claims that may be brought by the Former Franchisee.

Available Information

We are subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Investors can request copies of these documents upon payment of a duplicating fee by writing to the SEC. The reports we file with the SEC are also available on the SEC’s website (http://www.sec.gov).

RISK FACTORS

Risks Related to Our Company and Our Business

Lack of Operating History.

KnowFat was formed approximately four years ago and has a short operating history upon which an investor can evaluate its performance. UFood’s proposed operations are subject to all of the risks inherent in the expansion of an early-stage business enterprise, including higher-than-expected expenses and uncertain revenues. The likelihood of the success of UFood must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of an early-stage business and the competitive environment in which UFood operates. KnowFat has had no profits to date, and there can be no assurance of future profits. As a result of the expansion stage nature of UFood’s business and the fact that it will incur significant expenses in connection with its activities, UFood can be expected to sustain operating losses for the foreseeable future.

KnowFat has not been profitable to date, and expects its operating losses to continue for the foreseeable future.

KnowFat has incurred annual operating losses and generated negative cash flows, since its inception and has financed its operations principally through equity investments and borrowings. At this time, UFood’s ability to generate sufficient revenues to fund operations is uncertain. For the nine months ended September 30, 2007, KnowFat had revenue of $3,912,449 and incurred operating losses of $3,608,847. For the fiscal years ended December 31, 2005 and 2006, KnowFat incurred operating losses of $3,631,108 and $4,018,859, respectively. KnowFat’s revenue during the fiscal years ended December 31, 2005 and 2006 was $3,218,989 and $3,691,694, respectively. KnowFat’s total accumulated deficit through September 30, 2007 was $13,246,736.

As a result of KnowFat’s brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. UFood expects expenses to increase in the future as UFood expands its sales and marketing, administrative activities and the expenses of being a public company. As a result, UFood expects to incur additional losses for at least the next 18 months. UFood cannot assure you that it will be profitable in the future, or generate future revenues. Accordingly, the extent of future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of UFood and its ability to affect additional financings. The success of the business depends on UFood’s ability to increase revenues to offset expenses. If its revenues fall short of projections, UFood’s business, financial condition and operating results will be materially adversely affected.

Risk Inherent in Expansion of Operations.

UFood cannot project with certainty, nor does it make any representations regarding, the number of franchises it will be able to sell and what the time period will be with respect to its expansion plans. UFood’s failure to sell the projected number of franchises would adversely affect UFood’s ability to execute its business plan by, among other things, reducing UFood’s revenues and profits and preventing UFood from realizing its strategy of being the first major franchiser of retail outlets offering food service featuring low-fat, low-carbohydrate and low-calorie food items, selected beverages and nutritional products to the general public.

UFood will rely primarily upon area developers to open and operate franchise units. The number of openings and the performance of new stores will depend on various factors, including: (i) the availability of suitable sites for new stores; (ii) the ability of area developers to recruit qualified franchisees; (iii) the ability of franchisees to negotiate acceptable lease or purchase terms for new locations, obtain capital required to construct, build-out and operate new stores, meet construction schedules and hire and train qualified store personnel; (iv) the establishment of brand awareness in new markets; and (v) the ability of UFood and its area developers to manage this anticipated expansion. Not all of these factors are within the control of UFood or its franchisees, and there can be no assurance that UFood will be able to accelerate its growth or that UFood will be able to manage the anticipated expansion of its operations effectively.

UFood will depend on contractors and real estate developers to construct its stores. Many factors may adversely affect the cost and time associated with the development and construction of UFood’s stores, including: (i) labor disputes; (ii) shortages of materials or skilled labor; (iii) adverse weather; (iv) unforeseen engineering problems; (v) environmental problems; (vi) construction or zoning problems; (vii) local government regulations; (viii) modifications in design; and (ix) other unanticipated increases in costs. Any of these factors could give rise to delays or cost overruns which may prevent UFood from developing additional stores within its anticipated budgets or time periods or at all. Any such failure could cause UFood’s business, results of operations and financial condition to suffer.

Dependence on Franchising Concept.

Because royalties from franchisees' sales are a principal component of UFood's revenue base, UFood's success is dependent upon the ability of its franchisees to promote and capitalize upon UFood’s concept. Even if UFood were successful in obtaining the projected number of franchise units, the contemplated expansion may entail difficulty in maintaining quality standards, operating controls and communications, and in attracting qualified operators. Locations for units will be based on theoretical projections of market demand with no assurance that such locations will prove successful. As a result, franchise units may not attain desired levels of revenues or may attain them more slowly than projected, and this would adversely affect UFood’s result of operations.

Certain Factors Affecting the Restaurant Industry.

If UFood grows as anticipated, UFood and its franchisees may be affected by risks inherent in the restaurant industry, including: (i) adverse changes in national, regional or local economic or market conditions; (ii) increased costs of labor (including increases in the minimum wage); (iii) increased costs of food products; (iv) management problems; (v) increases in the number and density of competitors; (vi) limited alternative uses for properties and equipment; (vii) changing consumer tastes, habits and spending priorities; (viii) changing demographics; (ix) the cost and availability of insurance coverage; (x) uninsured losses; (xi) changes in government regulation; (xii) changing traffic patterns; (xiii) weather conditions; and (xiv) local, regional or national health and safety matters. UFood and its franchisees may be the subject of litigation based on discrimination, personal injury or other claims. UFood can be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues resulting from one restaurant or a limited number of restaurants in UFood’s system. None of these factors can be predicted with any degree of certainty, and any one or more of these factors could have a material adverse effect on UFood.

Competition.

The restaurant industry and the nutritional products business are both intensely competitive. There are several healthy-food themed restaurants, most of which are small. Moreover, the retail food industry in general, which is highly competitive and includes highly sophisticated national and regional chains, has begun to offer “healthier” alternatives to its typical menu offerings. UFood operates in the fast-casual segment of the retail food industry. This segment is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of each restaurant. In addition, there are a number of nutritional products retail stores and franchises across the United States, some of which are very large. Some of these restaurants, stores and franchises have substantial financial resources, name recognition and reputations. While UFood believes its products and services are sufficiently different from those of major restaurants and food-service establishments, UFood will be required to compete with national and regional chains and with independent operators for market share, access to desirable locations and recruitment of personnel. Many of UFood’s competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than UFood. No assurances can be given that UFood will have the financial resources, distribution ability, depth of key personnel or marketing expertise to compete successfully in these markets.

Changes in Consumer Preferences and Discretionary Spending.

UFood’s success depends, in part, upon the popularity of its food products and its ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from UFood’s restaurants or cuisine, its inability to develop new menu items that appeal to consumers, or changes in its menu that eliminate items popular with some consumers could harm UFood’s business. Also, UFood’s success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, UFood may experience declines in sales during economic downturns, which can be caused by various economic factors such as high gasoline prices, or during periods of uncertainty like that which followed the terrorist attacks on the United States and the possibility of further terrorist attacks. Any material decline in the amount of discretionary spending could have a material adverse effect on UFood’s sales, results of operations, business and financial condition.

Food and Supply Costs.

UFood’s profitability is dependent on its ability to anticipate and react to changes in food and supply costs. Various factors beyond UFood’s control, including climatic changes and government regulations, may affect food costs. Specifically, UFood’s dependence on frequent, timely deliveries of fresh meat and produce subject it to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. The failure to react to these increases could materially and adversely affect UFood’s business and result of operations.

Geographic Concentration.

The four UFood company stores are all located in Massachusetts. A downturn in the regional economy or other significant adverse events in Massachusetts could have a material adverse effect on UFood’s financial condition.

Dependence on Management and Key Personnel.

During the upcoming stages of UFood’s growth, UFood will be entirely dependent upon the management skills and expertise of UFood’s management and key personnel, including George Naddaff, its current Chairman and Chief Executive Officer, and Charles A. Cocotas, its current President and Chief Operating Officer. UFood would be materially adversely affected in the event that the services of these individuals or other management or key personnel for any reason ceased to be available and adequate replacement personnel were not found. UFood intends to apply for key-man insurance on the life of George Naddaff. Such insurance may not be available on terms acceptable to the Company, and there can be no assurance the Company will be able to secure such insurance.

Government Regulation.

UFood is subject to extensive and varied federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. UFood operates each of its stores in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if UFood could not obtain or retain food or other licenses, it would adversely affect UFood’s operations. Although UFood has not experienced, and does not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular store or group of stores.

California and other states and local jurisdictions have enacted laws, rules, regulations and ordinances which may apply to the operation of a Company store, including those which: (a) establish general standards, specifications and requirements for the construction, design and maintenance of the store premises; (b) regulate matters affecting the health, safety and welfare of UFood’s customers, such as general health and sanitation requirements for restaurants, employee practices concerning the storage, handling, cooking and preparation of food, special health, food service and licensing requirements, restrictions on smoking, exposure to tobacco smoke or other carcinogens or reproductive toxicants and saccharin and availability of and requirements for public accommodations, including restrooms; (c) set standards pertaining to employee health and safety; (d) set standards and requirements for fire safety and general emergency preparedness; (e) regulate the proper use, storage and disposal of waste, insecticides, and other hazardous materials; (f) establish general requirements or restrictions on advertising containing false or misleading claims, or health and nutrient claims on menus or otherwise, such as “low calorie” or “fat free”; and (g) establish requirements concerning withholdings and employee reporting of taxes on tips.

In order to develop and construct more stores, UFood needs to comply with applicable zoning, land use and environmental regulations. Federal and state environmental regulations have not had a material effect on UFood’s operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new stores. UFood is also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibits discrimination in accommodation or employment based on disability. UFood may, in the future, have to modify stores, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, UFood’s current expectation is that any such action will not require it to expend substantial funds.

UFood is subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986 and various federal and state laws governing various matters including minimum wages, overtime and other working conditions. UFood pays a significant number of its hourly staff at rates consistent with but higher than the applicable federal or state minimum wage. Accordingly, increases in the minimum wage would increase UFood’s labor cost. UFood is also subject to various laws and regulations relating to its current and any future franchise operations.

UFood is also subject to various federal and state laws that regulate the offer and sale of franchises and aspects of the licensor-licensee relationships. Many state franchise laws impose restrictions on the franchise agreement, including the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew and the ability of a franchisor to designate sources of supply. The Federal Trade Commission, or the FTC, and some state laws also require that the franchisor furnish to prospective franchisees a franchise offering circular that contains prescribed information and, in some instances, require the franchisor to register the franchise offering.

Environmental Matters.

UFood is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling, release and disposal of hazardous or toxic substances. These environmental laws provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. UFood cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered or interpreted or the amount of future expenditures that UFood may need to make to comply with, or to satisfy claims relating to, environmental laws. While, during the period of their ownership, lease or operation, UFood’s stores have not been the subject to any material environmental matters, it has not conducted a comprehensive environmental review of its properties or operations. UFood has not conducted investigations of its properties to identify contamination caused by third-party operations; in such instances, the contamination must be addressed by the third party. If the relevant third party does not or has not addressed the identified contamination properly or completely, then under certain environmental laws, UFood could be held liable as an owner and operator to address any remaining contamination. Any such liability could be material. Further, UFood may not have identified all of the potential environmental liabilities at its properties, and any such liabilities could have a material adverse effect on its operations or results of operations.

Intellectual Property.

UFood owns certain common law trademark rights and a number of federal trademark and service mark registrations. UFood believes that its trademarks and other proprietary rights are important to its success and its competitive position. UFood therefore devotes appropriate resources to the protection of its trademarks and proprietary rights. The protective actions that UFood takes, however, may not be enough to prevent unauthorized usage or imitation by others, which may cause UFood to incur significant litigations costs and could harm its image or its brand or competitive position. To date, UFood has not been notified that its trademarks or menu offerings infringe upon the proprietary rights of third parties, but UFood cannot assure you that third parties will not claim infringement by it. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require UFood to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on UFood’s business, results of operations and financial condition. As a franchisor, UFood will grant its franchisees a limited license to use its registered service marks. The general public could incorrectly identify UFood’s franchisees as controlled by UFood. In the event that a court determines the franchisee is not adequately identified as a franchisee, UFood could be held liable for the misidentified franchisee’s debts, obligations and liabilities.

The planned rapid increase in the number of stores may make future results unpredictable.

UFood plans to increase the number of its stores significantly in the next three years. This growth strategy and the substantial investment associated with the development of each new store may cause operating results to fluctuate and be unpredictable or adversely affect profits. UFood’s future results depend on various factors, including successful selection of new markets and store locations, market acceptance of the UFood experience, consumer recognition of the quality of food and willingness to pay its prices (which reflect often higher ingredient costs), the quality of operations and general economic conditions. In addition, as has happened when other fast-casual restaurant concepts have tried to expand nationally, UFood may find that the UFood concept has limited or no appeal to customers in new markets or it may experience a decline in the popularity of UFood restaurants. Newly opened stores may not succeed, future markets and stores may not be successful and, even if UFood is successful, UFood’s average store sales may not increase at historical rates.

Sales growth depends primarily on ability to open new stores and is subject to many unpredictable factors.

UFood may not be able to open new stores as quickly as planned. UFood has experienced delays in opening some stores and that could happen again. Delays or failures in opening new stores could materially and adversely affect UFood’s growth strategy and expected results. As UFood operates more stores and sells more franchises, the rate of expansion relative to the size of the store base will decline. In addition, one of the biggest challenges is locating and securing an adequate supply of suitable new store sites. Competition for those sites in target markets is intense, and lease costs are increasing (particularly for urban locations). The Company’s ability to open new stores also depends on other factors, including:

•	obtaining financing and negotiating leases with acceptable terms;

•	hiring and training qualified operating personnel in the local market;

•	managing construction and development costs of new stores at affordable levels, particularly in competitive markets;

•	the availability of construction materials and labor;

•	the availability of, and ability to obtain, adequate supplies of ingredients that meet UFood’s quality standards; and

•	securing required governmental approvals (including construction, parking and other permits) in a timely manner.

New stores, once opened, may not be profitable, and the increases in average store sales and company store sales that UFood has experienced in the past may not be indicative of future results.

UFood’s ability to operate new stores profitably and increase average store sales and company store sales will depend on many factors, some of which are beyond its control, including:

•	initial sales performance of new stores;

•	competition, either from competitors in the restaurant industry or UFood’s own stores;

•	changes in consumer preferences and discretionary spending;

•	consumer understanding and acceptance of UFood stores;

•	road construction and other factors limiting access to new stores;

•	general economic conditions, which can affect store traffic, local labor costs and prices UFood pays for the ingredients and other supplies; and

•	changes in government regulation.

If UFood fails to open stores as quickly as planned, or if new stores do not perform as planned, UFood’s business and future prospects could be harmed. In addition, changes in the average store sales or company store sales could cause operating results to vary adversely from expectations.

Expansion into new markets may present increased risks due to unfamiliarity with those areas.

Some of the new stores are planned for markets where UFood has little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than UFood’s existing markets. As a result, those new stores may be less successful than stores in existing markets. Consumers in a new market may not be familiar with the UFood brand, and UFood may need to build brand awareness in that market through greater investments in advertising and promotional activity than UFood originally planned. UFood may find it more difficult in new markets to hire, motivate and keep qualified employees who can project the UFood vision, passion and culture. Stores opened in new markets may also have lower average store sales than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Sales at stores opened in new markets may take longer to ramp up and reach expected sales and profit levels, and may never do so, thereby affecting overall profitability.

UFood may not persuade customers of the benefits of paying higher prices for higher-quality food.

UFood’s success depends in large part on its ability to persuade customers that food made with higher-quality ingredients is worth the prices they will pay at stores relative to prices offered by some competitors, particularly those in the fast food segment. That could require UFood to change its pricing, advertising or promotional strategies, which could materially and adversely affect its results or the brand identity UFood has tried to create.

Additional instances of avian flu or "mad cow" disease or other food-borne illnesses could adversely affect the price and availability of chicken, beef or other meat, cause the temporary closure of some stores and result in negative publicity, thereby resulting in a decline in sales.

In 2004 and 2005, Asian and European countries experienced outbreaks of avian flu. Incidents of "mad cow" disease have occurred in Canadian and U.S. cattle herds. These problems, food-borne illnesses (such as e. coli, hepatitis A, trichinosis or salmonella) and illnesses and injuries caused by food tampering have in the past, and could in the future, adversely affect the price and availability of affected ingredients and cause customers to shift their preferences, particularly if UFood chooses to pass any higher ingredient costs along to consumers. As a result, UFood’s sales may decline. Instances of food-borne illnesses, real or perceived, whether at UFood restaurants or those of its competitors, could also result in negative publicity about UFood or the restaurant industry, which could adversely affect sales. If UFood reacts to negative publicity by changing its menu or other key aspects of UFood restaurants, UFood may lose customers who do not accept those changes, and may not be able to attract enough new customers to produce the revenue needed to make its stores profitable. If customers become ill from food-borne illnesses, UFood could be forced to temporarily close restaurants.

UFood’s franchisees could take actions that harm its reputation and reduce its royalty revenues.

UFood does not exercise control over the day-to-day operations of its franchised stores. While UFood tries to ensure that franchised stores meet the same operating standards demanded of its company-operated stores, one or more franchised stores may not do so. Any operational shortcomings of its franchised stores are likely to be attributed to its system-wide operations and could adversely affect UFood’s reputation and have a direct negative impact on the royalty revenues received from those stores.

UFood could be party to litigation that could adversely affect it by distracting management, increasing expenses or subjecting UFood to material money damages and other remedies.

Customers may occasionally file complaints or lawsuits against UFood alleging that it is responsible for some illness or injury they suffered at or after a visit to a restaurant, or that UFood has problems with food quality or operations. UFood could also become subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and could become subject to class action or other lawsuits related to these or different matters in the future. In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products they sell and disclosure and advertising practices. UFood may also be subject to this type of proceeding in the future and, even if not, publicity about these matters (particularly directed at the fast food and fast-casual segments of the industry) may harm UFood’s reputation or prospects and adversely affect its results.

It is highly likely that the Company will need to raise additional capital to meet its business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

Additional capital in the future may not be available on reasonable terms or at all. The raising of additional capital may dilute the Company’s current stockholders’ ownership interests. Our net proceeds from the Offering were approximately $4,900,000. The Company’s income from operations is unlikely to be sufficient to achieve its business plan. The Company may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	research and development of new products;

•	responding to competitive pressures;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of the Company’s equity securities because its assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by the Company in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that the Company may need may not be available on terms favorable to the Company, or at all. If the Company is unable to obtain required additional capital, it may have to curtail its growth plans or cut back on existing business and, further, the Company may not be able to continue operating if its does not generate sufficient revenues from operations needed to stay in business.

The Company may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. The Company may also be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact the Company’s financial condition.

Bank Debt.

KFLG is a party to a credit facility with TD Banknorth, N.A. (the “Bank”) which is secured by a lien on the assets of KFLG. The obligations of KFLG under the credit facility are guaranteed by UFood, KnowFat of Downtown Crossing and KnowFat of Landmark Center and secured by liens on the assets of each. In the event that KFLG fails to satisfy its obligations under the Bank credit facility, the Bank may attempt to foreclose on the assets of KFGL, UFood, KnowFat of Downtown Crossing and KnowFat of Landmark Center. Such foreclose could be costly and time consuming to UFood and its subsidiaries and could result in the forfeiture of the assets subject to the Bank’s liens. In addition, the Bank’s liens could make it more difficult for UFood to obtain additional debt or equity financing in the future.

Compliance with the reporting requirements of federal securities laws can be expensive.

The Company is a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause its expenses to be higher than they would be if KnowFat remained privately-held and did not consummate the Merger. In addition, the Company will incur substantial expenses in connection with the preparation of the registration statement contemplated by the Transactions and related documents with respect to the registration of resales of the Common Stock sold in the Offering.

Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for the Company to retain or attract qualified officers and directors, which could adversely affect the management of its business and its ability to obtain or retain listing of its Common Stock.

The Company may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. The Company may have difficulty attracting and retaining directors with the requisite qualifications. If the Company is unable to attract and retain qualified officers and directors, the management of its business and its ability to obtain or retain listing of our shares of Common Stock on any stock exchange (assuming the Company elects to seek and are successful in obtaining such listing) could be adversely affected.

The Company is a holding company that depends on cash flow from its wholly-owned subsidiary, to meet its obligations.

The Company is a holding company with no material assets other than the stock of its wholly-owned subsidiaries. Accordingly, all of its operations will be conducted by KnowFat, its wholly-owned subsidiary (and the wholly-owned subsidiaries of KnowFat). The Company currently expects that the earnings and cash flow of its subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future. Accordingly, although the Company does not anticipate paying any dividends in the foreseeable future, its subsidiary may not be able to generate sufficient cash flow to distribute funds to the Company in order to allow the Company to pay future dividends on, or make any distributions with respect to, our Common Stock.

All liabilities of Axxent survive the Merger, and Axxent may have undisclosed liabilities that could harm UFood’s revenues, business, prospects, financial condition and results of operations.

Before the Merger with Axxent, UFood and its legal counsel conducted due diligence on Axxent customary and appropriate for a merger transaction. However, the due diligence process may not have revealed all material liabilities of Axxent then existing or which may be asserted in the future against the Company relating to Axxent’s activities before the consummation of the Merger. The Merger Agreement contains a limited post-closing adjustment to the number of shares of Common Stock issued to pre-merger KnowFat stockholders as a means of providing a remedy for breaches of representations made in the Merger Agreement by Axxent, including representations related to undisclosed Axxent liabilities; however, there is no comparable protection offered to our other investors, including investors in the Offering. Any such liabilities of Axxent will survive the Merger and could harm the Company’s revenues, business, prospects, financial condition and results of operations upon the Company’s acceptance of responsibility for such liabilities.

If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or detect fraud. Consequently, investors could lose confidence in the Company’s financial reporting and this may decrease the trading price of its stock.

The Company must maintain effective internal controls to provide reliable financial reports and detect fraud. The Company has been assessing its internal controls to identify areas that need improvement. It is in the process of implementing changes to internal controls, but has not yet completed implementing these changes. Failure to implement these changes to the Company’s internal controls or any others that it identifies as necessary to maintain an effective system of internal controls could harm its operating results and cause investors to lose confidence in the Company’s reported financial information. Any such loss of confidence would have a negative effect on the trading price of the Company’s stock.

Risks Related to Our Securities

The Common Stock and Investor Warrants issued in the Offering are restricted securities.

The shares of Common Stock and warrants issued in the Offering have not been registered under the Securities Act, or registered or qualified under any state securities laws. The securities were sold pursuant to exemptions contained in and under those laws. Accordingly, the shares of Common Stock and warrants and, upon exercise of the warrants, the shares of Common Stock issued thereby, are and will be considered “restricted securities” as defined in Rule 144 under the Securities Act and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption from the registration requirements of those laws is available. Both the certificates representing the shares of Common Stock and the warrants sold in the Offering contain a legend reflecting their restricted status.

Although the Company is required to register the shares of Common Stock purchased in this Offering by filing an appropriate registration statement with the SEC, there is no guarantee that the SEC will declare such registration statement effective, thereby enabling the shares to be freely tradeable. Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for one year may not apply to the Company’s Common Stock if it does not continue to file reports as required under the Exchange Act.

There is not now, and there may not ever be, an active market for the Company’s Common Stock.

There currently is a limited public market for the Company’s Common Stock. Further, although the Common Stock is currently quoted on the OTC Bulletin Board, trading of its Common Stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the Common Stock. There can be no assurance that following the Merger, a more active market for the Common Stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of the Common Stock, and would likely have a material adverse effect on the market price of the Common Stock and on the Company’s ability to raise additional capital.

The Company cannot assure you that the Common Stock will become liquid or that it will be listed on a securities exchange.

Until the Common Stock is listed on an exchange, the Company expects its Common Stock to remain eligible for quotation on the OTC Bulletin Board, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the Common Stock. In addition, if the Company fails to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell the Company’s securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the Common Stock, which may further affect the liquidity of the Common Stock. This would also make it more difficult for the Company to raise additional capital in the future.

Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of the Common Stock which may affect the trading price of the Common Stock.

The Common Stock is currently quoted on the OTC Bulletin Board, and trades below $5.00 per share; therefore, the Common Stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the Common Stock and reducing the liquidity of an investment in the Common Stock.

The price of the Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of the Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in the Company’s operating results;

•	announcements of developments by the Company or its competitors;

•	announcements by the Company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting the Company’s industry;

•	additions or departures of key personnel;

•	introduction of new products by the Company or its competitors;

•	sales of the Company’s Common Stock or other securities in the open market; and

•	other events or factors, many of which are beyond the Company’s control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against the Company, whether or not successful, could result in substantial costs and diversion of its management’s attention and resources, which could harm the Company’s business and financial condition.

The Company does not anticipate dividends to be paid on the Common Stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on the Common Stock, and the Company does not anticipate such a declaration or payment for the foreseeable future. The Company expects to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. The Company cannot assure stockholders of a positive return on their investment when they sell their shares, nor can it assure that stockholders will not lose the entire amount of their investment.

Securities analysts may not initiate coverage or continue to cover the Common Stock, and this may have a negative impact on its market price.

The trading market for the Common Stock will depend on the research and reports that securities analysts publish about the Company’s business and the Company. The Company does not have any control over these analysts. There is no guarantee that securities analysts will cover the Common Stock. If securities analysts do not cover the Common Stock, the lack of research coverage may adversely affect its market price. If the Company is covered by securities analysts, and its stock is the subject of an unfavorable report, its stock price would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline. In addition, because KnowFat became public through a “reverse merger,” the Company may have further difficulty attracting the coverage of securities analysts.

You may experience dilution of your ownership interests because of the future issuance of additional shares of the Common Stock.

In the future, the Company may issue its authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of its present stockholders and the purchasers of Common Stock purchased in the Offering. The Company is currently authorized to issue an aggregate of 310,000,000 shares of capital stock, consisting of 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by its Board of Directors. As of December 21, 2007, there were 29,241,158 shares of Common Stock outstanding and 9,901,105 shares subject to outstanding options and warrants. The Company may also issue additional shares of its Common Stock or other securities that are convertible into or exercisable for Common Stock in connection with hiring or retaining employees, future acquisitions, future sales of its securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of the Common Stock. There can be no assurance that the Company will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of the Common Stock is currently traded on the OTC Bulletin Board.

The Common Stock is controlled by insiders.

The current KnowFat executive officers and directors beneficially own approximately 12% of our outstanding shares of Common Stock (including all shares of Common Stock issuable upon the exercise of warrants and stock options exercisable within 60 days of the date hereof). Such concentrated control of the Company may adversely affect the price of its Common Stock. If you acquire Common Stock, you may have no effective voice in the management of the Company. Sales by insiders or affiliates of the Company, along with any other market transactions, could affect the market price of the Common Stock.

The terms of the Offering, including the price of the Units, were arbitrarily determined and may not be indicative of future market prices.

The price in the Offering was not established in a competitive market, but was arbitrarily determined by us. The price in the Offering bears no relationship to our assets, book value, historical results of operations or any other established criterion of value, and may not be indicative of the fair value of the Common Stock. The trading price, if any, of the Common Stock that will prevail in any market that may develop in the future may be higher or lower than the price paid by investors in the Offering.

The public market may not agree with or accept the Company’s determination of the price in the Offering, in which case investors may not be able to sell their shares at or above the price in the Offering, thereby resulting in losses on sale. We expect the market price of the Common Stock will fluctuate significantly in response to factors, some of which are beyond the Company’s control, such as the announcement of new products or product enhancements by the Company or its competitors, quarterly variations in the Company’s and its competitors’ results of operations, changes in earnings estimates or recommendations by securities analysts, developments in the Company’s industry, and general market conditions and other factors, including factors unrelated to the Company’s own operating performance or the condition or prospects of the Company’s industry.

Further, the stock market in general, and securities of small-cap companies in particular, have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of the Common Stock, which could cause a decline in the value of the Common Stock. You should also be aware that price volatility might be worse if the trading volume of the Common Stock is low.

Investors may be liable as underwriters for selling or distributing the securities purchased in the Offering.

Investors purchasing Units in the Offering with a view to selling or otherwise distributing those securities may be considered to be underwriters, subjecting the investors to potential liability under Section 11 of the Securities Act. Further, if deemed an underwriter, the investor could not rely on Rule 144 of the Securities Act to sell or otherwise distribute the securities purchased in the Offering. The Company has agreed to indemnify the investors for certain liabilities to which they may become subject in connection with the Offering, but the indemnification rights of the investors may not be enforceable against the Company as a matter of public policy. Additionally, if an investor is considered an underwriter and seeks to sell or otherwise distribute the securities purchased in the Offering, then the investor would be obligated to deliver a prospectus as the rules promulgated under the Securities Act.

If the SEC does not declare a registration statement effective, the investors may not be able to sell shares in the amounts or at the times they might otherwise wish to do so.

The Company and the investors entered into a Registration Rights Agreement at the time of the closing of the Offering. Under the Registration Rights Agreement, the Company is obligated to file a registration statement within 90 days of the date of the final closing of the Offering, to become effective in an additional 90 days from the filing date, registering for resale all shares of Common Stock issued in the Offering, including Common Stock (i) included in the Units; (ii) issuable upon exercise of the Investor Warrants; (iii) issued upon conversion of the Axxent Convertible Notes; and (iv) issuable upon exercise of warrants issued to Axxent Convertible Note holders in connection with the conversion of their Axxent Convertible Notes. The Company is obligated to pay monetary penalties equal to one and one-quarter percent (1.25%) of the gross proceeds of the Offering for each full month that (i) the Company is late in filing the registration statement or (ii) the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross proceeds of the Offering. Although the Company believes that it and its advisors will be able to take all steps necessary to permit the SEC to declare the registration statement effective, it is possible that the SEC may, by application of policies or procedures, delay the effectiveness of the registration statement or make it impractical for the Company to respond to the SEC in a manner which permits it to declare the registration statement effective. If the Company is not able to bring the registration statement effective, then investors in the Offering will need to rely on exemptions from the registration requirements of the Securities Act, such as Rule 144. Such exemptions typically limit the amount of shares that an investor can sell, require that the shares be sold in certain types of transactions, require that the investor have held the shares to be sold for a minimum period of time and limit the number of times that an investor may sell its shares.

When the Registration Statement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such shares.

Following the effective date of the registration statement required to be filed by the Registration Rights Agreement, a large number of shares of Common Stock will be available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a person who has held restricted shares for a period of one year may, upon filing a notification with the SEC on Form 144, sell Common Stock into the market in an amount equal to the greater of one percent of the outstanding shares or the average weekly trading volume during the last four weeks prior to such sale.

Management will have substantial discretion over the use of the proceeds of the Offering.

The Company’s management has significant flexibility in applying the net proceeds of the Offering and may apply the proceeds in ways with which you do not agree. The failure of the Company’s management to apply these funds effectively could materially harm its business. The proposed allocation of the net proceeds of the Offering represents the Company’s management’s best estimate of the expected use of funds to finance the Company’s activities in accordance with its management’s current objectives and overall market conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with KnowFat’s historical financial statements and the related notes. The management’s discussion and analysis contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements in this Current Report. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Current Report.

As the result of the Transactions and the change in business and operations of the Company from a motion picture, DVD and video tape distribution business to a franchisor and operator of fast-casual food service restaurants and nutritional product retail stores, a discussion of the past financial results of Axxent is not pertinent, and the financial results of KnowFat, the accounting acquirer, are considered the financial results of the Company on a going-forward basis.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of KnowFat’s financial condition and results of operations together with KnowFat’s financial statements and the related notes appearing at the end of this Current Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to KnowFat’s plans and strategy for KnowFat’s business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Current Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

The discussion and analysis of KnowFat’s financial condition and results of operations are based on KnowFat’s financial statements, which KnowFat has prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires KnowFat to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, KnowFat evaluates such estimates and judgments, including those described in greater detail below. KnowFat bases its estimates on historical experience and on various other factors that KnowFat believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Twelve Months Ended December 31, 2006

General

We view ourselves primarily as a franchisor and continually review our restaurant ownership mix (that is our mix among Company-owned, franchised, and joint venture) to deliver a great customer experience and drive profitability. In most cases, franchising is the best way to achieve both goals. In our company-owned stores, and in collaboration with our franchisees, we further develop and refine operating standards, marketing concepts and product and pricing strategies, so that we introduce system-wide only those that we believe are most beneficial.

We include in this discussion information on Company, franchisee, and/or system-wide comparable sales and average weekly sales. System-wide sales are a non-GAAP financial measure that includes sales at all Company-owned and franchise-operated stores, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analysis. Management believes it is useful in assessing customer acceptance of our brand and facilitating an understanding of financial performance as our franchisees pay royalties and contribute to marketing funds based on a percentage of their sales.

We derive revenues from three sources: (i) store sales include sales of hot and cold prepared food in a high-quality, fast casual dining environment as well as sales of health and nutrition related products; (ii) franchise royalties and fees represent amounts earned under franchise and area development agreements; and (iii) other revenues derived primarily from the sale of marketing materials to franchisees. Store operating expenses include the cost of goods, food and paper products sold in company-owned stores as well as labor and other operating costs incurred to operate Company-owned stores. General and administrative expenses, advertising, marketing and promotion expenses and depreciation expense relate to all three revenue sources.

For the year ended December 31, 2006, our comparable store sales for all Company-owned stores decreased 8.9%. System-wide comparable store sales decreased by the same percentage because there was no franchise store data to compare since all franchise-operated stores had been open less than a year. Comparable store sales are based on sales for stores that have been in operation throughout the entire period of comparison. Franchise-operated stores which we acquire are included in comparable store sales once they have been in operation for the entire period of comparison. Comparable store sales exclude closed locations.

During the year ended December 31, 2006, system-wide average weekly sales decreased 12% to $19,022 ($19,143 for Company-owned locations and $18,858 for franchise-operated restaurants), and five new locations opened system-wide, including one Company-owned location and four franchise-operated locations. For the year ended December 31, 2006, general and administrative expenses include a charge of $23,464 related to stock options as a result of our adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS No. 123R), which requires recognition of the fair value of stock-based compensation. See Note 8 of the Notes to our 2006 Consolidated Financial Statements for further information on our stock-based compensation.

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in our consolidated statements of operations for the periods indicated. Percentages may not add due to rounding:

	Year Ended December 31,
	2006	2005
Revenues:
Store sales	88.7%	98.0%
Franchise royalties and fees	8.7	2.0
Other revenue	2.6	—
	100.0%	100.0%

Costs and expenses:
Store operating expenses (1):
Cost of goods sold, food and paper products	44.9%	49.0%
Labor	31.9	30.3
Occupancy	15.3	12.5
Other store operating expenses	11.6	14.3
General and administrative expenses	108.4	104.0
Advertising, marketing and promotion expenses	2.5	—
Depreciation and amortization	6.0	4.7
Total costs and expenses	208.9	212.8

Operating loss	(108.9)	(112.8)

Other income (expense):
Interest income	1.3	1.0
Interest expense	(4.0)	(3.2)
Other expense, net	(0.2)	(0.3)
Other income (expense), net	(2.9)	(2.5)

Loss before income taxes	(111.8)	(115.3)
Income taxes	—
Net loss	(111.8%)	(115.3%)

(1)  As a percentage of store sales.

The following table sets forth certain data relating to the number of Company-owned, franchise-operated and system-wide store locations:

	Year Ended December 31,
	2006	2005
Company-owned locations:
Locations at the beginning of the year	3	1
Locations opened	1	2
Locations closed	—	—
Locations transferred	1	—
Locations at the end of the year	5	3

Franchise-operated locations:
Locations at the beginning of the year	1	—
Locations opened	4	1
Locations closed	—	—
Locations transferred	(1)	—
Locations at the end of the year	4	1

System-wide locations
Locations at the beginning of the year	4	1
Locations opened	5	3
Locations closed	—	—
Locations at the end of the year	9	4

Results of Operations

Fiscal Year Ended December 31, 2006 Compared to Fiscal Year Ended December 31, 2005

Revenues

Our total revenues for the year ended December 31, 2006 increased 14.7% to $3,691,694 compared to $3,218,989 for the year ended December 31, 2005. The growth in total revenues for the year ended December 31, 2006, as compared to the prior year was primarily due to one new Company-owned store opened in 2006, increases in sales at other Company-owned stores, an increase in franchise royalties and fees and an increase in other revenues, primarily sales of marketing materials to franchisees. The system-wide average weekly sales per store and the related number of operating weeks for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended December 31,		Percentage Change
	2006	2005
System-wide average weekly sales	$19,022	$21,613	(12.0%)
System-wide number of operating weeks	298	173	72.3%

Average weekly sales is calculated by dividing total net sales by operating weeks. Accordingly, the year over year change reflects sales for all locations, whereas comparable store sales exclude closed locations and are based on sales for locations that have been in operation throughout the entire period of comparison.

New stores typically experience an opening “honey-moon” whereby they generate higher average weekly sales during the first 9 to 12 weeks after they are open as customers “settle-in” to normal usage patterns from the initial trial of the location. On average the “settle-in” experienced is 10% to 20% from the average weekly sales during the “honey-moon” period. As a result, year over year growth in average weekly sales is generally lower than the growth in comparable store sales. This results from the relationship of the number of stores in the “honey-moon” phase, the number of stores in the “settle-in” phase, and the number of stores in the comparable store base.

Sales at Company-owned stores for the year ended December 31, 2006 increased 3.8% to $3,273,103 from $3,154,495 for the year ended December 31, 2005. Sales at Company-owned stores decreased as a percentage of total revenues from 98.0% for the year ended December 31, 2005 to 88.7% of total revenues for the year ended December 31, 2006 as a result of an increase in revenue derived from franchise royalties and fees and other revenue sources that accounted for a greater proportion of our total revenues in 2006 compared with 2005. The increase in sales at Company-owned stores was primarily due to the impact of a full year of sales at stores that were opened in 2005 and the opening of one location and the acquisition of one location during the year ended December 31, 2006. Average weekly sales for Company-owned stores and the related number of operating weeks for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended December 31,		Percentage Change
	2006	2005
Company-owned stores average weekly sales	$19,143	$20,753	(7.8%)
Company-owned stores number of operating weeks	171	152	12.5%

During the year ended December 31, 2006, franchise royalties and fees increased 395.5% to $319,565 from $64,494 for the year ended December 31, 2005. The increase in franchise royalties and fees in 2006 was primarily due to the franchise fees attributable to the four franchise-operated locations that opened in 2006, royalties on sales by franchise-operated locations and advertising fund contributions. During the year ended December 31, 2006, franchise fees increased by $105,000, or 300%, to $140,000 from $35,000 for the year ended December 31, 2005. Franchise royalties for the year ended December 31, 2006 increased by $81,652, or 276%, to $111,145 from $29,494 for the year ended December 31, 2005. Advertising fund contributions in 2006 were $68,420 compared to $-0- in 2005. The advertising fund originated at the beginning of 2006. Company-owned stores and franchise-operated stores contribute 1.5% of net sales to the advertising fund.

At December 31, 2006, four franchise-operated stores were open and operating and commitments to open an additional 66 franchise-operated locations had been received. We expect the 66 additional franchise-operated locations to open according to the timetable set forth in agreements we have with various area developers, with the majority of the locations opening in the next four or five years. Our standard franchise agreement requires a franchisee to develop a specified number of stores on or before specific dates. If a franchisee or area developer fails to develop stores on schedule, we have the right to terminate the franchise agreement and develop Company-owned locations or develop locations through new area developers in that market. We may exercise one or more alternative remedies to address defaults by area developers and franchisees of the terms of their franchise agreements  including the failure to open locations on time and non-compliance with our operating and brand requirements and other covenants under the franchise agreement.

Costs and Expenses

Cost of goods sold, food and paper products for the year ended December 31, 2006 decreased by $76,818, or 5.0%, to $1,469,684 from $1,546,502 for the year ended December 31, 2005. As a percentage of store sales, cost of goods sold, food and paper products decreased to 44.9% of store sales for the year ended December 31, 2006 from 49.0% of store sales for the year ended December 31, 2005. The decrease in cost of goods sold, food and paper products as a percentage of store sales was primarily due to lower costs for meat products and improvements in portion control, product shelf life and cooking procedures resulting in lower waste. Improved purchasing, timely pricing and loss prevention measures also contributed to lower cost of goods sold as a percentage of store sales in 2006 compared to 2005.

Labor expense for the year ended December 31, 2006 increased by $86,303, or 9.0%, to $1,043,314 from $957,011 for the year ended December 31, 2005. The increase in labor expense was primarily attributable to the increase in the number of Company-owned store locations. As a percentage of store sales, labor expense increased to 31.9% of store sales for the year ended December 31, 2006 from 30.3% of store sales for the year ended December 31, 2005. Labor expense for the year ended December 31, 2006 increased as a percentage of store sales due to higher employee hourly rate and higher cost of benefits.

Occupancy costs for the year ended December 31, 2006 increased by $108,148, or 27.4%, to $502,336 from $394,188 for the year ended December 31, 2005. The increase in occupancy costs was primarily attributable to the increase in the number of Company-owned store locations. As a percentage of store sales, occupancy costs increased to 15.3% of store sales for the year ended December 31, 2006 from 12.5% of store sales for the year ended December 31, 2005. The increase in occupancy costs as a percentage of store sales was primarily due to the decline in average weekly sales and higher utilities cost.

Other store operating expenses for the year ended December 31, 2006 decreased by $71,435, or 15.8%, to $380,016 from $451,451 for the year ended December 31, 2005. The decrease in other store operating expenses was primarily due to lower store advertising and marketing expenses. As a percentage of store sales, other store operating expenses decreased to 11.6% of store sales for the year ended December 31, 2006 from 14.3% of store sales for the year ended December 31, 2005.

General and administrative expenses for the year ended December 31, 2006 increased by $652,930, or 19.5%, to $4,001,595 from $3,348,665 for the year ended December 31, 2005. The increase in general and administrative expenses for the year ended December 31, 2006 compared to the same period in the prior year is primarily due to costs associated with increased headcount added to accommodate future growth, expenses incurred to further develop our brand, store design and menu, higher rent expense and higher professional fees. As a percentage of total revenues, general and administrative expenses increased to 108.4% of total revenues for the year ended December 31, 2006 from 104.0% of total revenues for the year ended December 31, 2005.

Advertising, marketing and promotion expenses represent the cost of marketing materials purchased in bulk and subsequently used in our Company-owned or sold to franchise-operated stores. By purchasing materials in bulk we are able to achieve greater savings and share the savings with franchise-operated stores.

Depreciation and amortization expense for the year ended December 31, 2006 increased by $70,464, or 46.3%, to $222,744, from $152,280 for the year ended December 31, 2005. The increase in depreciation and amortization expense for the year ended December 31, 2006 compared to the same period in the prior year is primarily due to two new Company-owned store locations added during the year. As a percentage of total revenues, depreciation and amortization expense increased to 6.0% of total revenues for the year ended December 31, 2006 from 4.7% of total revenues for the year ended December 31, 2005.

Net interest expense for the year ended December 31, 2006 increased by $24,462, or 33.3%, to $97,867, from $73,405 for the year ended December 31, 2005. As a percentage of total revenues, net interest expense increased to 2.7% of total revenues for the year ended December 31, 2006 from 2.2% of total revenues for the year ended December 31, 2005. The increase in net interest expense was primarily due to higher debt levels during the year ended December 31, 2006 compared to 2005. The higher debt levels in 2006 were attributable to higher outstanding balances on the Company’s bank borrowings and debt incurred in connection with two acquisitions.

Our net loss for the year ended December 31, 2006 increased by $412,900, or 11.1%, to $4,125,613, from $3,712,713 for the year ended December 31, 2005. Our net loss increased primarily due to the increase in general and administrative expenses and higher net interest expense partially offset by higher franchise royalties and fees. As a percentage of total revenues, our net loss decreased to 111.8% of total revenues for the year ended December 31, 2006 from 115.3% of total revenues for the year ended December 31, 2005.

Liquidity and Capital Resources

Cash and cash equivalents at December 31, 2006 were $1,840,090 compared to $1,776,330 at December 31, 2005. Cash is primarily used to fund (i) capital expenditures for new and remodeled company-owned stores, (ii) acquisitions of franchise-operated stores, (iii) working capital requirements and (iv) net operating losses.

At December 31, 2006, we had negative working capital of $1,214,657 compared to positive working capital of $2,420,556 at December 31, 2005. The decrease in working capital was primarily due to a decrease in restricted cash and an increase in the current portion of long-term debt. Cash and cash equivalents (including restricted cash) decreased due to the use of cash to fund our operating losses. The current portion of long-term debt increased primarily due to debt incurred in connection with two acquisitions.

Net cash used for operating activities increased by $389,095 to $3,528,203 for the year ended December 31, 2006 compared to $3,139,108 for the year ended December 31, 2005. The increase in net cash used for operating activities was due primarily to the increase in our net loss in 2006 compared to 2005 and higher inventory levels due to two new Company-operated stores.

Net cash provided by investing activities increased by $2,089,688 to $333,193 for the year ended December 31, 2006 compared to cash used for investing activities of $1,756,465 for the year ended December 31, 2005. The increase in net cash used for investing activities was due primarily to an increase in acquisitions of property and equipment.

Net cash provided by financing activities decreased by $2,037,285 to $3,258,770 for the year ended December 31, 2006 compared to $5,296,055 for the year ended December 31, 2005. The decrease in net cash provided by financing activities was due primarily to lower proceeds from the sale of preferred stock and the issuance of long-term debt.

Historically we have funded our operations, working capital requirements, acquisitions and capital expenditures with cash flow generated by operations and proceeds from the issuance of debt and equity securities. As discussed in Note 18 of the Notes to our Consolidated Financial Statements for the years ended December 31, 2006 and 2005, we recently completed the first phase of a private offering of $6,160,000 of equity securities. We believe that cash flow from operations and proceeds from the issuance of debt and equity securities will be sufficient to fund our operations and capital expenditures for the next twelve months.

Critical Accounting Policies & Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements for the years ended December 31, 2006 and 2005 which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the consolidated financial statements requires us to make estimates, judgments and assumptions, which we believe to be reasonable, based on the information available. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Variances in the estimates or assumptions used could yield materially different accounting results. On an ongoing basis, we evaluate the continued appropriateness of our accounting policies and resulting estimates to make adjustments we consider appropriate under the facts and circumstances.

We have chosen accounting policies we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner.

Revenue Recognition

We recognize revenue in accordance with the requirements of SFAS No. 45, Accounting for Franchise Fee Income. Franchisee deposits represent advances on initial franchise fees prior to the opening of the franchisee location. We recognize initial franchise fee revenue upon opening of the franchised location. We defer direct costs related to franchise sales until the related revenue is recognized; however, the deferred costs shall not exceed anticipated revenue less estimated additional related costs. Such costs include training, facilities design, menu planning and marketing. Franchise royalty revenues are recognized in the same period the relevant franchisee sales occur.

We record revenue for Company-owned store sales upon delivery of the related food and other products to the customer.

Valuation of Goodwill

We account for goodwill and other intangible assets under SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable.

Rent Expense

We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in SFAS No. 98, Accounting for Leases. The reasonably assured lease term on most of our leases is the initial non-cancelable lease term, which generally equates to between five and ten years. In addition, certain of our lease agreements provide for scheduled rent increases during the lease terms or for rental payments that commence on a date other than the date of initial occupancy. We include any rent escalations and rent holidays in its determination of straight-line rent expense. Consequently, rent expense for new locations is charged to expense beginning with the consummation date of the lease.

Stock-Based Compensation

Effective January 1, 2006, we adopted the provisions of SFAS No. 123R, Share-based Payment, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, shared-based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

We use the prospective approach as required by SFAS No. 123R and accordingly, compensation costs for periods prior to adoption were not restated. Under this approach, compensation cost is recognized for all share-based payments granted after the date of adoption based on the grant date fair value, estimated in accordance with the provisions of SFAS No. 123R. Financial statement amounts for prior periods have not been revised to reflect the fair value method of expensing share-based compensation. As a result of adopting SFAS No. 123R, our net income for the year ended December 21, 2006 was lower by $23,464 than if we had continued to account for stock-based compensation under the previous method.

Impact of Inflation

In the past, we have been able to recover inflationary cost and commodity price increases through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety. Historically, the effects of inflation on our net income have not been materially adverse.

Many of our employees are paid hourly rates related to federal and state minimum wage laws. Although we have and will continue to attempt to pass along any increased labor costs through food price increases, there can be no assurance that all such increased labor costs can be reflected in our prices or that increased prices will be absorbed by consumers without diminishing to some degree consumer spending at our stores. However, we have not experienced to date a significant reduction in store profit margins as a result of changes in such laws, and management does not anticipate any related future significant reductions in gross profit margins.

Nine Months Ended September 30, 2007

General

For the nine months ended September 30, 2007, our comparable store sales for Company owned stores decreased 1.8%. System-wide comparable store sales decreased by the same percentage because there was no franchise store data to compare since all franchise-operated stores had been open less than a year. Comparable store sales are based on sales for stores that have been in operation for the entire period of comparison. Franchise-operated stores which we acquire are included in comparable store sales once they have been open for the entire period of comparison. Comparable store sales exclude closed locations.

Average weekly sales for Company-owned stores increased $1,520, or 7.6%, to $21,467 for the nine months ended September 30, 2007 from $19,947 for the nine months ended October 1, 2006. The increase in average weekly sales for Company-owned stores was primarily due to the opening of one new Company-owned store and the acquisition of one franchise-operated store during the fourth quarter of 2006.

Average weekly sales for franchise-operated stores decreased $4,791, or 25.5%, to $13,984 for the nine months ended September 30, 2007 from $18,775 for the nine months ended October 1, 2006. The decrease in average weekly sales for franchise-operated stores was primarily due to a change in the status of one store from a franchise-operated store to a Company-owned store during the fourth quarter of 2006.

System-wide, average weekly sales decreased $1,692, or 8.7%, to $17,692 for the nine months ended September 30, 2007 from $19,384 for the nine months ended October 1, 2006.

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in our consolidated statements of operations for the periods indicated. Percentages may not add due to rounding:

	Nine Months Ended
	September 30, 2007	October 1, 2006
Revenues:
Store sales	92.6%	88.3%
Franchise royalties and fees	6.6	9.2
Other revenue	0.8	2.5
	100.0%	100.0%

Costs and expenses:
Store operating expenses (1):
Cost of goods sold, food and paper products	45.1%	46.4%
Labor	30.6	30.5
Occupancy	9.4	9.2
Other store operating expenses	14.7	16.9
General and administrative expenses	58.8	94.4
Advertising, marketing and promotion expenses	15.1	14.5
Depreciation and amortization	8.3	5.1
Loss on disposal of assets	17.6	—
Total costs and expenses	192.2	204.9

Operating loss	(92.2)	(104.9)

Other income (expense):
Interest income	0.4	1.7
Interest expense	(6.7)	(3.7)
Other income (expense), net	(6.3)	(2.0)

Loss before income taxes	(98.6)	(106.9)
Income taxes	—	—
Net loss	(98.6%)	(106.9%)

(1)	As a percentage of store sales.

The following table sets forth certain data relating to the number of company-owned, franchise-operated and system-wide store locations:

	Nine Months Ended
	September 30, 2007	October 1, 2006
Company-owned locations:
Locations at the beginning of the year	5	3
Locations opened	—	—
Locations closed	(1)	—
Locations sold	(1)	—
Locations transferred	—	—
Locations at the end of the period	3	3

Franchise-operated locations:
Locations at the beginning of the year	4	1
Locations opened	2	2
Locations closed	(2)	—
Locations transferred	—	—
Locations at the end of the period	4	3

System-wide locations
Locations at the beginning of the year	9	4
Locations opened	2	2
Locations closed	(3)	—
Locations sold	(1)	—
Locations at the end of the period	7	6

Results of Operations

Nine Months Ended September 30, 2007 Compared to Nine Months Ended October 1, 2006

Revenues

Our total revenues for the nine months ended September 30, 2007 increased $1,269,632, or 48.0%, to $3,912,449 from $2,642,817 for the nine months ended October 1, 2006. The growth in total revenues for the nine months ended September 30, 2007, as compared to the prior year was primarily due to the addition of one new Company-owned store opened during the fourth quarter of 2006 and a change in the status of one store from a franchise-operated store to a Company-owned store during the fourth quarter of 2006 partially offset by a decrease in sales at a Company-owned store that was closed in April 2007.

The system-wide average weekly sales per store and the related number of operating weeks for the nine months ended September 30, 2007 and October 1, 2006 were as follows:

	Nine Months Ended		Percentage Change
	Sept. 30, 2007	Oct. 1, 2006
System-wide average weekly sales	$17,692	$19,384	(8.7%)
System-wide number of operating weeks	339	225	50.7%

Average weekly sales is calculated by dividing total net sales by operating weeks. Accordingly, the year over year change reflects sales for all locations, whereas comparable store sales exclude closed locations and are based on sales for locations that have been in operation and owned throughout the period of comparison.

Sales at Company-owned stores for the nine-months ended September 30, 2007 increased by $1,289,378, or 55.3%, to $3,622,661 from $2,333,283 for the nine months ended October 1, 2006. As a percentage of total revenues, sales at Company-owned stores increased to 92.6% of total revenues for the nine months ended September 30, 2007 from 88.3% for the nine months ended October 1, 2006. The increase in sales at Company-owned stores for the nine-months ended September 30, 2007 was primarily due to the opening of one new store and the acquisition of a franchise-operated store during the fourth quarter of 2006 partially offset by a decrease in sales of a Company-owned store closed in April 2007. Average weekly sales for Company-owned stores and the related number of operating weeks for the nine months ended September 30, 2007 and October 1, 2006 were as follows:

	Nine Months Ended		Percentage Change
	Sept. 30, 2007	Oct. 1, 2006
Company-owned stores average weekly sales	$21,467	$19,947	7.6%
Company-owned stores number of operating weeks	168	117	43.6%

During the nine months ended September 30, 2007, franchise royalties and fees increased $14,918, or 6.2% to $257,153 from $242,235 for the nine months ended October 1, 2006. The increase in franchise royalties and fees in 2007 was primarily due to an increase in royalties earned on sales at three franchise-operated locations that opened after October 1, 2006, higher sales at the three franchise-operated locations open at October 1, 2006 and higher advertising fund contributions partially offset by a decrease in franchise fees.

During the nine months ended September 30, 2007, franchise royalties increased $7,650, or 8.3%, to $99,361 from $91,711 for the nine months ended October 1, 2006. During the fourth quarter of 2006, we acquired a franchise-operated store. Franchise fees for the nine months ended September 30, 2007 decreased by $35,000, or 33.3%, to $70,000 from $105,000 for the nine months ended October 1, 2006. Contributions to the advertising fund increased by $42,268, or 92.8%, to $87,792 for the nine months ended September 30, 2007 from $45,524 for the nine months ended October 1, 2006.

Average weekly sales for franchise-operated stores and the related number of operating weeks for the nine months ended September 30, 2007 and October 1, 2006 were as follows:

	Nine Months Ended		Percentage Change
	Sept. 30, 2007	Oct. 1, 2006
Franchise-operated stores average weekly sales	$13,984	$18,775	(25.5%)
Franchise-operated stores number of operating weeks	171	108	58.3%

At September 30, 2007, four franchise-operated stores were open and operating and commitments to open an additional 61 franchise-operated locations had been received. We expect the 61 additional franchise-operated locations to open according to the timetable set forth in agreements we have with various area developers, with the majority of the locations opening in the next four or five years. Our standard franchise agreement requires a franchisee to develop a specified number of stores on or before specific dates. If a franchisee or area developer fails to develop stores on schedule, we have the right to terminate the franchise agreement and develop company-owned locations or develop locations through new area developers in that market. We may exercise one or more alternative remedies to address defaults by area developers and franchisees of the terms of their franchise agreements including the failure to open locations on time and non-compliance with our operating and brand requirements and other covenants under the franchise agreement.

Costs and Expenses

Cost of goods sold, food and paper products for the nine months ended September 30, 2007 increased by $552,282, or 51.0%, to $1,634,406 from $1,082,124 for the nine months ended October 1, 2006. The increase in cost of goods sold, food and paper products for the nine months ended September 30, 2007 was primarily due to an increase in the number of Company-owned stores, price increases on whey protein products. As a percentage of store sales, cost of goods sold, food and paper products decreased to 45.1% of store sales for the nine months ended September 30, 2007 from 46.4% of store sales for the nine months ended October 1, 2006. The decrease in cost of goods sold, food and paper products as a percentage of store sales was primarily due to lower costs for (due to mix of retail & food).

Labor expense for the nine months ended September 30, 2007 increased by $397,905, or 56.0%, to $1,108,984 from $711,079 for the nine months ended October 1, 2006. The increase in labor expense was primarily attributable to costs of new employees hired in connection with the opening of the new Company-owned store locations opened after October 1, 2006. As a percentage of store sales, labor expense increased slightly to 30.6% of store sales for the nine months ended September 30, 2007 from 30.5% of store sales for the nine months ended October 1, 2006. The increase in labor expense as a percentage of store sales for the nine months ended September 30, 2007 was primarily due to the higher cost of employee benefits.

Occupancy costs for the nine months ended September 30, 2007 increased by $123,754, or 57.5%, to $338,868 from $215,114 for the nine months ended October 1, 2006. The increase in occupancy costs was primarily attributable to the increase in the number of Company-owned store locations. As a percentage of store sales, occupancy costs increased slightly to 9.4% of store sales for the nine months ended September 30, 2007 from 9.2% of store sales for the nine months ended October 1, 2006. The increase in occupancy costs as a percentage of store sales was primarily due to the decline in average weekly sales.

Other store operating expenses for the nine months ended September 30, 2007 increased by $137,595, or 34.9%, to $531,760 from $394,165 for the nine months ended October 1, 2006. The increase in other store operating expenses was primarily due to other store operating expenses attributable to new Company-owned stores opened after October 1, 2006 . As a percentage of store sales, other store operating expenses decreased to 14.7% of store sales for the nine months ended September 30, 2007 from 16.9% of store sales for the nine months ended October 1, 2006. The decrease in other store operating expenses as a percentage of store sales was primarily due to improved expense control.

General and administrative expenses for the nine months ended September 30, 2007 decreased by $191,703, or 7.7%, to $2,301,938 from $2,493,641 for the nine months ended October 1, 2006. The decrease in general and administrative expenses for the nine months ended September 30, 2007 compared to the same period in the prior year is primarily due to reduced headcount and reduced professional fees. As a percentage of total revenues, general and administrative expenses decreased to 58.8% of total revenues for the nine months ended September 30, 2007 from 94.4% of total revenues for the nine months ended October 1, 2006. The decrease in general and administrative expenses as a percentage of revenues for the nine months ended September 30, 2007 compared to the same period in the prior year is primarily due reduced headcount, lower professional fees and tighter expense control.

Advertising, marketing and promotion expenses for the nine months ended September 30, 2007 increased by $209,078, or 54.4%, to $593,519 from $384,441 for the nine months ended October 1, 2006. As a percentage of total revenues, advertising, marketing and promotion expenses increased to 15.1% of total revenues for the nine months ended September 30, 2007 from 14.5% of total revenues for the nine months ended October 1, 2006. The increase in advertising, marketing and promotion expenses for the nine months ended September 30, 2007 compared to the same period in the prior year is primarily due to the issuance of 450,000 shares of KnowFat common stock issued to George Foreman Ventures, LLC (“GFV”) pursuant to the terms of a services agreement with GFV that became effective June 12, 2007 (the “GFV Services Agreement”).

Pursuant to the terms of the GFV Services Agreement, we agreed to (i) issue 900,000 shares of KnowFat common stock to GFV (ii) issue an additional 100,000 shares of KnowFat common stock to GFV promptly following the sale of the 600th franchise, provided the sale of such franchise has occurred by December 31, 2009, and (iii) pay GFV a royalty equal to 0.2% of aggregate net sales, in exchange for the performance of certain services by George Foreman and a limited license to use Mr. Foreman’s name and likeness in connection with the promotion of restaurants operated by us and our franchisees. One half of the 900,000 shares, or 450,000 shares, vested on June 12, 2007. The remainder will vest over four years. In the event there is a change of control as defined in the GFV Services Agreement, GFV may return 50% of the shares of common stock received in exchange for a prospective increase in the royalty rate to 0.5%.

Depreciation and amortization expense for the nine months ended September 30, 2007 increased by $188,219, or 139.8%, to $322,873 from $134,654 for the nine months ended October 1, 2006. The increase in depreciation and amortization expense for the nine months ended September 30, 2007 compared to the same period in the prior year is primarily due to new Company-owned store locations opened after October 1, 2006 and new equipment installed in previously existing Company-owned store locations. As a percentage of total revenues, depreciation and amortization expense increased to 8.3% of total revenues for the nine months ended September 30, 2007 from 5.1% of total revenues for the nine months ended October 1, 2006.

The loss on disposal of assets for the nine months ended September 30, 2007, represents the costs associated with the closing of one Company-owned store and the sale of one Company-owned store. The costs associated with the disposition of the two stores were accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and are comprised of $232,074 representing the liability for the net present value of the remaining lease obligations, $428,191 for the write-off of goodwill and $28,683 representing a loss incurred on the disposition of inventory, plant and equipment.

Net interest expense for the nine months ended September 30, 2007 increased by $193,521, or 361.4%, to $247,064, from $53,543 for the nine months ended October 1, 2006. As a percentage of total revenues, net interest expense increased to 6.3% of total revenues for the nine months ended September 30, 2007 from 2.0% of total revenues for the nine months ended October 1, 2006. The increase in net interest expense was primarily due to higher debt levels during the nine months ended September 30, 2007 compared to the nine months ended October 1, 2006 and higher interest rates. The higher debt levels in 2007 were attributable to debt incurred in connection with the acquisition of two store locations during the fourth quarter of 2006, a promissory note issued to Alan Antokal in the principal amount of $1,000,000 (the “Antokal Note”) and the bridge financing arranged in contemplation of the merger and offering transactions described in Note 18 of the Notes to our Unaudited Consolidated Financial Statements for the Nine Months ended September 30, 2007.

Our net loss for the nine months ended September 30, 2007 increased by $1,029,966, or 36.4%, to $3,855,911, from $2,825,945 for the nine months ended October 1, 2006. Our net loss increased primarily due to the increase in store operating expenses, the expense resulting from the shares of KnowFat common stock issued to GFV, higher depreciation and amortization expenses, the loss recognized in connection with the disposition of two Company-owned store locations and higher net interest expense. As a percentage of total revenues, our net loss decreased to 98.6% of total revenues for the nine months ended September 30, 2007 from 106.9% of total revenues for the nine months ended October 1, 2006.

Liquidity and Capital Resources

Cash and cash equivalents at September 30, 2007 were $405,667 compared to $1,840,090 at October 1, 2006. Cash is primarily used to fund (i) capital expenditures for new and remodeled company-owned stores, (ii) acquisitions of franchise-operated stores, (iii) working capital requirements and (iv) our net operating losses.

At September 30, 2007, we had negative working capital of $5,058,765 compared with negative working capital of $1,214,657 at October 1, 2006. The decrease in the working capital was primarily due to a decrease in cash and cash equivalents, and increase in notes payable, accounts payable and accrued expenses. The increase in notes payable was primarily due to the Antokal Note issued in April 2007 and bridge financing incurred in contemplation of the merger and offering transactions described in Note 8 of the Notes to our Unaudited Consolidated Financial Statements for the Nine Months ended September 30, 2007. Cash and cash equivalents decreased primarily due to the use of cash to fund the Company’s operating losses and capital expenditures.

Net cash used in operating activities improved by $573,268 to $2,283,485 for the nine months ended September 30, 2007 compared to $2,856,753 for the nine months ended October 1, 2006. The improvement in net cash used in operating activities was due primarily to lower expenses requiring the outlay of cash.

Net cash used in investing activities increased by $491,085 to $607,546 for the nine months ended September 30, 2007 compared to $116,461 for the nine months ended October 1, 2006. The increase in net cash used in investing activities was due primarily to an increase in acquisitions of property and equipment.

Net cash provided by financing activities decreased by $148,697 to $1,456,608 for the nine months ended September 30, 2007 compared with $1,605,305 for the nine months ended October 1, 2006. The decrease in net cash provided by financing activities was due primarily to the change in our restricted cash balance, and higher payments on long-term debt partially offset by proceeds received from the issuance of notes payable.

Historically we have funded our operations, working capital requirements, store acquisitions and capital expenditures with cash flow generated from operations and proceeds from the issuance of debt and equity securities. As discussed in Note 18 of the Notes to our Unaudited Consolidated Financial Statements for the nine months ended September 30, 2007 and October 1, 2006, we recently completed the first phase of a private offering of $6,160,000 of equity securities. We believe that cash flow from operations and proceeds from loans and the issuance of securities will be sufficient to fund our operations and capital expenditures for the next twelve months.

Critical Accounting Policies & Estimates

The discussion and analysis of our financial condition and results of operations is based upon our unaudited consolidated financial statements for the nine months ended September 30, 2007 and October 1, 2006 which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our consolidated financial statements requires us to make estimates, judgments and assumptions, which we believe to be reasonable, based on the information available. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Variances in the estimates or assumptions used could yield materially different accounting results. On an ongoing basis, we evaluate the continued appropriateness of our accounting policies and resulting estimates to make adjustments we consider appropriate under the facts and circumstances.

We have chosen accounting policies we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. We consider our policies on accounting for revenue recognition, goodwill, rent expense and stock-based compensation to be the most critical in the preparation of the accompanying consolidated financial statements because they involve the most difficult, subjective, or complex judgments about the effect of matters that are inherently uncertain. There have been no material changes to our application of critical accounting policies and significant judgments and estimates since December 31, 2006.

Commitments, Contractual Obligations and Off-Balance Sheet Arrangements

We currently anticipate total capital expenditures for the year ending December 31, 2007 will approximate $800,000, primarily for one new company-owned store.

In addition to our capital expenditures requirements, we have certain other contractual and committed cash obligations. Our contractual cash obligations primarily consist of non-cancelable operating leases for our stores, and administrative offices. Lease terms for our stores and administrative offices are generally for seven to ten years with renewal options at most locations and generally require us to pay a proportionate share of real estate taxes, insurance, common area, and other operating costs. Some store leases provide for contingent rental (i.e. percentage rent) payments based on sales in excess of specified amount. Certain of our lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy.

The Company’s operating lease obligations at September 30, 2007 and the affect they are expected to have on our liquidity and cash flows in future periods are as follows:

		Less Than	1 Year to	4 Years to	More Than
	Total	1 Year	3 Years	5 Years	5 Years
Operating leases	$4,569,574	$537,043	$1,229,525	$1,231,182	$1,571,824

Our capital requirements, including development costs related to the opening or acquisition of additional stores and maintenance and remodel expenditures, have and will continue to be significant. Our future capital requirements and the adequacy of available funds will depend on many factors, including the pace of expansion, real estate markets, site locations, and the nature of the arrangements negotiated with landlords. Our consolidated financial statements for the nine months ended September 30, 2007 and October 1, 2006 have been prepared assuming that the Company will continue as a going concern. We have incurred significant recurring losses and must raise additional equity capital in order to fund operations and capital expenditures. As discussed in Note 8 of the Notes to our Consolidated Financial Statements for the nine months ended September 30, 2007 and October 1, 2006, we recently completed the first phase of a private offering of $6,160,000 of equity securities.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115,” (“SFAS No. 159”). This standard permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective beginning in our fiscal year 2008 and are currently not expected to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a consistent framework for measuring fair value and expands disclosures about fair value measurements. The provisions of SFAS No. 157 apply under other accounting pronouncements that require or permit fair value measurements, however they do not apply to SFAS No. 123R. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a significant effect on our consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of Statement 109 (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by setting a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 as of January 1, 2007, as required. Adoption of FIN 48 did not have a significant impact on our consolidated financial statements. In addition, there was no adjustment to our accumulated deficit relating to the cumulative effect of adopting FIN 48 as of January 1, 2007.

We are subject to income taxes in the United States and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The statute of limitations for adjustments to our historical tax obligations will vary by jurisdiction. The tax years 2003 to 2006 remain open to examination by the major tax jurisdictions to which we are subject. At September 30, 2007, we do not anticipate that our total unrecognized tax benefits, if any, will significantly change due to any settlement of examination or expiration of statute of limitation within the next twelve months.

DESCRIPTION OF PROPERTY

UFood owns no real estate. UFood is a party to store leases at its existing units that have remaining terms of between five and eight years. In August of 2006, UFood moved its executive offices to 255 Washington Street, Suite 100, Newton, Massachusetts. The new lease is for seven years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of December 21, 2007, by (i) each person who, to our knowledge, owns more than 5% of the Common Stock; (ii) each of the directors and executive officers of the Company; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power and that person’s address is c/o UFood, 255 Washington Street, Suite 100, Newton, Massachusetts 02458. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 21, 2007 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class+
George Naddaff(1)	2,289,864	7.6%
Charles A. Cocotas(2)	205,674	*
Eric Spitz(3)	906,832	3.1%
Robert C. Grayson(4)	100,483	*
Jeffrey Ross(5)	108,310	*
Mark Giresi	0	*
Glenn Davis	0	*
Directors and Executive Officers as a group(1)-(5)	3,596,852	12.1%

Alan Antokal(6)	2,373,029	8.1%
Spencer Trask Breakthrough Partners LLC	3,700,000	12.7%
535 Madison Avenue
New York, New York 10022

* Less than one percent

+ Based on 29,241,158 shares of Common Stock issued and outstanding as of December 21, 2007.

(1)
Includes 1,549,775 shares of Common Stock beneficially owned by Mr. Naddaff. Also includes 184,533 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of the date hereof and 555,556 shares of Common Stock issuable upon exercise of options granted to Mr. Naddaff pursuant to his employment agreement which will be exercisable within 60 days of the date hereof. Does not include an additional 944,444 shares of Common Stock issuable upon exercise of options granted to Mr. Naddaff pursuant to his employment agreement which will not be exercisable within 60 days of the date hereof.

(2)	Consists of 205,674 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of the date hereof.

(3)
Includes 774,888 shares of Common Stock beneficially owned by Mr. Spitz. Also includes 131,944 shares of Common Stock issuable upon exercise of options granted to Mr. Spitz pursuant to his employment agreement which will be exercisable within 60 days of the date hereof. Does not include an additional 118,056 shares of Common Stock issuable upon exercise of options granted to Mr. Spitz pursuant to his employment agreement which will not be exercisable within 60 days of the date hereof.

(4)
Includes 74,815 shares of Common Stock beneficially owned by Mr. Grayson. Also includes 25,668 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of the date hereof.

(5)
Includes 97,646 shares of Common Stock beneficially owned by Mr. Ross. Also includes 10,665 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of the date hereof.

(6)
Includes 2,307,677 shares of Common Stock beneficially owned by Mr. Antokal. Also includes 65,352 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of the date hereof.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following persons will become the executive officers and directors of the Company following the Merger and will hold the positions set forth opposite their name.

Name	Age	Position
George Naddaff	77	Chief Executive Officer and Chairman of the Board of Directors
Charles Cocotas	72	President and Chief Operating Officer, Director
Glenn Davis	53	Chief Financial Officer
Eric Spitz	37	Executive Vice President of Business Development
Robert C. Grayson	62	Director
Jeffrey Ross	63	Director
Mark Giresi	49	Director

The Company’s Board of Directors will consist of seven members. The Placement Agent has the right to appoint one member of the Company’s Board of Directors. Our directors hold office until the earlier of their death, resignation or removal, or until their successors have been qualified.

George Naddaff was KnowFat’s Co-Chief Executive Officer since February 2004, its CEO since September 2007 and its Chairman of the Board since March 2004. From February 1986 to February 2004, he was Chief Executive Officer of Business Expansion Capital, Inc., an investment firm located in Newton, Massachusetts. From 1997 to 2001, he held various management positions (including acting Chief Executive Officer) at Ranch*1, Inc., a franchisor of quick service restaurants with its headquarters in New York, New York. He developed Boston Chicken/Boston Market into a national franchise brand and in 1992 sold it to a group of Blockbuster Video executives. Mr. Naddaff has founded and/or been significantly involved with several other successful concepts including: Mulberry Child Care Centers, which had over 90 company-owned childcare centers when it was sold to KinderCare; Sylvan Learning Centers, the nation’s leading after-school learning facilities; Ranch*1; Living and Learning Schools, which operated more than 50 upscale childcare facilities and was sold to KinderCare; VR Business Brokers, the nation’s largest business brokerage franchise with over 350 offices, which was acquired in 1986 by Christies, London. Mr. Naddaff began his career in food service when he co-founded International Foods, which operated 19 KFC franchises in the Boston area and was sold in 1970.

Charles A. Cocotas joined KnowFat as a consultant in May 2007. In September 2007 he was appointed as KnowFat’s President and Chief Operating Officer. Mr. Cocotas is expected to be elected as a director following the Merger. From 1999 to 2007, he was principal of the Charles A. Cocotas Restaurant Consulting firm in Massachusetts. He is an experienced executive with more than 35 years experience in the restaurant industry, which included the launch of start-up ventures as well as turn-arounds with established corporations operating both company and franchise restaurants. He has served as President, Chief Executive Officer and/or Chief Operating Officer of various companies including Boston Chicken, where he joined George Naddaff in launching one of the best first day IPO’s in the history of Wall Street. Mr. Cocotas also served with other public and private companies including Church’s Fried Chicken, TCBY and Best Friends Pet Care. He was Executive Vice President with International Dairy Queen responsible for their Golden Skillet Fried Chicken subsidiary.

Eric Spitz was KnowFat’s Co-Chief Executive Officer and President from February 2004 to September 2007 and a Director since March 2004. He became KnowFat’s Executive Vice President of Business Development in September 2007. Mr. Spitz held the post of CEO for Trakus, a sports technology company that he founded in 1997, until joining the KnowFat management team in 2004. At Trakus, he raised over $30 million of venture capital from various investors including CBS Sportsline and Toshiba. In 2006 Mr. Spitz was recognized by the Boston Business Journal as one of the top 40 young executives in Boston. Prior to Trakus, he worked in various capacities for Information Resources, Inc. Mr. Spitz holds an MBA from MIT’s Sloan School of Management and a B.A. from the University of Pennsylvania.

Robert C. Grayson has been a director of KnowFat since 2004. Since 1992 Mr. Grayson has been President and Chief Executive Officer of RC Grayson and Associates, a retail-oriented consulting firm in New York City. Mr. Grayson has many years of experience in the retail industry, and currently serves as a director of AnnTaylor Corp., Kenneth Cole and Frisby Technologies.

Jeffrey Ross has been a director of KnowFat since 2005. Since 1999 he has been Managing Partner of RossFialkow Capital Partners, an investment advisory firm specializing in private equity and merger and acquisition transactions. From 1997 to 1999, he was President and Chief Executive Officer of Hearthstone Assisted Living, a chain of assisted living facilities in Houston, Texas.

Mark Giresi has worked for Limited Brands since 2000 and is currently Executive Vice President-International, where he oversees the worldwide development and expansion for Victoria’s Secret and Bath & Body Works. He previously spent 15 years at Burger King Corporation where he held several executive positions including Senior Vice President of Franchise Operations and Development and Worldwide General Counsel. Mr. Giresi holds a BS from Villanova University and a JD from Seton Hall University.

Glenn Davis was hired by KnowFat as its Chief Financial Officer on October 23, 2007. Mr. Davis has more than twenty-five years of financial operations, treasury, and administrative management experience in the retail, consumer products, manufacturing and distribution industries. Most recently, Mr. Davis has served as interim CFO of several emerging growth companies, including Multilayer Coating Technologies (from August 2006 through April 2007), a former division of Polaroid Corp., SmartBargains, Inc. (from July 2005 through December 2005), and North American Midway Entertainment Corp. (from November 2004 through July 2005), a provider of carnival rides, food and beverage services at more than 160 venues throughout North America. Previously, Mr. Davis was CFO of Homeruns.com (from 2000 through 2002), an on-line grocery shopping and delivery service, and CML Group, Inc. (from 1998 through 1999), which operated more than 400 retail locations throughout the United States under various tradenames including NordicTrack and Smith and Hawken. Between his CFO positions, Mr. Davis has provided consulting services to various clients on financial and accounting matters. Mr. Davis holds an MBA from the Amos Tuck School of Business Administration at Dartmouth College and a BA in economics from DePauw University and is a Certified Public Accountant.

There are no family relationships among the above-listed directors and executive officers. Further, they have been neither convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws or commodities laws. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board of Directors and Corporate Governance

The Company’s Board of Directors will consist of seven (7) members. On the closing date of the Merger, Brent Hahn, the sole member of the Board of Directors of Axxent resigned, and simultaneously therewith a new Board of Directors was appointed. The Board consists of four members who were former directors of KnowFat (George Naddaff, Charles Cocotas, Robert C. Grayson and Jeffrey Ross), Mark Giresi and two additional members who will be appointed at a later date.

Board Committees

The Company intends to appoint such persons to the Board and committees of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange. Therefore, the Company intends that a majority of its directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, the Board of Directors is expected to appoint an audit committee, nominating committee and compensation committee, to adopt charters relative to each such committee and to formulate and adopt a code of ethics. We currently anticipate that Messrs. Grayson and Ross will serve on our audit committee and our compensation committee.

Board Independence

We believe that Messrs. Grayson and Giresi are “independent” directors as that term is defined by applicable listing standards of the Nasdaq Stock Market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer and the only other highly compensated executive officer who received annual compensation in excess of $100,000. Each of the named executive officers is entitled to certain payments in connection with resignation, retirement or other termination, as described more fully under the heading “Agreements with Executive Officers and Consultants.”

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Annual Compensation	Total
George Naddaff, Chairman and CEO	2006	$209,257	$125,000	0	0	0	0	$0	$334,257
	2005	$150,000	$110,000	0	0	0	0	$0	$260,000

Eric Spitz, Executive Vice President	2006	$200,924	$0	0	0	0	0	$0	$200,924
of Business Development	2005	$150,000	$0	0	0	0	0	$0	$150,000

The salaries of Mr. Naddaff, Mr. Cocotas and Mr. Spitz are currently $300,000, $200,000 and $175,000, respectively.

Agreements with Executive Officers and Consultants

On May 1, 2004, KnowFat entered into a Founders’ Agreement with each of (i) George Naddaff, UFood’s current Chairman and Chief Executive Officer and (ii) Eric Spitz, UFood’s current Executive Vice President of Business Development (each, a “Founder”). Under the Founder’s Agreements, all 1,000,000 shares of KnowFat common stock granted to Mr. Naddaff have vested and all 500,000 shares of KnowFat common stock granted to Mr. Spitz have vested.

KnowFat entered into an employment contract on October 15, 2007 with each Founder that provides: (i) the term of each employment agreement is for three years; (ii) the base salary for Mr. Naddaff and Mr. Spitz is $300,000 and $175,000, respectively, plus benefits; (iii) Mr. Naddaff and Mr. Spitz will receive options to purchase 1,500,000 and 250,000 UFood shares, respectively, under the 2007 Plan; and (iv) if a Founder’s employment is terminated by KnowFat without cause, or by the Founder as a result of a constructive termination by KnowFat, or as a result of the Founder’s death or disability, then KnowFat is obligated to pay severance (consisting of salary and benefits as in effect at the time of termination) to the Founder (or the Founder’s legal representatives) for a period equal to the lesser of 12 months or the then-remaining balance of the employment term. The options referenced above will bear an exercise price of $1.00 per share, have a term of ten years and vest over a three-year period as follows: (A) Mr. Naddaff’s options to purchase (i) 500,000 shares will vest upon the grant of the options and (ii) 1,000,000 shares will vest in equal monthly amounts of approximately 27,778 shares over a three year period; and (B) Mr. Spitz’s options to purchase (i) 125,000 shares will vest upon the grant of the options and (ii) 125,000 shares will vest in equal monthly amounts of approximately 3,472 shares over a three year period. If Mr. Spitz terminates his employment voluntarily at a point more than 30 days after the effective date of registration statement by which the securities sold in the Offering are registered for resale, Mr. Spitz is entitled to the same severance benefits. In

The Founders and Low Fat No Fat Gourmet Café, Inc. (“LFNF”) are parties to a Joint Venture Agreement dated January 26, 2004 (the “JV Agreement”). Under the JV Agreement, LFNF granted KnowFat the exclusive right to franchise the concept of retail outlets offering food service featuring low-fat, low-carbohydrate and low-calorie food items, selected beverages and nutritional products to the general public and agreed to contribute all its trademarks, copyrights, know-how, trade secrets and other intellectual property to KnowFat. As consideration, KnowFat issued 545,454 shares of its common stock to LFNF. The JV Agreement also provides that LFNF has the right to send one attendee to meetings of the Board of directors as an observer.

Outstanding Equity Awards at Fiscal Year End

Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
George Naddaff	0	0	0	-	-
Eric Spitz	0	0	0	-	-

2004 Stock Option Plan

KnowFat did not grant any options or other stock grants to any named executive officers during 2006. KnowFat did grant 205,546 options (giving effect to the Merger) to Charles A. Cocotas in 2007 before he became an employee of KnowFat. Those options expire in 2017 and are exercisable at a price of $1.00. None of the options granted to Mr. Cocotas have been exercised.

2007 Equity Incentive Plan

The Board of Directors and stockholders of the Company adopted the 2007 Equity Incentive Plan on August 17, 2007 which reserves a total of 3,000,000 shares of our Common Stock for issuance under the 2007 Plan. If an incentive award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan.

Shares issued under the 2007 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2007 Plan. In addition, the number of shares of Common Stock subject to the 2007 Plan, any number of shares subject to any numerical limit in the 2007 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2007 Plan. Subject to the terms of the 2007 Plan, the compensation committee has complete authority and discretion to determine the terms of awards under the 2007 Plan.

Grants

The 2007 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•
Options granted under the 2007 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of Common Stock covered by an option cannot be less than the fair market value of the Common Stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2007 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of Common Stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of Common Stock on the date of exercise of the SAR and the market price of a share of Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2007 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2007 Plan would terminate ten years after it is adopted.

Director Compensation

In 2006, KnowFat did not award any of its directors with stock options or other compensation. The Company’s directors are reimbursed for reasonable and necessary out-of-pocket expenses incurred in connection with their service to the Company, including travel expenses.

The Company expects to establish compensation arrangements for our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Directors and Officers of KnowFat

KnowFat entered into an agreement in May 2006 with George Naddaff, Chairman and CEO, by which Mr. Naddaff received a warrant to purchase up to 121,154 shares of KnowFat’s common stock in exchange for Mr. Naddaff’s personal guaranty of KnowFat’s credit obligations to the Bank.

KnowFat’s directors have received stock option grants and reimbursement of certain expenses. See the “Director Compensation” section of this Current Report. One of the Company’s directors is also an executive officer. Mr. Naddaff entered into employment agreement with the Company and receives compensation thereunder. See the “Agreements with Executive Officers and Consultants” section of this Current Report.

Transactions with Former Axxent Shareholders

Prior to the closing of the Merger, Axxent transferred all of its operating assets and liabilities to its wholly owned subsidiary, Axxent Media, Inc., and contemporaneously with the closing of the Merger split-off Axxent Media, Inc. through the sale of all of the outstanding shares of Axxent Media Inc. to Brent Hahn, the former Chief Executive Officer of Axxent. In connection with the split-off, 16,200,000 shares of Common Stock held by Mr. Hahn prior to the Merger were surrendered and cancelled without further consideration.

Transactions with the Placement Agent and Its Related Parties

The Placement Agent acted as Axxent’s placement agent in connection with its sale of $2,000,000 of principal amount of Axxent Convertible Notes which was consummated in September 2007. The Company paid $200,000 to the Placement Agent as cash compensation for such services. In addition, the Company issued a warrant to purchase 800,000 shares of Common Stock at an exercise price of $1.00 per share as additional compensation. The warrants have a term of seven-years and are fully exercisable. The Company also paid to the Placement Agent an expense allowance of $75,000 in connection with such placement.

In August 2007, a related party to the placement agent of the Note Offering purchased an aggregate of 2,400,000 shares of Common Stock (3,600,000 shares on a post stock split adjusted basis) from various shareholders of Axxent who were selling shareholders in Axxent’s Form SB-2 Registration Statement that was declared effective by the SEC in August 2006. The aggregate purchase price paid to such shareholders by such party for such shares was $525,000. In addition, such party purchased $50,000 of Axxent Convertible Notes in September 2007.

DESCRIPTION OF SECURITIES

Capital Stock Issued and Outstanding

After giving effect to the Transactions, and taking into account the warrants to acquire shares of Common Stock issued in connection with Transactions, the grant of options under the 2007 Plan and 2004 Plan, there were issued and outstanding of the Company on the Closing Date, on a fully diluted basis:

•	29,241,158 shares of Common Stock;

•	0 shares of preferred stock;

•	Options to purchase 391,791 shares of Common Stock granted under the 2004 Plan and options to purchase 1,750,000 shares of Common Stock granted under the 2007 Plan; and

•
Warrants to purchase 7,759,314 shares of Common stock, of which warrants to purchase 3,080,000 shares are issued to the investors in the Offering, warrants to purchase 800,000 shares are issued to the Placement Agent in connection with the Bridge Financing, warrants to purchase 1,232,000 shares are issued to the Placement Agent in connection with the Offering, warrants to purchase 2,040,088 shares are issued to holders of Axxent Convertible Notes and warrants to purchase 607,226 shares are issued to former KnowFat warrant holders.

Authorized Capital Stock

The Company is governed by its amended and restated Articles of Incorporation which provides for the issuance of 310,000,000 shares of capital stock, of which 300,000,000 are shares of Common Stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Description of Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board of Directors from time to time, the Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board of Directors from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of the Company, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

The Company expects to file within 90 days of the date of the final closing of the Offering, a registration statement registering for resale all shares of Common Stock issued in the Offering, including Common Stock (i) included in the Units; (ii) issuable upon exercise of the Investor Warrants; (iii) issuable upon conversion of the Axxent Convertible Notes; and (iv) issuable upon exercise of warrants issued to Axxent Convertible Note holders in connection with the conversion of their Axxent Convertible Notes. The Company will use reasonable efforts to cause the registration statement to become effective no later than 90 days after the date filed.  The Company shall maintain the effectiveness of the registration statement through the second anniversary of the date the registration statement is declared effective by the SEC or until Rule 144(k) of the Securities Act is available to the investors in the Offering with respect to all of their shares, whichever is earlier. The Company shall pay monetary penalties equal to one and one-quarter percent (1.25%) of the purchase price paid by the holders of registrable securities for each full month that (i) the Company is late in filing the registration statement or (ii) the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross purchase price paid by the holders of registrable securities. No penalties shall accrue with respect to any shares of Common Stock removed from the registration statement in respect to a comment from the SEC limiting the number of shares of Common Stock which may be included in the registration statement. The holders of the shares of Common Stock removed from the registration statement as a result of a comment from the SEC shall have “piggyback” registration rights for the shares of Common Stock or Common Stock underlying such warrants with respect to any registration statement filed by the Company following the effectiveness of the registration statement which would permit the inclusion of these shares.

Description of Preferred Stock

The Company is authorized to issue 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. The Board of Directors will be vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by the Board of Directors, without the necessity of obtaining approval of the stockholders.

Description of Options

The Company has granted options to purchase 1,750,000 shares of its Common Stock under the 2007 Plan. The Company may grant options to purchase up to an additional 1,250,000 shares of Common Stock to executive officers and certain employees of the Company pursuant to the 2007 Plan. There are also options to purchase 391,791 shares of Common Stock under the 2004 Plan, issued to the former KnowFat option holders, the exercise prices of which have been adjusted by the conversion ratio. All options granted under the 2004 Plan became immediately exercisable upon consummation of the Merger.

Description of Warrants

There are currently Investor Warrants issued to purchase 3,080,000 shares of Common Stock held by investors purchasing Units in the Offering. There are an additional 2,040,088 warrants issued to Axxent Convertible Note holders due to the conversion of their Axxent Convertible Notes into Units. The warrants will provide for the purchase of shares of Common Stock for five years at an exercise price of $1.25 per whole share.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or by “cashless exercise” to the extent that a registration statement covering the shares of Common Stock underlying the warrants is not in effect following the one year anniversary of issuance. A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. The warrants shall also be subject to a weighted average price protection for the term of the warrants.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

The Placement Agent was entitled to warrant coverage of twenty percent (20%) of the shares of Common Stock included in the Units sold in the Offering. As a result of the foregoing arrangement, at the closing of the Offering, the Company issued warrants to purchase 1,232,000 shares of Common Stock to the Placement Agent. The warrants to be issued to the Placement Agent are substantially identical to the terms of the Investor Warrants except that the warrants are exercisable for a term of seven (7) years and have immediate cashless exercise rights. The placement agent for the Note Offering also received warrants to purchase 800,000 shares of Common Stock at an exercise price of $1.00 in connection with the Note Offering.

The Company also issued warrants to purchase 607,226 shares of Common Stock to the former KnowFat warrant holders in exchange for their outstanding warrants to purchase shares of common stock of KnowFat. The per share exercise price of such warrants was re-priced immediately prior to the consummation of the Merger to $1.00 per share of Common Stock, and this exercise price remained the same upon the consummation of the Merger and was not affected by the conversion ratio in the Merger.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. The Company currently has less than 200 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, and stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Common Stock is currently available for trading in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “UFFC.OB”. High and low closing prices since volume trading began in September 2007 are as follows:

Period	High	Low
September 2007	$1.27	$1.08
October 2007	$1.80	$1.29
November 2007	$1.55	$1.07

Trades in the Common Stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on certain national exchanges, provided that the current price and volume information with respect to transactions in that security is provided by the applicable exchange or system). The penny stock rules require a broker/dealer, before effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing before effecting the transaction, and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for shares of Common Stock. As a result of these rules, investors may find it difficult to sell their shares.

Holders

As of the date of this filing, there are approximately 306 record holders of 29,241,158 shares of the Common Stock. As of the date of this filing, 9,901,105 shares of Common Stock are issuable upon the exercise of outstanding warrants and options.

Dividend Policy

The Company has never declared or paid dividends. We do not intend to pay cash dividends on our Common Stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on the Common Stock will rest solely within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors.

Securities Authorized for Issuance under Equity Compensation Plans

As of the end of fiscal year 2006, KnowFat had the following securities authorized for issuance under the 2004 Plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	148,467	$2.31	51,533
Equity compensation plans not approved by security holders	—	—	—

Axxent had no equity compensation plans as of the end of fiscal year 2006. Axxent adopted the 2007 Plan on August 17, 2007, at which time the 2007 Plan was approved by the shareholders of Axxent.

RECENT SALES OF UNREGISTERED SECURITIES

Sales by KnowFat

In April 2004, the KnowFat sold 1,034,481 shares of Series A Preferred Stock to certain investors. The shares were issued to accredited investors as defined under Regulation D promulgated by the SEC and otherwise in accordance with the provisions of Regulation D.

In August 2005, KnowFat sold 923,800 shares of Series B Preferred Stock and warrants to purchase 184,760 shares of KnowFat common stock to certain investors. The shares and warrants were issued to accredited investors as defined under Regulation D promulgated by the SEC and otherwise in accordance with the provisions of Regulation D.

In November 2006, KnowFat sold 472,226 shares of Series C Preferred Stock and warrants to purchase 92,688 shares of KnowFat common stock to certain investors. The shares and warrants were issued to accredited investors as defined under Regulation D promulgated by the SEC and otherwise in accordance with the provisions of Regulation D.

In September 2006, KnowFat entered into agreements with George Foreman Ventures, LLC, pursuant to which KnowFat was granted the limited right to use George Foreman’s name and likeness in connection with the promotion of restaurants operated by KnowFat and its franchisees in exchange for: (i) 900,000 shares of KnowFat common stock; (ii) 100,000 additional shares of KnowFat common stock following the sale of the 600th franchise of an outlet offering the products of the Company, provided such sale occurs by December 31, 2009; and (iii) 0.2% of the aggregate net sales of the franchise and company owned stores.

In October 2006 and September 2007, KnowFat issued an aggregate of 4,234 shares of its common stock to certain of its vendors in consideration for the services provided by such vendors to KnowFat.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and under Regulations D and S promulgated by the SEC.

Sales by Axxent

In connection with the Note Offering, Axxent sold $2,000,000 of principal amount of Axxent Convertible Notes. Each $0.50 principal amount, plus accrued and unpaid accrued interest, of the Axxent Convertible Notes automatically converted into one Unit upon closing of the Offering. The Axxent Convertible Notes were sold to (i) accredited investors as defined under Regulation D, Rule 501(a) promulgated by the SEC and (ii) non-U.S. persons as defined under Regulation S promulgated by the SEC, and otherwise in accordance with the provisions of Regulation D and/or Regulation S. In connection with the Note Offering, Axxent paid the placement agent for the Note Offering a cash commission of $200,000, and issued to that placement agent warrants to purchase 800,000 shares of Common Stock at an exercise price of $1.00 per share.

Shares Issued in Connection with the Merger

Simultaneously with the closing or the Merger, all of the issued and outstanding shares of KnowFat, consisting of (i) 1,034,481 shares of Series A Preferred Stock converted, on a one-for-one basis, (ii) 923,800 shares of Series B Preferred Stock converted, one a 1 to 1.005504 basis and (iii) 472,226 shares of Series C Preferred Stock converted, on a one-for-one basis, into shares of KnowFat common stock. On the Closing Date, the holders of common stock of KnowFat (including the converted shares of preferred stock) surrendered all of their issued and outstanding shares and received 11,500,983 shares of Common Stock. Also on the Closing Date, (a) the holders of the issued and outstanding warrants to purchase KnowFat common stock received the New Warrants to purchase shares of Common Stock, and (b) the holders of issued and outstanding options to purchase KnowFat common stock received New Options to purchase shares of Common Stock. 607,226 and 391,791 shares of Common Stock, respectively, are reserved for issuance on exercise of the New Warrants and the New Options. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options were calculated based on the terms of the original options of KnowFat, as adjusted by the conversion ratio in the Merger. The New Options became immediately exercisable upon consummation of the Merger. The number of shares of Common Stock issuable under the New Warrants was calculated based on the terms of the original warrants of KnowFat, as adjusted by the conversion ratio in the Merger. Immediately prior to the consummation of the Merger, the exercise price of all outstanding KnowFat warrants was adjusted to $1.00, and such exercise price was not affected by the conversion ratio in the Merger.

The Axxent stockholders retained 7,500,000 shares of Common Stock in the Merger.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART F/S

Reference is made to the disclosure set forth under Item 9.01 of this Current Report, which disclosure is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities

The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.

Item 5.01  Changes in Control of the Registrant.

As a result of the Offering and the Merger, the Company experienced a change in control. The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.

Item 5.06    Change in Shell Company Status

The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference. As a result of the completion of the Merger, we believe that we are no longer a shell company, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01    Financial Statements and Exhibits

(a)   Financial Statements of business acquired

In accordance with Item 9.01(a), (i) KnowFat’s audited financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 are included with this Current Report beginning on Page F-3, and (ii) KnowFat’s unaudited financial statements for the nine month interim periods ended September 30, 2007 and October 1, 2006 are included in this Current Report beginning on Page F-30.

(b)   Pro forma financial information

In accordance with Item 9.01(b), unaudited pro-forma consolidated financial statements for the year ended December 31, 2006 and the nine month period thereafter are included with the Current Report beginning on Page F-45.

(d)    Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of December 18, 2007, by and among UFood Restaurant Group, Inc., a Nevada corporation, KnowFat Acquisition Corp., a Delaware corporation, and KnowFat Franchise Company, Inc., a Delaware corporation*

2.2	Certificate of Merger*

3.1(a)
Amended and Restated Articles of Incorporation of UFood Restaurant Group, Inc. (f/k/a Axxent Media Corporation and UFood Franchise Company) (incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on August 22, 2007)

3.1(b)	Amendment to Articles of Incorporation of UFood Restaurant Group, Inc. (incorporated by reference from the Company’s Form 8-K filed with the Securities and Exchange Commission on September 26, 2007)

3.2
Amended and Restated Bylaws of UFood Restaurant Group, Inc. (f/k/a Axxent Media Corporation and UFood Franchise Company) (incorporated by reference from the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 31, 2006)

4.1	Form of Investor Warrant of UFood Restaurant Group, Inc. issued as of December 18, 2007*

4.2	Form of Lock-Up Agreement*

10.1	Form of Registration Rights Agreement, dated as of December 18, 2007, by and between UFood Restaurant Group, Inc. and the investors in the Offering*

10.2	Split-Off Agreement, dated as of December 18, 2007, by and among UFood Restaurant Group, Inc., Brent Hahn, Axxent Media Inc. and KnowFat Franchise Company, Inc.*

10.3	General Release Agreement, dated as of December 18, 2007, by and among UFood Restaurant Group, Inc., Brent Hahn, Axxent Media, Inc. and KnowFat Franchise Company, Inc.*

10.4	Employment Agreement between KnowFat Franchise Company, Inc. and George Naddaff*

10.5	Employment Agreement between KnowFat Franchise Company, Inc. and Eric Spitz*

10.6	KnowFat Franchise Company, Inc. 2004 Stock Option Plan*

10.7	UFood Restaurant Group, Inc. 2007 Equity Incentive Plan (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.8	Form of Stock Option Agreement by and between UFood Restaurant Group, Inc. and participants under the 2004 Stock Option Plan*

10.9	Form of Stock Option Agreement by and between UFood Restaurant Group, Inc. and participants under the 2007 Equity Incentive Plan*

10.10	Escrow Agreement by and between UFood Restaurant Group, Inc. and Gottbetter & Partners, LLP, dated December 18, 2007*

10.11	Escrow Agreement by and between UFood Restaurant Group, Inc., George Naddaff, Eric Spitz and Gottbetter & Partners, LLP, dated December 18, 2007*

10.12
Securities Purchase Agreement by and between UFood Franchise Company and the Buyers (as defined therein), dated September 24, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.13	Form of Investor Note issued by UFood Franchise Company (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.14	Form of Placement Agent Warrant issued as of October 4, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.15
Placement Agency Agreement by and between UFood Franchise Company and the Placement Agent of the Note Offering, dated as of August 24, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.16
Subordination Agreement by and between T.D. Banknorth, N.A. and UFood Franchise Company, dated as of September 24, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.17
Bridge Loan Agreement by and between KnowFat Franchise Company, Inc. and UFood Franchise Company, dated as of September 24, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.18
Bridge Note issued by KnowFat Franchise Company, Inc. to UFood Franchise Company dated September 24, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.19
Bridge Note issued by KnowFat Franchise Company, Inc. to UFood Franchise Company dated October 4, 2007 (incorporated by reference from the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

*  Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UFOOD RESTAURANT GROUP, INC. (Registrant)

Date: December 26, 2007	By:	/s/ George Naddaff
Name: George Naddaff
Title: Chairman and Chief Executive Officer

KNOWFAT FRANCHISE COMPANY, INC.
AND
SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

WITH

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Table of Contents

Page Number
Report of Independent Registered Public Accounting Firm	F-3

Financial Statements:

Consolidated Balance Sheets as of December 31, 2006 and 2005	F-4 - F-5

Consolidated Statements of Operations for the years ended
December 31, 2006 and 2005	F-6

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
for the years ended December 31, 2006 and 2005	F-7

Consolidated Statements of Cash Flows for the years ended
December 31, 2006 and 2005	F-8

Notes to Consolidated Financial Statements	F-9 - F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of KnowFat Franchise Company, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of KnowFat Franchise Company, Inc. and Subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KnowFat Franchise Company, Inc. and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant recurring losses and must raise additional equity capital in order to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Carlin, Charron & Rosen, LLP
Westborough, Massachusetts
December 24, 2007

KNOWFAT FRANCHISE COMPANY, INC. AND
SUBSIDIARY

Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash and cash equivalents	$1,840,090	$1,776,330
Restricted cash	-	1,400,000
Accounts receivable	30,068	10,867
Inventories	244,766	130,916
Prepaid expenses and other current assets	57,877	64,674
	2,172,801	3,382,787

Property and equipment
Equipment	878,763	457,163
Furniture and fixtures	189,833	103,082
Leasehold improvements	1,552,763	207,235
Website development costs	27,050	7,050
	2,648,409	774,530
Accumulated depreciation and amortization	388,645	165,903
	2,259,764	608,627

Other assets
Goodwill	1,405,325	1,012,717
Trademarks	21,638	19,950
Deferred financing costs, net	58,700	57,698
Deposits	149,294	40,112
	1,634,957	1,130,477

Total assets	$6,067,522	$5,121,891

Continued —

See notes to consolidated financial statements

KNOWFAT FRANCHISE COMPANY, INC. AND
SUBSIDIARY

Consolidated Balance Sheets (Continued)
December 31, 2006 and 2005

	2006	2005
Current Liabilities
Current portion of long-term debt	$2,045,722	$192,181
Current portion of capital lease obligations	57,608	23,506
Accounts payable	565,800	344,489
Franchisee deposits	647,500	350,000
Accrued expenses and other current liabilities	70,828	52,055
	3,387,458	962,231

Long-term liabilities
Long-term debt	1,212,340	1,762,892
Capital lease obligations	106,631	27,223
	1,318,971	1,790,115

Mandatory redeemable preferred stock
Series C convertible preferred stock, $.001 par value, 472,226 shares issued
and outstanding (liquidation preference $3,070,812)	3,070,812	-

Total liabilities	7,777,241	2,752,346

Stockholders’ equity (deficit)
Series B convertible preferred stock, $.001 par value, 923,800 shares
issued and outstanding (liquidation preference $4,681,000)	431,187	62,511
Series A convertible preferred stock, $.001 par value, 1,034,481 shares
issued and outstanding (liquidation preference $3,288,000)	525,439	289,127
Common stock, $.001 par value, 13,000,000 shares authorized,
2,762,536 shares issued and outstanding	2,762	2,762
Additional paid-in capital	6,721,718	7,280,357
Accumulated deficit	(9,390,825)	(5,265,212)
	(1,709,719)	2,369,545

Total liabilities and stockholders’ equity (deficit)	$6,067,522	$5,121,891

See notes to consolidated financial statements

KNOWFAT FRANCHISE COMPANY, INC. AND
SUBSIDIARY

Consolidated Statements of Operations
For the Years Ended December 31, 2006 and 2005

	2006	2005
Revenue
Store sales	$3,273,103	$3,154,495
Franchise royalties and fees	319,565	64,494
Other revenue	99,026	-
Total revenue	3,691,694	3,218,989

Costs and expenses
Store operating costs
Cost of good, food and paper products	1,469,684	1,546,502
Labor	1,043,314	957,011
Occupancy	502,336	394,188
Other store operating expenses	380,016	451,451
General and administrative expenses	4,001,595	3,348,665
Advertising, market and promotion	90,864	-
Depreciation and amortization	222,744	152,280
Total costs and expenses	7,710,553	6,850,097

Operating loss	(4,018,859)	(3,631,108)

Other income (expenses)
Interest income	49,120	31,670
Interest expense	(146,987)	(105,075)
Other expense, net	(8,887)	(8,200)

Loss before income taxes	(4,125,613)	(3,712,713)

Provision for income taxes	-	-

Net loss	$(4,125,613)	$(3,712,713)

See notes to consolidated financial statements

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY Consolidated Statements of Changes in Stockholders' Equity (Deficit) For the Years Ended December 31, 2006 and 2005

	Series B Convertible Preferred Stock		Series A Convertible Preferred Stock		Common	Additional Paid-	Accumulated
	Shares	Value	Shares	Value	Stock	in Capital	Deficit	Total
Balances, January 1, 2005	-	$-	$1,000,000	$48,000	$2,762	$2,852,000	$(1,552,499)	$1,350,263
Series A convertible preferred stock, $.001 par value
issued to pay in full principal due on
loans payable to founders	-	-	34,481	34	-	99,966	-	$100,000
Series B convertible preferred stock, $.001 par value
issued with warrants to purchase 184,760 shares
of common stock	923,800	924	-	-	-	4,618,076	-	$4,619,000
Accrued preferred stock dividends	-	61,587	-	241,093	-	(302,680)	-	$-
Stock options granted for professional fees	-	-	-	-	-	12,995	-	$12,995
Net loss	-	-	-	-	-	-	(3,712,713)	$(3,712,713)
Balances, December 31, 2005	923,800	62,511	1,034,481	289,127	2,762	7,280,357	(5,265,212)	$2,369,545
Accrued dividend on mandatory redeemable preferred stock	-	-	-	-	-	(1,346)	-	$(1,346)
Accrued preferred stock dividends	-	368,676	-	236,312	-	(604,988)	-	$-
Warrants exchanged for debt guarantee	-	-	-	-	-	24,231	-	$24,231
Stock-based compensation	-	-	-	-	-	23,464	-	$23,464
Net loss	-	-	-	-	-	-	(4,125,613)	$(4,125,613)
Balances, December 31, 2006	923,800	$431,187	1,034,481	$525,439	$2,762	$6,721,718	$(9,390,825)	$(1,709,719)

See notes to consolidated financial statements

KNOWFAT FRANCHISE COMPANY, INC. AND
SUBSIDIARY

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net loss	$(4,125,613)	$(3,712,713)
Adjustments to reconcile net loss to
net cash used for operating activities:
Depreciation and amortization	233,282	160,220
Warrants exchanged for debt guarantee	24,231	-
Stock-based compensation	23,464	12,995
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(19,201)	(6,386)
Inventories	(107,344)	(3,454)
Prepaid expenses and other current assets	6,797	(26,606)
Deposits	(75,958)	(18,572)
Increase (decrease) in:
Accounts payable	195,866	102,834
Franchisee deposits	297,500	315,000
Accrued expenses and other current liabilities	18,773	37,574
Net cash used for operating activities	(3,528,203)	(3,139,108)
Cash flows from investing activities
Cash acquired in a business combination	-	4,100
Restricted cash	-	(1,400,000)
Cash released from restrictions	1,400,000	-
Acquisition of property and equipment	(1,065,119)	(343,812)
Acquisition of intangibles	(1,688)	(16,783)
Net cash provided by (used for) investing activities	333,193	(1,756,495)
Cash flows from financing activities
Proceeds from long-term debt	450,000	1,392,422
Payments on long-term debt	(222,011)	(634,644)
Payments on capital lease obligations	(27,145)	(15,085)
Payment of deferred financing costs	(11,540)	(65,638)
Proceeds from preferred stock issuance	3,069,466	4,619,000
Net cash provided by financing activities	3,258,770	5,296,055
Net increase in cash and cash equivalents	63,760	400,452
Cash and cash equivalents- beginning	1,776,330	1,375,878
Cash and cash equivalents- ending	$1,840,090	$1,776,330

See notes to consolidated financial statements

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

1. Nature of Operations and Basis of Presentation

The Company

The accompanying financial statements include the activity and balances of KnowFat Franchise Company, Inc. and its wholly-owned subsidiaries, KFLG Watertown, Inc., KnowFat of Downtown Crossing, Inc., and KnowFat of Landmark Center, Inc. (collectively, the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

KnowFat Franchise Company, Inc., (KFC), a Delaware corporation, develops and franchises KnowFat Lifestyle Grill, a restaurant concept based on healthy eating habits and lifestyle. The Company entered into a joint venture agreement with Low Fat No Fat Gourmet Café, Inc. (LFNF) to assist in the development of this restaurant concept. As part of this agreement, LFNF was issued 545,454 shares of KFC common stock in exchange for the exclusive use and further development of LFNF’s trademarks, as well as its copyrights, know-how, trade secrets and other intellectual property. Operations, which commenced in 2004, have consisted of conceptual design and development, the raising of capital, and marketing franchise licenses. KFC sold its initial franchise in late 2004, which commenced operations in 2005. Additional franchises under agreement as of December 31, 2006 are expected to open in 2007 through 2008 at various locations throughout the United States.

KFLG Watertown, Inc., KnowFat of Downtown Crossing, Inc., and KnowFat of Landmark Center, Inc. own and operate KnowFat Lifestyle Grill restaurant and retail operations in eastern and central Massachusetts.

Management’s discussion of operations

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business and the continuation of the Company as a going concern. The Company has experienced operating losses and negative cash flows since its inception and currently has an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Liquidation values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments, if any, that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

For the years ended December 31, 2006 and 2005, the Company incurred net losses of approximately $4.1 million and $3.7 million, respectively. For the nine months ended September 30, 2007 (unaudited) the Company had approximately $3.9 million of revenues and a net loss of approximately $3.9 million. During the year ended December 31, 2006, the Company used approximately $3.5 million of cash in operations and had approximately $1.8 million in cash and cash equivalents at December 31, 2006.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

1. Nature of Operations and Basis of Presentation (continued)

Management’s discussion of operations (continued)

The Company’s continuation as a going concern is dependent upon several factors, including management’s ability to generate sufficient cash flow in conjunction with raising additional equity financing to meet the Company’s obligations on a timely basis. Management’s current cash projections indicate significant improvement in the cash generated from operations but anticipate the need for additional capital during 2007. Based on current trends, management believes that additional franchises will be sold within the next twelve months, and that the additional capital raised will be sufficient to support activities during 2007. The Company is subject to a number of risks similar to those of other companies in its industry and stage of development, including dependence on key individuals, competition from substitute products, the successful attraction of franchisees, and the ability to obtain adequate additional financing necessary to fund continuing operations. During 2007 the Company secured two bridge loans totaling $3 million and is currently in the process of raising additional equity capital. Although management believes that its efforts in obtaining additional financing will be successful, there can be no assurance that its efforts will ultimately be successful.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

Revenue Recognition

The Company follows the accounting guidance of Statement of Financial Accounting Standards (SFAS) No. 45, “Accounting for Franchise Fee Income”. Franchisee deposits represent advances on initial franchise fees prior to the opening of the franchisee location. The Company recognizes initial franchise fee revenue upon opening of the franchised location. The Company defers direct costs related to franchise sales until the related revenue is recognized; however, the deferred costs shall not exceed anticipated revenue less estimated additional related costs. Such costs include training, facilities design, menu planning and marketing. Franchise royalty revenues are recognized in the same period the relevant franchisee sales occur.

The Company records revenue for store-owned sales upon the delivery of the related food and other products to the customer.

Continued —

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

2. Summary of Significant Accounting Policies (Continued)

Cash Equivalents

Cash equivalents represent highly liquid instruments with original maturities of three months or less when purchased. Cash equivalents consist of money market accounts at December 31, 2006 and 2005. At December 31, 2005 cash deposits totaling $1,400,000 were restricted and held as collateral for the bank term note payable. The restriction was removed in 2006.

Inventories

Inventories are stated at the lower of cost or market value, with cost determined by the average cost method. Inventories consist principally of vitamins and supplements for resale and restaurant food and beverages that are prepared and served to patrons.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method at rates sufficient to write off the cost of the applicable assets over their estimated useful lives.

Goodwill and other intangible assets

Goodwill consists of the excess of the purchase price over the fair value of net assets acquired. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires goodwill and indefinite-lived intangible assets recorded in the financial statements to be evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired. When appropriate, the Company performs its impairment assessment by comparing discounted cash flows from reporting units with the carrying value of the underlying net assets inclusive of goodwill. The Company performs an impairment test at least annually. Costs incurred to obtain debt financing are capitalized as deferred financing costs and are amortized on a straight-line basis over the term of the related debt.

Trademarks

Costs incurred in the development of various trademarks related to the restaurant and franchise concept are deferred until the trademarks are fully developed, then amortized using the straight-line method over the estimated useful lives of the related trademarks. No amortization has been taken on these assets as of December 31, 2006.

Income Taxes

The Company accounts for income taxes according to the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using enacted tax laws and rates that will be in effect when the differences are expected to reverse. A valuation allowance is provided whenever it is more likely than not that a deferred tax asset will not be realized.

Advertising Costs

Advertising costs are expensed as incurred.

Continued —

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

2. Summary of Significant Accounting Policies (Continued)

Earnings Per Share Data

Earnings per share is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, for common stock equivalents, including stock options, restricted stock, and other stock-based compensation. Earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share,” which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive securities outstanding during the year.

Fair Value of Financial Instruments

Due to their short-term nature, the carrying value of current financial assets and liabilities approximates their fair values. The fair value of long-term obligations, if recalculated based on current interest rates, would not significantly differ from the recorded amounts.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, share-based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s share-based arrangements vest over three years.

Prior to January 1, 2006 the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board (APB) 25 and related interpretations, and followed the disclosure requirements of SFAS No. 123 as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”. In accordance with that method, no compensation expense was recognized in the financial statements in connection with the awarding of stock option grants.

The Company adopted the prospective approach as required by SFAS No. 123R and accordingly, prior period amount have not been restated. Under this approach, compensation cost is recognized for all share-based payments granted after the date of adoption based on the grant date fair value, estimated in accordance with the provisions of SFAS No. 123R. Financial statement amounts for prior periods have not been revised to reflect the fair value method of expensing share-based compensation. As a result of adopting SFAS No. 123R, the Company’s net loss for the year ended December 31, 2006 increased by $23,464 than if the Company had continued to account for stock-based compensation under the previous method. In accordance with SFAS No. 123R the Company will not present pro forma disclosures for periods prior to the adoption of SFAS No. 123R, as the estimated fair value of the Company’s stock options granted through December 31, 2005 was determined using the minimum value method.

Continued —

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

2. Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation (continued)

Effective January 1, 2006 the Company estimates the fair value of stock options using a Black Scholes valuation model. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of stock options granted for the year ended December 31, 2006. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of each stock option grant was estimated on the date of grant using the following assumptions:

2006

Expected term (years)	6
Expected volatility	40%
Risk-free interest rate	4.71%
Expected annual dividend	None

The expected term is based on the weighted average midpoint between vesting and the contractual term. Expected volatility is based on the historical volatility of published common stock prices over the last six years of comparable publicly held companies. The risk-free interest rate for the expected term of the stock option is based on the U.S. Treasury yield.

Pre-Opening Costs

All pre-opening costs directly associated with the opening of new restaurant locations, which consists primarily of labor and food costs incurred during in-store training and preparation for opening, but exclude manager training costs which are included in other operating expenses, are expensed when incurred.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

2. Summary of Significant Accounting Policies (Continued)

Rent Expense

The Company recognizes rent expense on a straight-line basis over the reasonably assured lease term as defined in SFAS No. 98, “Accounting for Leases.” The reasonably assured lease term on most of the Company’s leases is the initial non-cancelable lease term, which generally equates to between 5 and 10 years. In addition, certain of the Company’s lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy. The Company includes any rent escalations and other rent holidays in its determination of straight-line rent expense. Therefore, rent expense for new locations is charged to expense upon the consummation date of the lease.

Segments and Related Information

The Company has adopted the provisions of SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” which established standards for the way that public business enterprises report information and operating segments in annual financial statements and requires reporting of selected information in interim financial reports.

3. Acquisitions

Downtown Crossing

On October 2, 2006 KnowFat of Downtown Crossing, Inc. (DTC) acquired the business assets of the Company’s franchisee operating the KnowFat Lifestyle Grill at the Downtown Crossing location in Boston, Massachusetts. The purchase price included a cash payment of $25,000, a promissory note in the amount of $1,075,000 and the assumption of certain current liabilities totaling $25,445. The purchase price was allocated as follows:

Inventory	$31,507
Goodwill	402,326
Property and equipment	630,783
Security deposits	27,605
Franchise fee	33,224
$1,125,445

The agreement also requires monthly payments equal to 10% of gross cash revenue (a portion of which represents interest on the promissory note) until the promissory note is paid in full. The agreement includes a provision to increase the note amount by $10,000 in the event of certain conditions, as defined. Subsequent to year end the Company’s note increased by $10,000.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

3. Acquisitions (Continued)

Landmark Center

On September 6, 2006 KnowFat of Landmark Center, Inc. (LMC) acquired the business assets of the Company’s franchisee developing the KnowFat Lifestyle Grill at the Landmark Center location in Boston, Massachusetts. The asset purchase agreement requires a payment to the seller upon the occurrence of a “Sales Event”, as defined in the agreement, at an amount ranging from 40% to 50% of proceeds received, but in any event not less than $450,000.

The agreement also requires a quarterly royalty payment to the seller equal to 5% of “Gross Cash Revenue”, as defined.

The agreement includes a restrictive covenant requiring LMC to maintain net equity of not less than $450,000.

Low Fat No Fat Gourmet Café, Inc.,

On January 28, 2005 the Company acquired the assets of Low Fat No Fat Gourmet Café, Inc., locations in Shrewsbury and Woburn, Massachusetts and assumed certain associated liabilities. The $700,000 purchase price consisting of the assumption of $621,848 of liabilities and $78,152 of installment debt to the seller was allocated as follows:

Inventory	$73,175
Goodwill	437,910
Cash	4,100
Property and equipment	164,815
Security deposit in lease	20,000
$700,000

During August 2004 the Company acquired the assets of the Low Fat No Fat Gourmet Café, Inc., location in Watertown, Massachusetts. The $625,000 purchase price of the Watertown acquisition, which was paid with a $625,000 note, was allocated as follows:

Inventory	$34,935
Goodwill	438,808
Cash	2,900
Property and equipment	88,760
Debt on discount for imputed interest on acquisition note payable	59,597
$625,000

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

3. Acquisitions (Continued)

Low Fat No Fat Gourmet Café, Inc., (continued)

In May 2005, the Company agreed to assume certain long-term debt of LFNF related to the Watertown location. As a result, goodwill associated with the Watertown purchase was increased by $136,000.

The purchase agreements contain provisions for a “liquidity payment” to be made to the seller expressed as a percentage of the related proceeds in the event the Company sells or transfers substantially all of the assets of these acquired operations, 80% of the outstanding Subsidiary capital stock, or the operation or profits and losses of the restaurant/retail operations to a third party. Any such payment will be expensed when incurred.

4. Long-Term Debt

Long-term debt consists of the following at December 31:

	2006	2005

Term note payable to bank in monthly principal installments of $29,167 commencing January 2007 through May 2010. Interest is payable monthly at the bank’s prime rate (8.25% at December 31, 2006). The note is secured by substantially all assets of the Company, and by a personal guaranty of the Chairman of the Company.	$1,392,084	$1,392,422

KnowFat of Downtown Crossing, Inc., acquisition note payable to Fit Food, LLC. Interest accrues at 6% per annum and is payable monthly, with certain limitations as defined in the agreement. All unpaid amounts are due on or before December 31, 2007, as defined in the agreement. The note is secured by the assets acquired.	1,045,628	-

KnowFat of Landmark Center, Inc. acquisition promissory note with no stated interest rate. Due upon the occurrence of a “Sales Event” as defined in the agreement. The note agreement includes a restrictive covenant requiring KnowFat of Landmark Center, Inc. to maintain net equity of not less than $450,000.	450,000	-

Continued —

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

4. Long-Term Debt (Continued)

	2006	2005
Unsecured, non-interest bearing note payable to LFNF (a related party through common ownership) in equal monthly installments of $13,021 through September 2008. Interest imputed on the note using a discount rate of 5% totaled $59,597, which is being amortized over the term of the note. The unamortized discount was $11,957 and $27,341 at December 31, 2006 and 2005, respectively.	$249,363	$389,328

Installment agreement payable to LFNF (a related party through common ownership) in connection with the acquisition of the Woburn and Shrewsbury locations by the Subsidiary with no stated interest rate; payable in 36 monthly installments of $2,142 through February 2008.	27,852	53,557

Note payable to the Watertown landlord in connection with the acquisition of the training center in 2004. The note is payable in monthly installments of $2,566 including interest at 5% through April 2010.	93,135	119,766

	3,258,062	1,955,073

Less current portion	2,045,722	192,181

Long-term debt	$1,212,340	$1,762,892

Continued —

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

4. Long-Term Debt (Continued)

Maturities of long-term debt at December 31, 2006 are as follows:

Year ending December 31,
2007	$2,045,722
2008	482,868
2009	379,756
2010	349,716

$3,258,062

Interest expense on the unsecured note to LFNF, a related party, was $16,288 in 2006 and $23,100 in 2005.

5.  Capital Lease Obligations

The Company acquired certain equipment totaling under capital leases. The equipment has been recorded at the present value of the total lease payments using discount rates ranging from 13.6% to 18.7%.

Future minimum lease payments under these leases are as follows:

Year ending December 31,
2007	$79,356
2008	57,200
2009	42,483
2010	26,700
205,739
Less imputed interest	41,500
164,239
Less current portion	57,608

Long-term portion of capital lease obligations	$106,631

The recorded cost and accumulated amortization of the equipment acquired are $206,468 and $42,261, respectively as of December 31, 2006. Amortization expense in 2006 and 2005 was $26,903 and $15,358, respectively.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

6. Preferred Stock

As of December 31, 2006, the Company had 7,000,000 authorized shares of preferred stock, $0.001 par value, of which 472,226 shares of Series C convertible preferred stock, 923,800 shares of Series B convertible preferred stock and 1,034,481 shares of Series A convertible preferred stock were issued and outstanding.

Voting

Each holder of shares of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and has voting rights and powers equal to the voting rights and powers of the holders of common shares. Except as provided in the Company’s charter or by applicable law, holders of preferred stock and holders of common stock shall vote together as a single class.

Dividends

Holders of Series A, Series B and Series C preferred stock are entitled to receive dividends, subject to declaration by the Company’s board of directors, equal to the greater of either (1) the original issue price multiplied by 8% plus accrued dividends or (2) an amount equal to that paid on outstanding shares of common stock. Such dividends are cumulative. The amount of cumulative but undeclared dividends at December 31, 2006 and 2005 is approximately $956,000 and $350,000, respectively.

Series C preferred stockholders are entitled to receive dividends prior to and in preference over Series B. Series B preferred stockholders are entitled to receive dividends prior to and in preference over Series A stockholders. Series A preferred stockholders are entitled to receive dividends prior to and in preference over common stockholders.

Liquidation Preference

In the event of any liquidation, dissolution, or winding-up of the Company, either voluntarily or involuntarily, the holders of Series C preferred stock are entitled to receive a liquidation preference prior to any distributions to holders of Series B preferred stock. Series B preferred stockholders are entitled to receive a liquidation preference prior to any distributions to holders of Series A preferred stock. Series A preferred stockholders are entitled to receive a liquidation preference prior to any distributions to holders of common shares. The preference amount per share is equal to the sum of (1) the original issue price of the preferred share, adjusted for stock dividends, combinations or splits, and (2) all accrued but unpaid dividends on each share. Also, if such an event occurs, each preferred series share may instead be converted to a common share by majority vote of the holders of such series. Any remaining assets are distributed pro rata to common stockholders.

Conversion

Each share of preferred stock is convertible, at the option of the holder of the preferred share, in accordance with the following ratios: (i) each share of Series A preferred is convertible into 1.0 shares of common stock; (ii) each share of Series B preferred is convertible into 1.005504 shares of common stock; (iii) each share of Series C preferred is convertible into 1.0 shares of common stock.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

6. Preferred Stock (Continued)

Conversion (continued)

In addition, each share of preferred stock will automatically convert into one share of common stock upon either the election of the holders of two-thirds of the shares of preferred stock then outstanding, or the closing of the sale of the Company’s common stock in a firm commitment of an underwritten public offering that results in aggregate gross proceeds to the Company and any selling stockholders of not less than $20,000,000. In such event, all preferential rights and privileges attaching to the convertible preferred stock will terminate.

Redemption

If so elected by a majority of the Series C preferred stockholders, between five and five and one-half years from the date of that series of preferred stock (December 29, 2006), the Company will redeem that series of preferred stock for a redemption price equal to the price at which the shares of preferred stock were offered plus any accrued and unpaid dividends.

Warrants

Holders of Series B preferred stock also received warrants to purchase a total of 184,760 shares of common stock at an exercise price of $5 per share. The warrants are exercisable upon issuance and expire in 2015. A portion of the Series B proceeds totaling $46,190, representing the estimated fair value of the warrants on the date of issuance, was allocated within additional paid-in capital.

Certain holders of Series C preferred stock received warrants to purchase a total of 92,688 shares of common stock in consideration for their pre-funding of the Series C financing. The warrants have an exercise price of $6.50 per share and expire in 2016. A portion of the Series C proceeds totaling $18,538, representing the estimated fair value of the warrants on the date of issuance, was allocated within additional paid-in capital.

7. Common Stock

Each holder of common stock is entitled to one vote for each common share held.

In December 2005 the Company granted 41,500 shares of restricted common stock with an aggregate estimated fair value of $47,310 to certain Directors. The restricted shares vest ratably over a period of 36 months.

In 2006 a warrant to purchase up to 121,154 shares of common stock was granted to the chairman of the board of directors in exchange for his personal guaranty of the Company’s credit obligations with TD Banknorth, N.A. The Company recorded compensation expense of $24,231 based upon the Black Scholes valuation.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

8. Stock-Based Compensation

During 2004 the stockholders approved the 2004 Stock Option Plan (the Plan). Under the terms of the Plan, the Company may grant options for up to 200,000 shares of common stock in the aggregate, for issuance to employees, officers, Directors, consultants and agents of the Company. The Plan provides for the granting of incentive stock options (ISOs) and non-qualified options. ISOs vest over a three year period; non-qualified options vest as may be determined by the board of directors. Options become exercisable as determined by the board of directors and as set forth in the applicable award agreement. Options expire no later than 10 years from the date such options are granted (10 years and one day for non-qualified stock options, and 5 years for greater than 10% stockholders granted ISOs).

In the case of ISOs, the options provide only for employees the right to acquire a certain number of shares at a price not less than 100% of the fair value of common stock at the time of grant and, in certain instances, 110% of the fair market value.

Activity under the Plan during 2006 and 2005 is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value

Outstanding at December 31, 2004	45,000	$0.49	9.7
Granted	62,053	$0.84	10.0
Exercised	-	-	-
Cancelled	-	-	-
Outstanding at December 31, 2005	107,053	$0.69	9.1

Granted	41,414	$1.14	10.0
Exercised	-	-	-
Cancelled	-	-	-
Outstanding at December 31, 2006	148,467	$0.82	8.4	$113,397

Options Vested or expected to vest at December 31, 2006	148,467	$0.82	8.4	$113,397

Options exercisable at December 31, 2006	94,009	$1.07	8.2	$89,481

Options available for grant at December 31, 2006	51,533

The weighted average fair value of options granted during 2006 was $0.20. At December 31, 2006 there was $4,709 of total unrecognized compensation cost related to granted non-vested options. This cost will be recognized over approximately two years.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

9. Income Taxes

No provision for current income taxes has been recorded for 2006 and 2005 due to the Company’s cumulative net losses. Significant components of deferred tax assets are net operating loss carryforwards, start-up costs and organizational costs capitalized for tax purposes, and deferred revenue. Significant components of deferred tax liabilities are depreciation of property and equipment. The net deferred tax assets are fully reserved by a valuation allowance due to the uncertainty of realizing the tax benefit of the deferred tax assets. Net deferred tax assets (liabilities) at December 31 are as follows:

Deferred tax assets	2006	2005
Federal	$3,182,000	$1,845,000
State	876,000	515,000
Total deferred tax assets	4,058,000	2,360,000

Deferred tax liabilities
Federal	-	(57,000)
State	-	(16,000)
Total deferred tax liabilities	-	(73,000)

Deferred tax assets, net of deferred tax liabilities	4,058,000	2,287,000
Valuation allowance	(4,058,000)	(2,287,000)
Net deferred tax assets	$-	$-

The components of income tax benefit (expense) are as follows:

	2006	2005
Federal
Deferred
Net operating loss carryforward	$1,337,000	$1,361,000
Other	57,000	(3,000)
	1,394,000	1,358,000
State
Deferred
Net operating loss carryforward	361,000	252,000
Other	16,000	(1,000)
	377,000	251,000

Tax benefit before adjustment to valuation allowance	1,771,000	1,609,000
Adjustment to valuation allowance	(1,771,000)	(1,609,000)
Net tax benefit	$-	$-

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

9. Income Taxes (Continued)

The Company’s effective income tax rate differs from the statutory income tax rate as follows for the years ended December 31, 2006 and 2005.

	2006	2005

Federal tax provision rate	34%	34%
State tax provision, net of federal provision	6%	6%
Change in valuation allowance	(40%)	(40%)
	-	-

Management has evaluated the evidence bearing upon the realization of its deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. As a result, management has recorded a full valuation allowance. If the Company should generate sustained future taxable income against which these tax attributes might be applied, some portion or all of the valuation allowance would be reversed.

Federal and state net operating loss carryforwards expire in 2026 and 2011, respectively. Ownership changes, as defined in the Internal Revenue Code, may have limited the amount of net operating loss carryforwards that may be utilized annually to offset future taxable income. However, the Company has not performed the loss limitation to determine the effect of any ownership change. Subsequent ownership changes could further affect the limitation in future years.

10. Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentrations of credit risk include cash and cash equivalents, which occasionally exceed current federal deposit insurance limits. Substantially all of the cash and cash equivalents are maintained in a certain large commercial bank. Senior management continually reviews the financial stability of this institution.

11.  Commitments and Contingencies

Leases

The Company rents store and office locations under non-cancelable operating leases and tenant at will arrangements. The agreements expire on various dates through December 2016, and some include options to extend. The leases require the Company to pay its share of the operating expenses of the leased properties, including taxes, utilities and insurance.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

11.  Commitments and Contingencies (Continued)

Leases(continued)

Future minimum payments at December 31, 2006 under non-cancelable leases are as follows:

Year ending December 31,
2007	$596,000
2008	662,000
2009	564,000
2010	519,000
2011	533,000
Thereafter	1,395,000

$4,269,000

Legal matters

The Company is subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the ultimate liabilities with respect to these actions will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.

12.  Related Party Transactions

The Company has commission and consulting agreements with certain common stockholders. During 2006 and 2005 the Company expensed $125,000 and $110,000, respectively for commissions to a stockholder for each franchise agreement executed. In addition, the Company expensed $38,889 and $64,148 in 2006 and 2005, respectively, pursuant to a management consulting agreement with a common stockholder and owner of LFNF.

13.  Franchise Activity

Initial franchise fee revenue recognized was $140,000 and $35,000 in 2006 and 2005, respectively. The Company sold 12.5 and 8 single or area franchise agreements in 2006 and 2005, respectively. One franchise fee deposited in 2005 was refunded in 2006. Four franchisee and five franchisor owned locations were in operation at December 31, 2006.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

14.  Supplemental Disclosures of Cash Flow Information:

	2006	2005

Cash paid during the year for interest	$131,603	$100,000

Summary of non-cash investing and financing activities
Repayment of related party note payable with preferred stock	$-	$100,000
Accrued preferred stock dividends	$606,334	$302,680
Property and equipment acquired with capital lease	$140,655	$65,814
Goodwill acquired with long-term debt	$402,327	$573,909
Property and equipment acquired with long-term debt	$658,388	$164,815
Inventory acquired with long-term debt	$6,506	$73,175
Deposits acquired in business combination	$33,224	$20,000
Accounts payable assumed in business combinations	$25,445	$161,179
Long-term debt assumed / incurred in business combinations	$1,075,000	$674,819

15.  Earnings per share

Amounts used for basic and diluted per share calculations	2006	2005
Net loss	$(4,125,613)	$(3,712,713)
Dividends on preferred stock	614,407	302,680
Weighted average number of shares outstanding - basic and diluted	2,762,536	2,762,536
Basic and diluted loss per common share	$(1.72)	$(1.45)

For the years ended December 31, 2006 and 2005, outstanding options and warrants for 24,625 and 20,006 shares, respectively were excluded in calculating diluted earnings per share as the exercise price exceeded fair market value and the inclusion would have been anti-dilutive.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

16. Segment Data

The Company operates two business segments; Store Operations and Franchise Operations. Store operations segment comprise of the operating activities of restaurant owned directly and indirectly by the Company. The Franchise Operations segment is comprised of the operating activities of the franchise business unit which licenses qualified operators to conduct business under the Knowfat name and the costs to monitor the operations of these business units. Under the terms of most of the agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Knowfat name.

The accounting policies of the segments are the same as those described in Note 2. Interest expense has been allocated based on operating results and total assets employed in each segment.

Inter-segment transactions are uncommon and not material. Therefore, they have not been separately reflected in the financial table below. The totals of the reportable segments’ revenues, net loss and assets agree with the Company’s comparable amount contained in the audited financial statements.

Segment information related the Company’s two business segments following:

	2006	2005
Revenues:
Store operations	$3,273,103	$3,154,495
Franchise operations	418,591	64,494
Total revenue	$3,691,694	$3,218,989

Segment profit:
Store operations	$(380,837)	$(437,054)
Franchise operations	(618,856)	(684,649)
Total segment profit	$(999,693)	$(1,121,704)

Advertising, marketing and promotion	90,864	-
Depreciation and amortization	222,744	152,280
General and administrative expenses	2,705,558	2,357,124
Interest (income) expenses	97,867	73,405
Other (income) expenses, net	8,887	8,200
Net loss	$(4,125,613)	$(3,712,713)

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

16. Segment Data (Continued)

Depreciation and amortization
Store operations	$186,818	$129,407
Franchise operations	35,926	22,873
Total depreciation and amortization	$222,744	$152,280

Capital expenditures
Store operations	$968,116	$309,855
Franchise operations	98,691	46,640
Total capital expenditures	$1,066,807	$356,495

Segment assets
Store operations	$2,587,638	$1,554,283
Franchise operations	3,479,884	3,567,608
Total segment assets	$6,067,522	$5,121,891

17. Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of Statement 109 (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by setting a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company plans to adopt FIN 48 as of January 1, 2007, as required. Adoption of FIN 48 is not expected to have a significant impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measures" ("SFAS No.157"). SFAS No.157 establishes a consistent framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No.157 apply under other accounting pronouncements that require or permit fair value measurements. However, they do not apply to SFAS No. 123R. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a significant impact on our consolidated financial statements.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

18. Subsequent Events

Location closing

The Company has decided to close its Woburn location during 2007. The Company has written off all assets which cannot be utilized at other locations. In addition, the Company has accrued all liabilities associated with the closure of the location. The Company is expected to record a loss of approximately $490,000.

The Company sold its Shrewsbury location for proceeds of $150,000 during 2007. The sale of Shrewsbury is expected to result in a loss of approximately $200,000.

George Foreman agreement

Pursuant to the terms of a Services Agreement (the “Services Agreement”) between the Company and George Foreman Ventures, LLC (“GFV”) which became effective June 12, 2007, the Company agreed to (i) issue 900,000 shares of common stock to GFV (ii) issue an additional 100,000 shares of common stock to GFV promptly following the sale of the 600th franchise, provided the sale of such franchise has occurred by December 31, 2009, and (iii) pay GFV a royalty equal to 0.2% of aggregate net sales, in exchange for the performance of certain services by George Foreman and a limited license to use Mr. Foreman’s name and likeness in connection with the promotion of restaurants operated by the Company and its franchisees. The 900,000 shares of common stock the Company has agreed to issue to GFV will vest over four years.

In the event there is a change of control as defined in the Services Agreement, GFV may return 50% of the shares of common stock received in exchange for a prospective increase in the royalty rate to 0.5%.

Merger transaction

On December 18, 2007 (the “Closing Date”), KFC entered into an Agreement and Plan of Merger and Reorganization with Axxent Media Corporation (now known as UFood Restaurant Group, Inc.) (“UFood Restaurant Group”) and its wholly-owned subsidiary, KnowFat Acquisition Corp. and completed the Merger. Before their entry into the Merger Agreement, no material relationship existed between UFood Restaurant Group (or its subsidiaries) and KFC (or its subsidiaries).

Pursuant to the Merger Agreement, on the Closing Date, KAC merged with and into KFC, with KFC remaining as the surviving entity. Axxent acquired the business of KFC pursuant to the Merger and will continue the existing business operations of KFC as a publicly-traded company under the name UFood Restaurant Group, Inc.

Concurrently with the closing of the Merger and in contemplation of the Merger, UFood Restaurant Group completed the first phase of a private offering (the “Offering”) of 6,160,000 units of its securities (“Units”), at a price of $1.00 per Unit.

Continued—

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements
For the Years Ended December 31, 2006 and 2005

18. Subsequent Events (Continued)

Merger transaction (continued)

Simultaneously with the closing of the Merger, UFood Restaurant Group split off its wholly-owned subsidiary, Axxent Media, Inc. through the sale of all outstanding capital stock of Axxent Media, Inc. to UFood Restaurant Group’s majority stockholder prior to the Merger.

Prior to the Merger and the Offering, UFood Restaurant Group sold $2,000,000 in principal amount of 9% convertible notes (the “Convertible Notes”) and used all of the net proceeds received from the sale of the Convertible Notes to provide a bridge loan to KFC to meet KFC/s working capital needs prior to the closing of the Merger and the Offering.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$405,667	$1,840,090
Restricted cash	103,612	—
Accounts receivable	86,481	30,068
Inventories	200,061	244,766
Prepaid expenses and other current assets	349,950	57,877
	1,145,771	2,172,801

Property and equipment, net	2,527,454	2,259,764

Other assets:
Deferred financing costs, net	71,532	58,700
Deposits and other assets	157,532	170,932
Goodwill	977,135	1,405,325
	1,206,199	1,634,957

Total assets	$4,879,424	$6,067,522

See accompanying notes.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	September 30, 2007	December 31, 2006
Liabilities and Stockholders’ Equity (Deficit)	(Unaudited)
Current liabilities:
Current portion of long-term debt	$1,862,602	$2,045,722
Current portion of capital lease obligations	49,928	57,608
Notes payable	2,035,000	—
Accounts payable	878,890	565,800
Franchisee deposits	585,500	647,500
Accrued expenses and other current liabilities	490,833	70,828
	5,902,753	3,387,458

Long-term liabilities:
Long-term debt	935,642	1,212,340
Capital lease obligations	99,349	106,631
Other noncurrent liabilities	121,498	—
	1,156,489	1,318,971

Redeemable convertible preferred stock - Series C convertible preferred stock, $0.001 par value, 472,226 shares issued and outstanding	3,254,475	3,070,812

Total liabilities	10,313,717	7,777,241

Commitments and contingencies	—	—

Stockholders’ equity: (deficit):
Convertible preferred stock, $0.001 par value, 7,000,000 shares authorized
Series B convertible preferred stock, 923,800 shares issued and outstanding	707,568	431,187
Series A convertible preferred stock, 1,034,481 shares issued and outstanding	703,450	525,439
Common stock, $0.001 par value, 13,000,000 shares authorized, 3,212,536 and 2,762,536 shares issued and outstanding	3,213	2,762
Additional paid-in capital	6,398,212	6,721,718
Accumulated deficit	(13,246,736)	(9,390,825)
	(5,434,293)	(1,709,719)

Total liabilities and stockholders’ equity (deficit)	$4,879,424	$6,067,522

See accompanying notes.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Operations
Nine Months Ended September 30, 2007 and October 1, 2006

	Nine Months Ended
	September 30, 2007	October 1, 2006
Revenues:
Store sales	$3,622,661	$2,333,283
Franchise royalties and fees	257,153	242,235
Other revenue	32,635	67,299
	3,912,449	2,642,817

Costs and expenses:
Store operating expenses:
Cost of goods sold, food and paper products	1,634,406	1,082,124
Labor	1,108,984	711,079
Occupancy	338,868	215,114
Other store operating expenses	531,760	394,165
General and administrative expenses	2,301,938	2,493,641
Advertising, marketing and promotion expenses	593,519	384,441
Depreciation and amortization	322,873	134,654
Loss on disposal of assets	688,948	—
Total costs and expenses	7,521,296	5,415,219

Operating loss	(3,608,847)	(2,772,402)

Other income (expense):
Interest income	16,327	44,735
Interest expense	(263,391)	(98,278)
Other income (expense), net	(247,064)	(53,543)

Loss before income taxes	(3,855,911)	(2,825,945)
Income taxes	—	—

Net loss	$(3,855,911)	$(2,825,945)

See accompanying notes.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY

Unaudited Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2007 and October 1, 2006

	Nine Months Ended
	September 30, 2007	October 1, 2006

Cash flows from operating activities:
Net loss	$(3,855,911)	$(2,825,945)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	322,873	134,654
Amortization of deferred financing costs	—	19,163
Loss on disposal of assets	688,948	—
Non-cash promotion expenses	315,000	—
Increase (decrease) in cash from changes in assets and liabilities:
Accounts receivable	(20,080)	(39,100)
Inventories	(3,329)	(85,650)
Prepaid expenses and other current assets	(292,073)	(18,353)
Other assets and noncurrent liabilities	122,066	(431,164)
Accounts payable	313,089	185,720
Franchisee deposits	(62,000)	140,000
Accrued expenses and other current liabilities	187,932	63,922
Net cash used in operating activities	(2,283,485)	(2,856,753)

Cash flows from investing activities:
Proceeds from sale of assets	125,000	—
Acquisition of property and equipment	(732,546)	(116,461)
Net cash used in investing activities	(607,546)	(116,461)

Cash flows from financing activities:
Proceeds from issuance of notes payable	2,035,000	—
Proceeds from capital leases	—	22,862
Proceeds from long-term debt	—	450,000
Payments on long-term debt	(459,818)	(148,427)
Payments on capital lease obligations	(14,962)	(19,130)
Restricted cash	(103,612)	1,300,000
Net cash provided by financing activities	1,456,608	1,605,305

Net decrease in cash and cash equivalents	(1,434,423)	(1,367,909)
Cash and cash equivalents - beginning of year	1,840,090	1,776,330

Cash and cash equivalents - end of period	$405,667	$408,421

See accompanying notes.

KNOWFAT FRANCHISE COMPANY, INC. AND SUBSIDIARY
Notes to Unaudited Consolidated Financial Statements

1.	Nature of Operations and Basis of Presentation

Nature of Operations

KnowFat Franchise Company, Inc. (“KFC”), a Delaware corporation, is a franchisor and operator of fast-casual food service restaurants and nutritional product retail stores.

On December 18, 2007, KFC entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with UFood Restaurant Group, Inc. (formerly Axxent Media Corporation) (“Axxent”) and its wholly-owned subsidiary, KnowFat Acquisition Corp. (“KAC”) and completed the Merger. Before their entry into the Merger Agreement, no material relationship existed between Axxent (or its subsidiaries) and KFC (or its subsidiaries).

Pursuant to the Merger Agreement, on the Closing Date, KAC, merged with and into KFC, with KFC remaining as the surviving entity. Axxent acquired the business of KFC pursuant to the Merger and will continue the existing business operations of KFC as a publicly-traded company under the name UFood Restaurant Group, Inc. See Note 8, “Subsequent Event” for additional information regarding the Merger and related transactions.

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis which assumes KFC will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. Our ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. We intend to finance our operations over the next twelve months with existing cash on hand, loans and/or proceeds from the issuance of equity securities.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and include the activity and balances of KnowFat Franchise Company, Inc. and its wholly-owned subsidiaries, KFLG Watertown, Inc., KnowFat of Downtown Crossing, Inc. and KnowFat of Landmark Center, Inc. (KnowFat Franchise Company, Inc., together with its wholly-owned subsidiaries, “KFC”). All significant intercompany balances and transactions have been eliminated in consolidation.

The interim unaudited consolidated financial statements of KFC have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with KFC’s audited financial statements and notes thereto for the year ended December 31, 2006.

The accompanying interim consolidated financial statements are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the KFC’s financial position at September 30, 2007, and the results of its operations and cash flows for the nine months ended September 30, 2007 and October 1, 2006. The results of operations for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for future quarters or the full year.

New Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FASB Statement No. 115,” (“SFAS No. 159”). This standard permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS No. 159 are effective beginning in our fiscal year 2008 and are currently not expected to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a consistent framework for measuring fair value and expands disclosures about fair value measurements. The provisions of SFAS No. 157 apply under other accounting pronouncements that require or permit fair value measurements, however they do not apply to SFAS No. 123R. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of SFAS No. 157 is not expected to have a significant effect on our consolidated financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an Interpretation of Statement 109 (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by setting a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of January 1, 2007, as required. Adoption of FIN 48 did not have a significant impact on our consolidated financial statements. In addition, there was no adjustment to our accumulated deficit relating to the cumulative effect of adopting FIN 48 as of January 1, 2007.

KFC is subject to income taxes in the United States and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. The statute of limitations for adjustments to KFC’s historical tax obligations will vary by jurisdiction. The tax years 2003 to 2006 remain open to examination by the major tax jurisdictions to which KFC is subject. At September 30, 2007, KFC does not anticipate that its total unrecognized tax benefits, if any, will significantly change due to any settlement of examination or expiration of statute of limitation within the next twelve months.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

2.	Earnings Per Share

The following amounts were used for the basic and diluted per share calculations:

	September 30, 2007	October 1, 2006
Net loss	$(3,855,911)	$(2,825,945)
Dividends on preferred stock	$638,077	$453,741
Weighted average number of shares outstanding — basic and diluted	2,945,503	2,762,536
Basic and diluted loss per common share	$(1.53)	$(1.19)

For the nine months ended September 30, 2007 and October 1, 2006, outstanding options and warrants for 20,452 and 19,105 shares, respectively, were excluded in calculating diluted earnings per share as the exercise price exceeded fair market value and their inclusion would have been anti-dilutive.

3.	Notes Payable

Antokal Note

During 2007, KFC borrowed $1,000,000 from Alan Antokal, a stockholder, pursuant to the terms of a Secured Convertible Subordinated Promissory Note dated April 23, 2007 (the “Antokal Note”). The Antokal Note, which bears interest at the rate of 12% compounded annually and is due April 23, 2008, is secured by substantially all of KFC’s assets and is subordinate in right of payment to the prior payment of all of KFC’s obligations to its senior lender.

If KFC issues or sells for equity financing purposes, any equity securities or any securities convertible into or exchangeable for equity securities, for cash in a qualified financing on or before the Antokal Note’s maturity date, the outstanding principal amount of the Antokal Note together with all accrued and unpaid interest shall automatically convert into the same or similar equity securities issued or sold by KFC at a price per share or unit equal to 70% of the lowest price per share or unit at which such equity securities were issued or sold in such qualified financing. The discount attributable to the beneficial conversion feature of the Antokal Note has been measured and recorded in accordance with EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios.

On November 12, 2007, KFC entered into a letter agreement with Mr. Antokal pursuant to which the parties agreed that Mr. Antokal would be entitled to receive 2,168,693 shares of common stock upon completion of the Merger and related transactions, described in Note 8, in exchange for the cancellation of the Antokal Note and the termination of the associated Security Agreement dated April 23, 2007.

Bridge Notes

On September 24, 2007, in connection with the Merger transaction described in Note 8, Axxent provided KFC with $1,035,000 in bridge financing and on October 4, 2007, Axxent provided KFC with an additional $965,000 of bridge financing. Both tranches of bridge financing were provided pursuant to the terms of unsecured promissory notes with terms of 120 days and bearing interest at the rate of 9% per annum. KFC’s obligations under the bridge notes will be deemed repaid in full and canceled upon the closing of the Merger and the private placement offering described in Note 8.

4.	Stockholders’ Equity

Pursuant to the terms of a Services Agreement (the “Services Agreement”) between KFC and George Foreman Ventures, LLC (“GFV”) which became effective June 12, 2007, KFC agreed to (i) issue 900,000 shares of common stock to GFV (ii) issue an additional 100,000 shares of common stock promptly following the sale of the 600th franchise, provided the sale of such franchise has occurred by December 31, 2009, and (iii) pay GFV a royalty equal to 0.2% of aggregate net sales, in exchange for the performance of certain services by George Foreman and a limited license to use Mr. Foreman’s name and likeness in connection with the promotion of restaurants operated by KFC and its franchisees. The 900,000 shares of common stock KFC has agreed to issue to GFV vest over four years in accordance with the following schedule:

Vesting Date	Number of Shares
June 12, 2007	450,000
June 13, 2008	200,000
June 13, 2009	100,000
June 13, 2010	100,000
June 11, 2011	50,000

In the event there is a change of control as defined in the Services Agreement, GFV may return 50% of the shares of common stock received in exchange for a prospective increase in the royalty rate to 0.5%.

Advertising, marketing and promotion expenses for the nine months ended September 30, 2007 include $315,000 representing the fair value of the 450,000 vested shares the Company agreed to issue to GFV as of June 12, 2007.

5.	Disposal of Assets

During the nine months ended September 30, 2007, KFC closed one restaurant and sold one restaurant. The costs associated with the disposition of the two stores were accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and are shown in the accompanying consolidated statement of operations as a loss on disposal of assets. The loss on disposal of assets is comprised of $232,074 representing the liability for the net present value of the remaining lease obligations, $428,191 for the writeoff of goodwill and $28,683 representing the loss incurred on the disposition of inventory, plant and equipment.

6.	Commitments and Contingencies

In November 2007, the Company received a letter from counsel to a former franchisee regarding potential claims against the Company and certain of its officers and directors. The letter also states a desire for the parties to reach a mutually-satisfactory negotiated resolution to the dispute. A draft demand for arbitration, which has not been filed, was included with the letter and claims that the Company and certain of its officers and directors made false and misleading statements (and material omissions of facts) in connection with the sale of the franchise in violation of the Minnesota Franchise Act. The draft demand seeks damages in the approximate amount of $2,000,000. The Company believes that it complied with all applicable franchise rules and regulations in its dealings with the former franchisee and intends to vigorously defend any claims that may be brought.

7.	Segment Information

KFC operates in two business segments: Store Operations and Franchise Operations. The Store Operations segment is comprised of the operating activities of restaurants owned directly and indirectly by KFC.

The Franchise Operations segment is comprised of the operating activities of the franchise business unit which licenses qualified operators to conduct business under the KnowFat and UFood tradenames and monitors the operating activities of the franchise locations. Under the terms of most franchise agreements, the licensed operators pay royalties and fees to KFC in return for the use of the KnowFat and UFood tradenames.

Restaurants in both business segments offer the same or similar high quality, nutritious menu items.

Inter-segment transactions are uncommon and not material. The totals of the reportable segments’ revenues, net loss and assets agree with comparable amounts shown in KFC’s accompanying consolidated condensed financial statements.

	Nine Months Ended
	September 30, 2007	October 1, 2006
Revenues:
Store operations	$3,622,661	$2,333,283
Franchise operations	289,788	309,534
Total revenues	$3,912,449	$2,642,817

Segment Profit:
Store operations	$(903,805)	$(304,980)
Franchise operations	(175,271)	(280,407)
Total segment profit	$(1,079,076)	$(585,387)

General and administrative expenses	1,613,378	1,667,920
Advertising, marketing and promotion expenses	593,519	384,441
Depreciation and amortization	322,873	134,654
Interest expense, net	(247,064)	(53,543)
Net loss	$(3,855,911)	$(2,825,945)

	Nine Months Ended
	September 30, 2007	October 1, 2006
Depreciation and Amortization:
Store operations	$280,630	113,808
Franchise operations	42,242	20,846
Total depreciation and amortization	$322,873	$134,654

Capital Expenditures:
Store operations	$700,414	$58,950
Franchise operations	32,132	57,511
Total capital expenditures	$732,546	$116,461

	September 30, 2007	December 31, 2006
Segment Assets:
Store operations	$1,155,507	$2,587,638
Franchise operations	3,723,917	3,479,884
Total segment assets	$4,879,424	$6,067,522

8.	Subsequent Event

On December 18, 2007 (the “Closing Date”), KFC entered into an Agreement and Plan of Merger and Reorganization with UFood Restaurant Group, Inc. (formerly Axxent Media Corporation) (“UFood Restaurant Group”) and its wholly-owned subsidiary, KnowFat Acquisition Corp. and completed the Merger. Before their entry into the Merger Agreement, no material relationship existed between UFood Restaurant Group (or its subsidiaries) and KFC (or its subsidiaries).

Pursuant to the Merger Agreement, on the Closing Date, KAC merged with and into KFC, with KFC remaining as the surviving entity. Axxent acquired the business of KFC pursuant to the Merger and will continue the existing business operations of KFC as a publicly-traded company under the name UFood Restaurant Group, Inc.

In connection with the closing of the Merger and in contemplation of the Merger, UFood Restaurant Group completed the first phase of a private offering (the “Offering”) of 6,160,000 units of its securities (“Units”), at a price of $1.00 per Unit.

Simultaneously with the closing of the Merger, UFood Restaurant Group split off its wholly-owned subsidiary, Axxent Media, Inc. through the sale of all outstanding capital stock of Axxent Media, Inc. to UFood Restaurant Group’s majority stockholder prior to the Merger.

Prior to the Merger and the Offering, UFood Restaurant Group sold $2,000,000 in principal amount of 9% convertible notes (the “Convertible Notes”) and used all of the net proceeds received from the sale of the Convertible Notes to provide a bridge loan to KFC to meet KFC’s working capital needs prior to the closing of the Merger and the Offering.

The Merger and the other transactions are described below.

The Merger

Simultaneously with the Merger, on the Closing Date, all of the issued and outstanding shares of KFC consisting of (i) 1,034,481 shares of Series A Preferred Stock converted, on a one-for-one basis, (ii) 923,800 shares of Series B Preferred Stock converted, on a 1.005504 for 1 basis and (iii) 472,226 shares of Series C Preferred Stock converted, on a one-for-one basis, into shares of KFC common stock. On the Closing Date and in connection with the Merger, each share of KFC issued and outstanding common stock before the Merger (including the converted shares of Series A, Series B and Series C Preferred Stock) was automatically converted into the right to receive 1.52350763 shares of common stock of the UFood Restaurant Group, par value $0.001 per share. Also on the Closing Date, all of the issued and outstanding options to purchase shares of KFC common stock, and the issued and outstanding warrants to purchase shares of KFC common stock, converted, respectively, into options (the “New Options”) and warrants (the “New Warrants”) to purchase shares of UFood Restaurant Group Common Stock. The number of shares of UFood Restaurant Group common stock issuable under, and the price per share upon exercise of, the New Options were calculated based on the terms of the original options of KFC, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. The New Options will be administered under KFC’s 2004 Stock Option Plan (the “2004 Plan”), which UFood Restaurant Group assumed and adopted on the Closing Date in connection with the Merger, and the new Options became immediately exercisable upon consummation of the Merger. The number of shares of Common Stock issuable under the New Warrants was calculated based upon the terms of the original warrants of KFC, as adjusted by the conversion ratio in the Merger, which is described in the Merger Agreement. Immediately prior to the consummation of the Merger, the exercise price of all outstanding KFC warrants was adjusted to $1.00, and such exercise price was not adjusted by the conversion ratio in the Merger.

On the Closing Date, an aggregate of 12,500,000 shares of UFood Restaurant Group common stock were issuable to former KFC stockholders and upon exercise of outstanding KFC options and warrants. Of these, 11,500,983 shares of UFood Restaurant Group common stock were issued, and an aggregate of 999,017 shares of UFood Restaurant Group common stock were reserved for issuance upon the exercise of the New Options and the New Warrants. The stockholders of UFood Restaurant Group before the Merger retained 7,500,000 shares of UFood Restaurant Group common stock following the Merger.

The Merger Agreement contains customary representations, warranties and covenants of UFood Restaurant Group and KFC, and, as applicable, KnowFat Acquisition Corp., for like transactions. Breaches of representations and warranties are secured by customary indemnification provisions. The Merger Agreement contains a post-closing adjustment to the number of shares of UFood Restaurant Group common stock issued to the former KFC stockholders, in an amount up to 2,000,000 shares of UFood Restaurant Group common stock, to be issued on a pro rata basis for any breach of the Merger Agreement by UFood Restaurant Group discovered during the two-year period following the Closing Date. In order to secure the indemnification obligations of KFC under the Merger Agreement, 5% of the shares of UFood Restaurant Group common stock to which the former KFC stockholders are entitled in exchange for their shares of KFC in connection with the Merger will be held in escrow for a period of two years pursuant to an escrow agreement.

The Merger will be treated as a recapitalization of UFood Restaurant Group for financial accounting purposes. The historical financial statements of UFood Restaurant Group before the Merger will be replaced with the historical financial statements of KFC before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

On the Closing Date, the sole director of UFood Restaurant Group before the Merger, appointed five directors of KFC, to fill vacancies on the UFood Restaurant Group board of directors, and then resigned his position as a director. Also on the Closing Date, the sole officer of UFood Restaurant Group before the Merger resigned and new executive officers designated by KFC were appointed.

Before the Merger, UFood Restaurant Group’s board of directors and stockholders adopted the 2007 Equity Incentive Plan (the “2007 Plan”), which provides for the issuance of up to 3,000,000 shares of UFood Restaurant Group common stock as incentive awards granted to executive officers, key employees, consultants and directors. In addition, the UFood Restaurant Group assumed and adopted KFC’s 2004 Stock Option Plan, and as described above option holders under that plan will be granted New Options to purchase UFood Restaurant Group common stock. No further options will be granted under the 2004 Stock Option Plan.

The Offering

In connection with the closing of the Merger and in contemplation of the Merger, the UFood Restaurant Group completed the first phase of a private offering of 6,160,000 units of its securities, at a price of $1.00 per Unit. Each Unit consists of one share of UFood Restaurant Group common stock and a warrant to purchase one-half, or 50%, of a share of UFood Restaurant Group common stock. The warrants (the “Investor Warrants”) are exercisable for a period of five years at a purchase price of $1.25 per whole share of UFood Restaurant Group common stock.

On the Closing Date and the second closing of the Offering, the investors in the Offering collectively purchased 6,160,000 Units for total cash consideration of $6,160,000.

UFood Restaurant Group has the right to raise additional funds in the Offering, up to a total of $8,000,000 (with the right to raise up to an additional $5,000,000 as an over-allotment).

UFood Restaurant Group agreed to pay a placement agent (the “Placement Agent”) a commission of 10% of the funds raised from the investors in the Offering. In addition, the Placement Agent is entitled to receive warrants to purchase a number of shares of UFood Restaurant Group common stock equal to 20% of the Units sold to investors in the Offering. As a result of the foregoing, at the initial and second closings of the Offering, the Placement Agent was paid aggregrate commissions of $616,000 and received warrants to purchase 1,232,000 shares of UFood Restaurant Group common stock.

The Convertible Notes

During September and October 2007, UFood Restaurant Group sold $2,000,000 in principal amount of its 9% convertible promissory notes (the “Convertible Notes”) to accredited investors (the “Note Offering”). All of the net proceeds that UFood Restaurant Group received from the Note Offering were utilized to provide a bridge loan to KFC to enable KFC to meet its working capital needs prior to the closing of the Merger and the Offering. The Convertible Notes bore interest at the rate of 9% per annum and were for a term of 180 days. The Convertible Notes together with accrued and unpaid interest converted into 4,040,088 Units at a rate of $0.50 per Unit and 2,040,088 New Warrants upon the Closing of the Merger. The aggregate principal amount of the Convertible Notes, plus accrued and unpaid interest, which converted were not included in the amount raised under the Offering.

Registration Rights

On the Closing Date, UFood Restaurant Group entered into a registration rights agreement with the investors in the Offering and the holders of the Convertible Notes. Under the terms of the registration rights agreement, the UFood Restaurant Group committed to file a registration statement (the “Registration Statement”) covering the resale of the common stock underlying the Units, including common stock: (i) included in the Units; (ii) issuable upon exercise of the Investor Warrants; (iii) issued upon conversion of the Convertible Notes; and (iv) issuable upon exercise of warrants issued to the Convertible Note holders in connection with the conversion of their Convertible Notes, within 90 days from the final closing of the Offering, and shall use commercially reasonable efforts to cause the Registration Statement to become effective no later than 90 days after it is filed. UFood Restaurant Group will be liable for monetary penalties equal to one and one-quarter percent (1.25%) of the gross proceeds of the Offering for each month that (a) the UFood Restaurant Group is late in filing the Registration Statement or (b) the Registration Statement is late in being declared effective. However, the aggregate of those penalties may not exceed 15% of the gross proceeds of the Offering ($924,000 based on the amount raised in the initial completion of the Offering). The holders of any shares of common stock removed from the registration statement as a result of a comment from the SEC shall have “piggyback” registration rights for the shares of common stock or common stock underlying such warrants with respect to any registration statement filed by UFood Restaurant Group following the effectiveness of the registration statement which would permit the inclusion of these shares.

Split-Off Agreement

Simultaneously with the closing of the Merger, UFood Restaurant Group split off its wholly-owned subsidiary, Axxent Media, Inc. through the sale of all outstanding capital stock of Axxent Media, Inc. to UFood Restaurant Group’s former majority stockholder and chief executive officer, Brent Hahn pursuant to a Split-Off Agreement among UFood Restaurant Group, Mr. Hahn, Axxent Media, Inc. and KFC. In consideration for the split-off, 16,200,000 shares of UFood Restaurant Group common stock held by Mr. Hahn were surrendered and cancelled.

UFood Restaurant Group, Inc. and Subsidiary

Unaudited Pro Forma Consolidated Balance Sheet (1)
October 31, 2007

	UFood Restaurant Group, Inc. & Subsidiary (2)	Split-Off of Axxent Media, Inc.	KnowFat Franchise Company, Inc. & Subsidiary (3)	Pro Forma Adjustments		Pro Forma UFood Restaurant Group, Inc. & Subsidiary

Assets

Current assets:
Cash and cash equivalents	$—	$—	$405,667	$6,329,413	(4)	$6,735,080
Restricted cash	—	—	103,612	1,000,000	(4)	1,103,612
Accounts receivable	—	—	86,481	—		86,481
Loans receivable	2,000,000	—	—	(2,000,000)	(5)	—
Interest receivable	16,105	—	—	(16,105)	(5)	—
Inventories	—	—	200,061	—		200,061
Prepaid expenses and other current assets	399,653	—	349,950	(701,436)	(6)	48,167
	2,415,758	—	1,145,771	4,611,872		8,173,401

Property and equipment, net	—	—	2,527,454	—		2,527,454

Other assets:
Deferred financing costs, net	—	—	71,532	—		71,532
Deposits and other assets	—	—	157,532	—		157,532
Goodwill	—	—	977,135	—		977,135
	—	—	1,206,199	—		1,206,199

Total assets	$2,415,758	$—	$4,879,424	$4,611,872		$11,907,054

 UFood Restaurant Group, Inc. and Subsidiary

 Unaudited Pro Forma Consolidated Balance Sheet (1)
October 31, 2007

	UFood Restaurant Group, Inc. & Subsidiary (2)	Split-Off of Axxent Media, Inc.	KnowFat Franchise Company, Inc. & Subsidiary (3)	Pro Forma Adjustments		Pro Forma UFood Restaurant Group, Inc. & Subsidiary

Liabilities & Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$—	$1,862,602	$—		$1,862,602
Current portion of capital lease obligations	—	—	49,928	—		49,928
Notes payable	2,000,000	—	2,035,000	(4,035,000)	(7)	—
Accounts payable	—	—	878,890	—		878,890
Franchisee deposits	—	—	585,500	—		585,500
Accrued expenses	21,644	(5,539)	490,833	(69,695)	(7)	437,243
	2,021,644	(5,539)	5,902,753	(4,104,695)		3,814,163

Long-term liabilities:
Long-term debt	—	—	935,642	—		935,642
Capital lease obligations	—	—	99,349	—		99,349
Other noncurrent liabilities	—	—	121,498	—		121,498
	—	—	1,156,489	—		1,156,489

Mandatorily redeemable convertible preferred stock	—	—	3,254,475	(3,254,475)	(8)	—

Total liabilities	2,021,644	(5,539)	10,313,717	(7,359,170)		4,970,652

Commitments and contingencies	—	—	—	—		—

Stockholders’ equity (deficit):
Convertible preferred stock	—	—	1,411,018	(1,411,018)	(8)	—
Common stock, $0.001 par value	23,700	(16,200)	3,213	20,289	(8)	31,002
Additional paid-in capital	521,173	21,739	6,398,212	13,838,790		20,779,914
Accumulated deficit	(150,759)	—	(13,246,736)	(477,019)		(13,874,514)
	394,114	5,539	(5,434,293)	11,971,042		6,936,402

Total liabilities and stockholders’ equity	$2,415,758	$—	$4,879,424	$4,611,872		$11,907,054

Notes to Unaudited Pro Forma Consolidated Balance Sheet
October 31, 2007

(1)
The Merger of UFood Restaurant Group, Inc. (“UFood”) and KnowFat Franchise Company, Inc. (“KnowFat”) is being treated as a recapitalization of KnowFat for financial accounting purposes. Accordingly, the historical financial statements of UFood prior to the Merger will be replaced with the historical financial statements of KnowFat prior to the Merger. In conjunction with the Merger, we plan to change our fiscal year end from April 30 to a 52-53 week fiscal year ending on the Sunday nearest December 31.

(2)	UFood’s fiscal year ends on April 30. The balance sheet information for UFood is as of October 31, 2007.

(3)	KnowFat’s fiscal year currently ends on December 31. The balance sheet information for KnowFat is as of September 30, 2007.

(4)
Reflects proceeds from the sale of 8,000,000 Units representing the maximum number of Units offered in the Offering (assuming the over-allotment option is not exercised) at $1.00 per Unit, net of estimated transaction costs of $1,535,587, and $965,000 representing proceeds of a bridge loan made by UFood to KnowFat in October 2007 that is not reflected in KnowFat’s balance sheet as of September 30, 2007. $1,000,000 of the net cash proceeds received from the sale of Units was deposited into an escrow account but is only available to pay expenses related to investor and public relation activities.

(5)	Upon completion of the Merger and Offering, the two bridge loans aggregating $2 million from UFood to KnowFat together with accrued interest were cancelled and deemed paid in full.

(6)
In connection with the sale of the Bridge Notes described in Note (7), UFood recognized deferred financing costs of $486,376 representing the estimated fair value of warrants issued in connection with the transaction. Through October 31, 2007, UFood had amortized $86,723 of the deferred financing costs. In addition, KnowFat incurred transaction costs of $301,783 in connection with the bridge financing provided by UFood. Additional paid-in capital has been reduced by$701,436 for the unamortized fair value of the warrants and the financing costs incurred by KnowFat.

(7)
During September and October 2007, UFood sold $2,000,000 in principal amount of its 9% convertible promissory notes (the “Bridge Notes”) to accredited investors (the “Note Offering”). All of the net proceeds that UFood received from the Note Offering were utilized to provide a bridge loan to KnowFat to enable KnowFat to meet its working capital needs prior to the closing of the Merger and the Offering. The Bridge Notes together with accrued and unpaid interest of $16,105 at October 31, 2007, converted into 4,000,000 Units at a rate of $0.50 per Unit upon the Closing of the Merger. In addition, during 2007, KnowFat borrowed $1,000,000 from Alan Antokal, a stockholder, pursuant to the terms of a Secured Convertible Subordinated Promissory Note dated April 23, 2007 (the “Antokal Note”). In connection with the Merger and Offering, the Antokal Note together with $53,590 of accrued interest converted into 2,168,693 Units.

(8)
Simultaneously with the Merger, (i) 1,034,481 shares of KnowFat’s Series A Preferred Stock converted, on a one-for-one basis, (ii) 923,800 shares of KnowFat’s Series B Preferred Stock converted, on a 1.005504 for 1 basis and (iii) 472,226 shares of KnowFat’s Series C Preferred Stock converted, on a one-for-one basis, into shares of KnowFat common stock. On the Closing Date and in connection with the Merger, each share of KnowFat’s issued and outstanding common stock before the Merger (including the converted shares of Series A, Series B and Series C Preferred Stock) was automatically converted into the right to receive 1.52350763 shares of common stock of the Company, par value $0.001 per share.

UFood Restaurant Group, Inc. and Subsidiary

Unaudited Pro Forma Consolidated Statement of Operations (1)
Twelve Months Ended January 31, 2007

	UFood Restaurant Group, Inc. & Subsidiary (2)	Axxent Media, Inc.	KnowFat Franchise Company, Inc. & Subsidiary (3)	Pro Forma Adjustments		Pro Forma UFood Restaurant Group, Inc. & Subsidiary
Revenues:
Store sales	$—	$—	$3,273,103	$—		$3,273,103
Franchise royalties and fees	—	—	319,565	—		319,565
Other revenue	—	—	99,026	—		99,026
	—	—	3,691,694	—		3,691,694

Costs and expenses:
Store operating expenses	—	—	3,395,350	—		3,395,350
General and administrative expenses	32,611	—	4,001,595	405,023	(4)(5)(6)	4,439,229
Advertising, marketing and promotion expenses	—	—	90,864	—		90,864
Depreciation and amortization	—	—	222,744	—		222,744
Loss on disposal of assets	—	—	—	—		—
Total costs and expenses	32,611	—	7,710,553	405,023		8,148,187

Operating loss	(32,611)	—	(4,018,859)	(405,023)		(4,456,493)

Other income (expense):
Interest income	—	—	49,120	—		49,120
Interest expense	—	—	(146,987)	—		(146,987)
Other expense	—	—	(8,887)	(95,161)	(7)	(104,048)
Other income (expense), net	—	—	(106,754)	(95,161)		(201,915)

Loss before income taxes	(32,611)	—	(4,125,613)	(500,184)		(4,658,408)
Income taxes	—	—	—	—		—

Net loss	$(32,611)	$—	$(4,125,613)	$(500,184)		$(4,658,408)

Basic loss per share	$—	$—	$(1.72)	$—		$(0.15)

Weighted average shares outstanding	15,800,000	—	2,762,536	12,478,535		31,041,071

Notes to Unaudited Pro Forma Consolidated Statements of Operations
Twelve Months Ended January 31, 2007

(1)
The Merger of UFood Restaurant Group, Inc. (“UFood”) and KnowFat Franchise Company, Inc. (“KnowFat”) is being treated as a recapitalization of KnowFat for financial accounting purposes. Accordingly, the historical financial statements of UFood prior to the Merger will be replaced with the historical financial statements of KnowFat prior to the Merger. In conjunction with the Merger, we plan to change our fiscal year end from April 30 to a 52-53 week fiscal year ending on the Sunday nearest December 31.

(2)	UFood’s fiscal year ends on April 30. The amounts shown for UFood are for the period from inception (February 8, 2006) through January 31, 2007.

(3)	KnowFat’s fiscal year currently ends on December 31. The amounts shown are for the twelve months ended December 31, 2006.

(4)
In conjunction with the Merger, three executive officers were issued options to purchase an aggregate of 1,950,000 shares of UFood common stock. In accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment, (“SFAS No. 123R), we would have recognized additional compensation expense of $337,634 during the twelve months ended January 31, 2007 for the options issued to the three executive officers.

(5)
During the period from inception (February 8, 2006) through January 31, 2007, UFood incurred general and administrative expenses of $32,611. These expenses have been excluded from the calculation of our pro forma net loss since they will not recur in the future.

(6)
In connection with the Merger, we purchased a key man life insurance policy. The policy has an annual premium of $100,000 which has been reflected as a pro forma increase in general and administrative expenses.

(7)
In connection with the Merger, warrants to purchase 607,221 shares of UFood common stock were issued to KnowFat warrant holders in exchange for their outstanding warrants to purchase shares of KnowFat common stock. The per share exercise price of the new warrants is $1.00 per share of UFood common stock. The exchange of warrants to purchase KnowFat common stock for warrants to purchase UFood common stock will be accounted for as a modification of terms pursuant to provisions of SFAS No. 123R. Accordingly, we would have recognized additional expense of $95,161 resulting from the exchange.

UFood Restaurant Group, Inc. and Subsidiary

Unaudited Pro Forma Consolidated Statement of Operations (1)
Nine Months Ended October 31, 2007

	UFood Restaurant Group, Inc. & Subsidiary (2)	Axxent Media, Inc.	KnowFat Franchise Company, Inc. & Subsidiary (3)	Pro Forma Adjustments		Pro Forma UFood Restaurant Group, Inc. & Subsidiary
Revenues:
Store sales	$—	$—	$3,622,661	$—		$3,622,661
Franchise royalties and fees	—	—	257,153	—		257,153
Other revenue	—	—	32,635	—		32,635
	—	—	3,912,449	—		3,912,449

Costs and expenses:
Store operating expenses	—	—	3,614,018	—		3,614,018
General and administrative expenses	31,425	—	2,301,938	117,147	(4)(5)(6)	2,450,510
Advertising, marketing and promotion expenses	—	—	593,519	—		593,519
Depreciation and amortization	—	—	322,873	—		322,873
Loss on disposal of assets	—	—	688,948	—		688,948
Total costs and expenses	31,425	—	7,521,296	117,147		7,669,868

Operating loss	(31,425)	—	(3,608,847)	(117,147)		(3,757,419)

Other income (expense):
Interest income	16,105	—	16,327	(16,105)	(7)	16,327
Interest expense	(16,105)	—	(263,391)	69,694	(7)(8)	(209,802)
Other expense	(86,723)	—	—	86,723	(9)(10)	—
Other income (expense), net	(86,723)	—	(247,064)	140,312		(193,475)

Loss before income taxes	(118,148)	—	(3,855,911)	(23,165)		(3,950,894)
Income taxes	—	—	—	—		—
Net loss	$(118,148)	$—	$(3,855,911)	$(23,165)		$(3,950,894)

Basic loss per share	$—	$—	$(1.53)	—		$(0.13)

Weighted average shares outstanding	23,700,000	—	2,945,503	4,395,568		31,041,071

Notes to Unaudited Pro Forma Consolidated Statements of Operations
Nine Months Ended October 31, 2007

(1)
The Merger of UFood Restaurant Group, Inc. (“UFood”) and KnowFat Franchise Company, Inc. (“KnowFat”) is being treated as a recapitalization of KnowFat for financial accounting purposes. Accordingly, the historical financial statements of UFood prior to the Merger will be replaced with the historical financial statements of KnowFat prior to the Merger. In conjunction with the Merger, we plan to change our fiscal year end from April 30 to a 52-53 week fiscal year ending on the Sunday nearest December 31.

(2)	UFood’s fiscal year ends on April 30. The amounts shown for UFood are for the nine month period ended October 31, 2007.

(3)	KnowFat’s fiscal year currently ends on December 31. The amounts shown are for the nine months ended September 30, 2007.

(4)
In conjunction with the Merger, three executive officers were issued options to purchase an aggregate of 1,950,000 shares of UFood common stock. In accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment, (“SFAS No. 123R), we would have recognized additional compensation expense of $313,110 during the nine months ended October 31, 2007 for the options issued to the three executive officers.

(5)
During the nine month period ended October 31, 2007, UFood incurred general and administrative expenses of $31,425. These expenses have been excluded from the calculation of our pro forma net loss since they will not recur in the future.

(6)
In connection with the Merger, we purchased a key man life insurance policy. The policy has an annual premium of $100,000. A pro rata portion of the annual premium has been included as a pro forma adjustment to general and administrative expenses for the nine months ended October 31, 2007.

(7)
During September and October 2007, UFood sold $2,000,000 in principal amount of its 9% convertible promissory notes (the “Bridge Notes”) to accredited investors (the “Note Offering”). All of the net proceeds that UFood received from the Note Offering were utilized to provide a bridge loan to KnowFat to enable KnowFat to meet its working capital needs prior to the closing of the Merger and the Offering. The Bridge Notes bore interest at the rate of 9% per annum and were for a term of 180 days. The Bridge Notes together with accrued and unpaid interest converted into 4,000,000 Units at a rate of $0.50 per Unit upon the Closing of the Merger. Interest income of $16,105 accrued by UFood on the bridge loans to KnowFat and interest expense of $16,105 on the convertible notes have been excluded from the calculation of our pro forma net loss for the nine months ended October 31, 2007 since the convertible notes converted to equity and the bridge loans to KnowFat were cancelled upon completion of the Merger and Offering.

(8)
During 2007, KnowFat borrowed $1,000,000 from Alan Antokal, a stockholder, pursuant to the terms of a Secured Convertible Subordinated Promissory Note dated April 23, 2007 (the “Antokal Note”). In connection with the Merger and Offering, the Antokal Note converted to equity. Accordingly, $53,589 of interest expense on the Antokal Note has been excluded from the calculation of our pro forma net loss for the nine months ended October 31, 2007.

(9)
In connection with the sale of the Bridge Notes described in Note (7), UFood recognized deferred financing costs of $486,376 representing the estimated fair value of warrants issued in connection with the transaction. As of October 31, 2007, UFood had amortized $86,723 of the deferred financing costs to other expense. The amortization of deferred financing costs has been excluded from the calculation of our pro forma net loss for the nine months ended October 31, 2007.